   As filed with the Securities and Exchange Commission on September 1, 2000

                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            TURNSTONE SYSTEMS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            ------------------------

             DELAWARE                             3669                            77-0473640
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            2220 CENTRAL EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95050
                                 (408) 907-1400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               RICHARD N. TINSLEY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            TURNSTONE SYSTEMS, INC.
                            2220 CENTRAL EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95050
                                 (408) 907-1400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

             THOMAS C. DEFILIPPS, ESQ.                              JOHN L. SAVVA, ESQ.
             ROBERT F. KORNEGAY, ESQ.                               BRIAN W. TANG, ESQ.
               SANDRA PAK KNOX, ESQ.                               JAMES R. OEHLER, ESQ.
             CLIFFORD H. W. CHEN, ESQ.                              SULLIVAN & CROMWELL
         WILSON SONSINI GOODRICH & ROSATI                          1870 EMBARCADERO ROAD
             PROFESSIONAL CORPORATION                        PALO ALTO, CALIFORNIA 94303-3308
                650 PAGE MILL ROAD                                    (650) 461-5600
            PALO ALTO, CALIFORNIA 94304
                  (650) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS                                         PROPOSED MAXIMUM      PROPOSED MAXIMUM        AMOUNT OF
OF SECURITIES TO                         SHARES TO BE        OFFERING PRICE      AGGREGATE OFFERING     REGISTRATION
BE REGISTERED                             REGISTERED          PER SHARE(1)            PRICE(1)               FEE
-----------------------------------------------------------------------------------------------------------------------
Common Stock ($0.001 par value)......      4,600,000             $58.32             $268,272,000           $70,824
-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sale prices of the common stock on the Nasdaq National Market on August 30, 2000.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION. DATED SEPTEMBER 1, 2000.

                                4,000,000 Shares


[TURNSTONE SYSTEMS, INC.
    LOGO]                    TURNSTONE SYSTEMS, INC.

                                  Common Stock

                           -------------------------

     Turnstone Systems, Inc. is offering 3,500,000 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 500,000 shares. Turnstone Systems will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

     The common stock is quoted on the Nasdaq National Market under the symbol "TSTN". The last reported sale price of the common stock on August 31, 2000 was $58.88 per share.

     See "Risk Factors" beginning on page 5 to read about factors you should consider before buying shares of the common stock.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                                                              Per Share      Total
                                                              ---------   -----------
Initial price to public.....................................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to Turnstone Systems.............   $          $
Proceeds, before expenses, to the selling stockholders......   $          $

     To the extent the underwriters sell more than 4,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 600,000 shares from certain of the selling stockholders at the initial price to public less the underwriting discount.

                           -------------------------

     The underwriters expect to deliver the shares in New York, New York on
September   , 2000.

GOLDMAN, SACHS & CO.
           DAIN RAUSCHER WESSELS
                        DEUTSCHE BANC ALEX. BROWN
                                   ROBERTSON STEPHENS
                                             U.S. BANCORP PIPER JAFFRAY
                           -------------------------

                      Prospectus dated September   , 2000.

                               PROSPECTUS SUMMARY

     This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially "Risk Factors" beginning on page 5. Unless otherwise indicated, this prospectus assumes that the underwriters do not exercise their option to purchase additional shares in this offering. In addition, except as otherwise indicated, all information in this prospectus reflects a two-for-one split of our common stock paid on August 23, 2000 in the form of a stock dividend to stockholders of record on August 9, 2000.

                            TURNSTONE SYSTEMS, INC.

     We are a leading provider of products that enable local exchange carriers to rapidly deploy and efficiently maintain digital subscriber line, or DSL, services. Our products enable the automation and remote control of installation, qualification and maintenance of copper telephone lines. The Copper CrossConnect CX100, our first and only volume product, enables local exchange carriers to rapidly and efficiently deploy high speed digital services on existing copper telephone lines. The CX100 is currently being installed in telephone company central offices by communications service providers to speed their deployment of DSL services. We began shipping our CX100 in the first quarter of 1999, and, as of August 21, 2000, we had shipped more than 10,000 CX100s. We sell our CX100 through our direct sales force and through an original equipment manufacturer relationship with Lucent Technologies, who has chosen to sell the CX100 as a co-branded system. Our customers include leading voice and data competitive local exchange carriers located in the United States and internationally, including Covad Communications, Digital Broadband Communications, First:telecom plc, Lucent, Mpower Communications (formerly MGC Communications), Network Access Solutions, Northpoint Communications, Qwest Communications International Inc. (formerly U.S. West), Rhythms NetConnections and Riodata GmbH. A competitive local exchange carrier is a company that, following the U.S. Telecommunications Act of 1996 or similar legislation in other countries, is authorized to compete in a local communications services market. In contrast, an incumbent local exchange carrier is a communications company that held an exclusive license to offer local telephone services prior to the U.S. Telecommunications Act of 1996 or similar legislation in other countries.

                                  OUR INDUSTRY

     We believe that Internet content and the number of users accessing the Internet will continue to grow rapidly. As more users access more content, the ability to connect to the Internet at high speeds is becoming increasingly important for users. DSL networks provide high-speed access services over existing telephone lines. These copper telephone lines, commonly referred to as the local loop, were installed as part of analog telephone networks developed and deployed over the past 100 years to carry voice traffic, and frequently require qualification and preparation to support DSL deployment. To date, DSL deployment and maintenance have been difficult, expensive and labor intensive. We believe widespread deployment of competitive DSL services requires a shift from labor-intensive processes to new infrastructure equipment providing for the automation and remote management of line installation, qualification and maintenance.

                           OUR SOLUTION AND STRATEGY

     We believe that our CX100 and CrossWorks software represent the first commercially available solution specifically designed for the automation and remote control of installation, qualification and maintenance of copper telephone lines for DSL service. With our solution in place, local exchange carriers can rapidly and efficiently deploy DSL services.

     The benefits of our solution include:

     - RAPID AND EFFICIENT DSL DEPLOYMENT. Our CX100 enables carriers to remotely identify and qualify any copper telephone line in their network, without the need for on-site labor.

     - IMPROVED NETWORK RELIABILITY. The CX100 improves network reliability and availability and allows service to be restored rapidly in the event of failure in DSL equipment, enabling local exchange carriers to offer guaranteed levels of service.

     - AUTOMATED OPERATIONS. Our CrossWorks software operates in conjunction with the CX100 to automate the collection, analysis and archiving of information regarding subscribers, line quality, test histories and other information.

     - COMPATIBLE WITH ALL SERVICES AND PLATFORMS AND IN LINE SHARING ARRANGEMENTS. The CX100 is designed to be compatible with all types of services delivered on copper telephone lines and all types of DSL access multiplexers. A DSL access multiplexer is a network device, usually located at a telephone company's central office, that receives signals from multiple DSL connections and puts the signals on a larger, high-speed transmission line. A single CX100 may be deployed with multiple DSL access multiplexers from a variety of vendors. The CX100 can provide optional integrated signal splitting functionality and operate in a line sharing arrangement where incumbent local exchange carriers and competitive local exchange carriers share the existing subscriber line.

     The following are key elements of our strategy:

     - increase our penetration of competitive local exchange carriers and incumbent local exchange carriers in the United States and internationally and penetrate new markets as they emerge;

     - enhance product offerings to provide better value to existing and new customers;

     - leverage relationships with original equipment manufacturers and complementary vendors; and

     - outsource manufacturing of our products to lower manufacturing costs and enhance flexibility.

                              RECENT DEVELOPMENTS

PARAGON ACQUISITION

     On August 8, 2000, we completed the acquisition of Paragon Solutions Limited, a privately-held New Zealand company. Paragon is an engineering design services company that specializes in the design of telecommunications services products. In connection with this acquisition and in exchange for all outstanding ordinary shares of Paragon, the former shareholders of Paragon received $5.0 million in cash on the closing date. On the first anniversary of the closing date, they are entitled to receive an additional $2.5 million and a further $2.5 million if certain conditions are met. As a result of the acquisition, Paragon became a wholly-owned subsidiary of Turnstone Systems.

                             CORPORATE INFORMATION

     We were incorporated in Delaware in January 1998. Our principal executive offices are located at 2220 Central Expressway, Santa Clara, California 95050, and our telephone number is (408) 907-1400. We have registered Turnstone Systems, the Turnstone Systems logo and Copper CrossConnect CX100 as trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

                                  THE OFFERING

Shares offered by Turnstone Systems...      3,500,000 shares

Shares offered by the selling
stockholders..........................      500,000 shares

Shares to be outstanding after the
offering..............................      64,309,452 shares

Use of proceeds.......................      For general corporate purposes,
                                            including working capital and
                                            capital expenditures and potential
                                            acquisitions of, or investments in,
                                            complementary businesses,
                                            technologies and products.

Nasdaq National Market symbol.........      "TSTN"

     The total number of shares outstanding after the offering is based on information as of June 30, 2000. It excludes as of June 30, 2000:

     - 6,546,634 shares of common stock issuable upon exercise of options outstanding under our 1998 stock plan at a weighted average exercise price of $2.36 per share, assuming certain of the selling stockholders have acquired the 57,500 shares offered by them pursuant to exercises of options outstanding under our 1998 stock plan concurrently with the closing of this offering;

     - 3,082,000 shares of common stock issuable upon exercise of options outstanding under our 2000 stock plan at a weighted average exercise price of $53.38 per share;

     - 7,494,000 shares available for future issuance under our 2000 stock plan;

     - 1,000,000 shares available for issuance under our 2000 employee stock purchase plan.

It also excludes as of August 31, 2000:

     - 1,901,200 shares of common stock underlying options that we have committed to issue under our 2000 nonstatutory stock plan; and

     - 2,098,800 shares available for issuance under our 2000 nonstatutory stock plan.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             PERIOD FROM
                                           JANUARY 2, 1998                     SIX MONTHS ENDED
                                           (INCEPTION) TO      YEAR ENDED          JUNE 30,
                                            DECEMBER 31,      DECEMBER 31,    ------------------
                                                1998              1999         1999       2000
                                           ---------------    ------------    -------    -------
                                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues.............................      $    --          $27,196       $ 5,671    $64,160
Gross profit.............................           --           14,837         2,585     38,328
Operating income (loss)..................       (4,941)              51        (2,379)    20,555
Net income (loss)........................       (4,749)            (232)       (2,296)    13,637
Basic net earnings (loss) per share of
  common stock(1)........................      $ (1.99)         $ (0.03)      $ (0.34)   $  0.31
Diluted net earnings (loss) per share of
  common stock(1)........................      $ (1.99)         $ (0.03)      $ (0.34)   $  0.21
Weighted-average shares of common stock
  outstanding used in computing basic net
  earnings (loss) per share of common
  stock(1)...............................        2,390            8,474         6,800     44,108
Weighted-average shares of common stock
  outstanding used in computing diluted
  net earnings (loss) per share of common
  stock(1)...............................        2,390            8,474         6,800     64,234

-------------------------
(1) See Note 2 of the Notes to Financial Statements for an explanation of the determination of the shares used to compute net earnings (loss) per share of common stock.

     The "As Adjusted" balance sheet data below reflect the application of the estimated net proceeds from the sale of our common stock at an assumed initial price to public of $58.88 per share, after deducting an assumed underwriting discount and estimated offering expenses.

                                                                   JUNE 30, 2000
                                                              -----------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 55,254     $250,030
Working capital.............................................   115,860      310,636
Total assets................................................   144,879      339,655
Long-term obligations under capital leases, net of current
  portion...................................................       125          125
Stockholders' equity........................................   121,802      316,578

                                  RISK FACTORS

     This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks described below before making an investment decision.

WE HAVE LOST MONEY IN THE PAST AND MAY EXPERIENCE LOSSES IN THE FUTURE, WHICH COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE.

     We may not succeed in generating revenue growth consistent with our recent operating results, and our revenues may not be sufficient to maintain profitability. If we incur losses, the market price of our common stock may decline substantially. We only recently became profitable on a quarterly basis. We may not maintain or increase our profitability in the future. We expect to continue to incur significant product development, sales and marketing and administrative expenses. In particular, we anticipate that our expenses will increase substantially in the next 12 months as we:

     - increase our sales and marketing activities, particularly by expanding our international sales and support organization;

     - develop our technology, expand our existing product lines and add new features to penetrate new markets; and

     - develop additional infrastructure and hire additional management to keep pace with our growth.

     Our operating expenses are largely based on currently anticipated revenue trends, which may not be realized, and a high percentage of our expenses are and will continue to be fixed in the short term. We will need to generate significant revenues to maintain profitability.

IF DSL TECHNOLOGY FAILS TO GAIN WIDESPREAD MARKET ACCEPTANCE, THE DEMAND FOR OUR PRODUCTS MAY DECREASE.

     If DSL technology fails to gain widespread acceptance, our revenues and results of operations will be harmed. Our products are primarily used by local exchange carriers who offer DSL-based services. Our future success is substantially dependent upon whether DSL technology gains widespread market acceptance by local exchange carriers, of which there are a limited number, and by end users of their services. Local exchange carriers are continuously evaluating alternative high-speed data access technologies and may at any time adopt technologies other than DSL. Numerous other high-speed access technologies, including cable modems, wireless technology and satellite technologies compete with DSL-based services. Cable modem service can theoretically provide faster download speeds than DSL. Both wireless and satellite technologies enable users to transmit and receive information using radio frequencies at speeds close or comparable to DSL transmission speeds. These competing technologies may ultimately prove to be superior to DSL-based services and reduce or eliminate the demand for our products.

IF OUR CUSTOMERS ARE UNABLE TO ACQUIRE AND RETAIN DSL SUBSCRIBERS, THEY MAY CURTAIL THEIR DSL DEPLOYMENT PLANS AND REDUCE THEIR PURCHASES OF OUR PRODUCTS.

     To date, our customers have deployed DSL equipment, including our products, in substantially larger volumes than their current subscriber count. The inability of our current or future customers to acquire and retain subscribers as planned, or to respond to competition for their services or reduced demand for their services, could cause them to reduce or eliminate their DSL deployment plans. If our customers are forced to reduce or eliminate their DSL deployment plans, our sales to them will decline.

THE CX100 IS CURRENTLY OUR ONLY VOLUME PRODUCT, AND IF IT FAILS TO ACHIEVE INCREASED MARKET ACCEPTANCE, WE WILL NOT BE ABLE TO GROW OUR REVENUES.

     Our future growth and a significant portion of our future revenue depend on the success of our CX100, which is the only volume product that we currently offer. Accordingly, failure of the CX100 or future products to maintain meaningful levels of market acceptance and customer satisfaction would limit our sales and our revenue growth. We only began shipping the CX100 in the first quarter of 1999, and the CX100 may not achieve increased market acceptance. Many potential customers who have evaluated the CX100 have not yet deployed the product in production network environments and may choose not to deploy our current product or any of our future products. Other potential customers may have already deployed another technology and may therefore be unwilling to deploy the CX100.

     Even when customers do purchase and deploy our product, due to the variety and complexity of environments in which the CX100 is installed, it may not operate as expected. Failure of the CX100 to operate as expected could delay or prevent its volume deployment, which could decrease our revenues and increase our expenses as we devote additional development resources to improving product performance. The success and deployment into our customers' networks of the CX100 will also depend on customer satisfaction with our products and numerous other factors, including:

     - the realization of operating cost efficiencies for our customers when CX100 products are deployed and our customers' ability to quantify these operational efficiencies;

     - our successful development of systems and software that address customer infrastructure requirements; and

     - our customers' successful integration of our CrossWorks software into their operational support systems.

WE DERIVE A MAJORITY OF OUR REVENUES FROM A SMALL NUMBER OF CUSTOMERS, AND ANY DECREASE IN REVENUES FROM A MAJOR CUSTOMER COULD PREVENT US FROM MEETING SECURITIES ANALYSTS' EXPECTATIONS AND CAUSE OUR STOCK PRICE TO FALL.

     We began recognizing revenues from the CX100 in the quarter ended March 31, 1999. The majority of our revenues to date have been recognized from a small number of customers. Purchases by large customers and, therefore, our revenues, may vary significantly from quarter to quarter. The loss of any one of our major customers or a reduction or delay in purchases of our products from any one of these customers would cause our revenues to decline and could cause our stock price to decline if our revenues are below analysts' expectations. Revenues from significant customers as a percentage of our total revenues for the six months ended June 30, 2000 and the year ended December 31, 1999 were as follows:

                                               SIX MONTHS
                                                  ENDED          YEAR ENDED
                                              JUNE 30, 2000   DECEMBER 31, 1999
                                              -------------   -----------------
Lucent Technologies.........................            21%          15%
Rhythms NetConnections......................            15%          41%
Network Access Solutions....................  less than 10%          19%
Covad Communications........................  less than 10%          11%

     We expect that the majority of our revenues will continue to depend on sales of the CX100 to a small number of customers, specifically competitive local exchange carriers. To date, our customers have consisted principally of these carriers. In addition, a small number of customers may account for substantially all of our revenues in any particular quarter, and these customers may change from quarter to quarter. We have no long term contracts with any customers for the purchase of the CX100, and customers may reduce or discontinue purchases at any time. Customers may also delay or cancel purchase orders without penalty.

     There is a limited number of local exchange carriers that are potential customers, and this number may not increase in the future. Consolidation among local exchange carriers may increase our reliance on a small number of customers in future periods. Accordingly, our future revenues will depend significantly upon the timing and size of future purchase orders from our largest customers.

     In addition, because we are dependent on a limited number of customers, we expect to experience volatility relating to the budgeting cycles of our customers and the telecommunications industry in general. For example, if the telecommunications sector experiences a general market downturn and our customers are unable to raise the capital necessary to fund their budgeted buildout plans, they may cease or significantly reduce their purchases of our products or may be unable to pay or delay payment for products they had previously purchased. Adverse changes in our revenues or operating results as a result of these budgeting cycles or any other reduction in capital expenditures by our large customers could substantially reduce the trading price of our common stock.

     Some of our customers are significantly larger than us and are able to exert a high degree of influence over us. They have sufficient bargaining power to demand low prices and other terms and conditions that may negatively affect our business and results of operations.

OUR OPERATING RESULTS MAY FLUCTUATE DUE TO SEASONAL BUYING PATTERNS OF OUR CUSTOMERS.

     Based on our limited operating history, we believe that on a relative basis, purchases by our customers tend to be lower in the fourth calendar quarter. Many of our customers typically establish annual plans for building out their networks. These plans are established at the beginning of the calendar year and are often completed prior to the fourth calendar quarter. As a result, we expect that some of our customers will cease or significantly reduce purchases of our products in the fourth calendar quarter. We cannot be sure, however, that this trend will continue or that additional patterns of seasonality will not occur in international markets as we expand our international operations.

SUBSTANTIALLY ALL OF OUR REVENUES COME FROM NEW AND EMERGING COMPETITIVE LOCAL EXCHANGE CARRIERS, WHOSE INABILITY TO OBTAIN CAPITAL COULD CAUSE THEM TO REDUCE OR DISCONTINUE THE PURCHASE OF OUR PRODUCTS AT ANY TIME.

     Because our customer base consists principally of new and emerging businesses, we will not be able to increase our revenues if our customers' business models, which are largely unproven, are not successful or if the financial condition of our customers deteriorates. To date, our customers have consisted principally of competitive local exchange carriers. These carriers require substantial capital for the development, construction and expansion of their networks and the introduction of their services. Financing may not be available to emerging competitive local exchange carriers on favorable terms, if at all. A reduction in the financing available to our customers, or the inability of our customers to obtain financing, could impair our ability to make future sales as well as to collect for sales we have already made. In addition, we may choose to provide financing to our customers, which will subject us to additional financial risk and may reduce our profitability. The telecommunications service provider industry has recently experienced consolidation. The loss of a customer, through industry consolidation or otherwise, could reduce or eliminate our sales to that customer.

THE LONG SALES CYCLE FOR THE CX100 MAY CAUSE OUR REVENUES AND OPERATING RESULTS TO VARY SIGNIFICANTLY FROM QUARTER TO QUARTER.

     Because the sales cycle for our CX100 is long, our revenues in a given quarter may not meet market expectations if we experience delays in customer orders. In addition, we may have incurred substantial sales and marketing expenses during that quarter, without offsetting revenues. As a result, delays resulting from our lengthy sales cycle could reduce our revenues and decrease our profits, or result in a loss. Specifically, our customers' network planning and purchase decisions normally involve a significant commitment of resources and a lengthy evaluation and product qualification process. The decision to purchase the CX100 is made as part of this network planning process, and our sales cycle can be as long as one year or more. Throughout the sales cycle, we often spend considerable time and resources educating and providing information to prospective customers regarding the use and benefits of the CX100. Even after making the decision to purchase the CX100, our customers may delay or cancel the deployment of the CX100. Timing of deployment is unpredictable, can vary widely and depends on a number of factors, many of which are beyond our control, including:

     - customers' current network deployment procedures;

     - customers' level of expertise;

     - status and performance of customers' other network equipment;

     - degree of software development and integration necessary for the customer to deploy the CX100; and

     - financial and administrative resources of the customer.

INTENSE COMPETITION IN OUR INDUSTRY COULD RESULT IN OUR LOSING CUSTOMERS OR BEING UNABLE TO ATTRACT NEW CUSTOMERS. AS A RESULT, OUR REVENUE COULD DECLINE OR WE COULD EXPERIENCE LOSSES.

     The market for telecommunications equipment is highly competitive. If we are unable to compete effectively, our revenues could decline, our expenses could increase, and our earnings could decrease or we could experience losses. A number of companies produce products that compete with ours, including Harris Corporation, Hekimian Laboratories, Lucent Technologies, Nokia Corporation, Nortel Networks, Teradyne Corporation and Tollgrade Communications. Many of our current and potential competitors have significantly greater sales and marketing, technical, manufacturing, financial and other resources. In addition, a number of smaller companies are expected to produce products that compete with ours. Due to the rapidly evolving market in which we compete, additional competitors with significant market presence and financial resources, including other large telecommunications equipment manufacturers, may enter that market, thereby further intensifying competition.

     We also compete with DSL equipment providers, including Alcatel, Lucent, Nokia and Nortel, who have each announced plans to incorporate competitive features and functionality into their DSL access multiplexers. A DSL access multiplexer is a network device, usually located at a telephone company's central office, that receives signals from multiple DSL connections and puts the signal on a larger, high-speed transmission line. Lucent has announced plans to produce DSL access multiplexer products that will include some of the same features and functions as our CX100 product. If our current and potential customers choose to deploy DSL access multiplexers that include features and functions that are competitive with our products, or delay purchases of our products to evaluate these DSL access multiplexers, our business could be seriously harmed. To the extent we expand the capabilities of our products to incorporate functionality traditionally contained in other equipment, we may also face increased competition from other vendors.

WE EXPECT AVERAGE SELLING PRICES AND GROSS MARGINS OF OUR PRODUCTS TO DECREASE, AND WE MAY NOT BE SUCCESSFUL IN REDUCING OUR COSTS OR REDESIGNING OUR PRODUCTS TO REMAIN COMPETITIVE.

     The market for telecommunications equipment is characterized by declining prices due to increased competition, new products and increasing unit volumes. Due to competition and potential pricing pressures from large customers in the future, we expect that the average selling price and gross margins for our products will decline over time. If we fail to reduce our production costs, our gross margins will decline rapidly. We may not be successful in redesigning our products or achieving cost reductions in a timely manner, particularly as we introduce new products. In addition, redesign may not provide sufficient cost reductions to allow us to remain competitive.

SOME KEY COMPONENTS IN OUR PRODUCTS COME FROM SOLE OR LIMITED SOURCES OF SUPPLY, WHICH EXPOSES US TO POTENTIAL SUPPLY INTERRUPTIONS THAT COULD PREVENT OR DELAY THE MANUFACTURE AND SALE OF OUR PRODUCTS AND COULD REDUCE GROSS MARGINS OF OUR PRODUCTS.

     Our contract manufacturer currently purchases a number of key components used in the manufacture of our CX100 product from sole or limited sources of supply for which alternative sources are not currently qualified and may not be available. We and our contract manufacturer have no guaranteed supply arrangement with these suppliers, and we or our contract manufacturer may fail to obtain these supplies in a timely or cost effective manner. Financial or other difficulties faced by these suppliers or significant changes in market demand for, or supply of, these components could limit the availability to us of these components. We have experienced supply delays in the past and may experience delays in the future. Such delays could:

     - significantly increase the cost of manufacturing our products and reduce gross margins of our products;

     - adversely affect our ability to meet scheduled product deliveries to our customers; and

     - cause us to lose sales to existing and future customers.

In addition, the purchase of these components on a sole source basis subjects us to risks of price increases and potential quality assurance problems.

     Our contract manufacturer currently purchases key components for which there are currently no substitutes available from approximately 8 suppliers. All of these components are critical to the production of our products, and competition exists with other manufacturers for these key components. We might not be able to qualify or identify alternative suppliers in a timely fashion, or at all. Consolidations involving suppliers could further reduce the number of alternatives for us and affect the cost of components. An increase in the cost of components could make our products less competitive and result in lower margins.

IF WE FAIL TO ACCURATELY PREDICT OUR MANUFACTURING REQUIREMENTS, WE COULD INCUR ADDITIONAL COSTS OR EXPERIENCE MANUFACTURING DELAYS.

     We have a supply contract with A-Plus Manufacturing to build our products. A-Plus Manufacturing was recently acquired by C-MAC Industries Inc., a large international contract manufacturer. We provide product demand forecasts to A-Plus Manufacturing no less than six months prior to scheduled delivery of products to our customers. If we overestimate our requirements, A-Plus Manufacturing may have excess inventory, which we could be obligated to purchase. If we underestimate our requirements, A-Plus Manufacturing may have inadequate inventory, which could interrupt manufacturing of our products and result in delays in shipments and revenues, or add additional costs to our products to expedite delivery of certain long lead time components.

     In addition, lead times for some of the materials and components used in our products are very long and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. Long lead times for some materials and components have in the past, and may in the future, cause us to purchase inventories of some parts ourselves, increasing our costs and risk of the parts' obsolescence. If we or A-Plus Manufacturing fail to carry a sufficient inventory of long lead time items, if lead times increase or if demand for our products increases unexpectedly, we may have insufficient access to components necessary to meet demand for our products on a timely basis.

IF WE FAIL TO ENHANCE EXISTING PRODUCTS OR DEVELOP AND SELL NEW PRODUCTS THAT MEET CUSTOMER REQUIREMENTS, OUR SALES WILL SUFFER.

     Our failure to develop products or offer services that satisfy customer requirements would reduce our sales and harm our operating results. Many of our current and potential customers may require product features that our CX100 product does not have. In addition, some potential customers have sought to use our products for uses we have not anticipated, and we have been required to determine whether the requested functionality could be integrated into our product. To the extent we are required to add features to our products in order to achieve a sale, our sales cycle will lengthen, and we will incur increased development costs for our products. To increase our sales, we must effectively anticipate and adapt to customer requirements and offer products and services that meet customer demands.

IF WE DO NOT MANAGE NEW PRODUCT INTRODUCTIONS EFFECTIVELY, WE COULD EXPERIENCE CANCELLED ORDERS OR PRODUCT RETURNS OR BE REQUIRED TO PURCHASE OBSOLETE INVENTORY FROM OUR CONTRACT MANUFACTURER.

     The introduction of new or enhanced products requires that we manage the transition from older products in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. Our inability to effectively manage a product transition may cause material delays in the deployment of DSL services by our customers, which could cause our customers to cancel orders or return our products. The introduction of new and enhanced products may cause certain customers to defer or cancel orders for, or to return, existing products. Although we maintain reserves for product returns, these reserves may not be adequate. In addition, the development of new or enhanced products could cause inventory held by our contract manufacturer, A-Plus Manufacturing, to become obsolete. In that event, we could be obligated to purchase that inventory from A-Plus Manufacturing.

THE EQUIPMENT WE HAVE INTRODUCED TO ENABLE OUR CX100 TO OPERATE IN A LINE SHARING ENVIRONMENT MAY NOT FUNCTION AS ANTICIPATED OR MAY NOT ACHIEVE MARKET ACCEPTANCE.

     On November 18, 1999, the Federal Communications Commission, or FCC, ordered that line sharing, a network arrangement in which incumbent local exchange carriers must share the existing subscriber line with competitive local exchange carriers, be made available to competitive local exchange carriers by June 6, 2000. To enable our CX100 to operate in a line sharing environment, we recently released a new line card. This new card has not been shipped, may not function as anticipated when deployed by customers and may not achieve market acceptance. To the extent that competitive local exchange carriers elect to provide DSL services on shared lines that they would have otherwise deployed on separate lines and our new line card does not achieve market acceptance, the demand for our products could be significantly reduced or eliminated. Further, we may need to redesign or modify our products for shared line configurations.

     Adjustments to the FCC's regulations regarding line sharing, new FCC regulations or regulations set forth by other regulatory bodies may also reduce demand for our products. Because the competitive local exchange carriers do not have access to the incumbent local exchange carriers' line maintenance systems, the competitive local exchange carriers have typically implemented an independent line maintenance system and several have deployed the CX100 as a key component of this system. In the future, the FCC may expand line sharing to give competitive local exchange carriers access to incumbent local exchange carriers' line maintenance infrastructure, which would eliminate or reduce the need for our products.

WE DEPEND ON A SINGLE CONTRACT MANUFACTURER THAT HAS NO OBLIGATION TO PROVIDE US WITH FIXED PRICING OR QUANTITIES. IF WE ARE UNABLE TO OBTAIN SUFFICIENT PRODUCTS FROM OUR CONTRACT MANUFACTURER ON ECONOMICAL TERMS, WE MAY NOT BE ABLE TO TIMELY FILL CUSTOMER ORDERS.

     We rely on a single contract manufacturer, A-Plus Manufacturing, to build our products. If A-Plus Manufacturing is unable to provide us with adequate supplies of high-quality products, or terminates its relationship with us, we may be unable to fulfill customer orders on a timely basis, which may delay the DSL deployment schedules of our customers and strain our relationships with them. Because we currently do not have a long-term supply contract with A-Plus Manufacturing, they are not obligated to supply products to us for any specific period, in any specific quantity or at any certain price, except as may be specified in a particular purchase order. Our current supply contract with A-Plus Manufacturing can be terminated by either party with 120 days notice for any reason. If the contract is terminated, we would be required to purchase any excess inventory held by A-Plus Manufacturing, they would no longer be obligated to manufacture products for us and our ability to supply products to our customers could be seriously harmed. We may be unable to develop alternative manufacturing arrangements on a timely basis, or at all. In addition, A-Plus Manufacturing may not meet our future requirements for product quality or timely delivery.

BECAUSE OUR PRODUCTS ARE DEPLOYED IN COMPLEX ENVIRONMENTS, THEY MAY HAVE ERRORS OR DEFECTS THAT ARE FOUND ONLY AFTER FULL DEPLOYMENT, WHICH COULD RESULT IN LIABILITY CLAIMS AGAINST US.

     Errors or other problems in our CX100 or other products could result in:

     - loss of or delay in revenues and loss of customers or market share;

     - failure to achieve market acceptance;

     - diversion of development resources;

     - increased service and warranty costs;

     - legal actions by our customers; and

     - increased insurance costs.

     Because our products are designed to provide critical services, if errors, defects or failures are discovered in our current or future products, or as new versions are released, we may be exposed to significant legal claims. Any claims, whether or not successful, could damage our reputation and our business, increase our expenses and impair our operating results. Although we maintain product liability insurance covering some damages arising from implementation and use of our products, our insurance may not fully cover claims sought against us. Liability claims could require us to spend significant time and money in litigation or to pay significant damages.

     The CX100 is designed for large and complex networks. The CX100 was only recently introduced and, to date, has been deployed on a limited basis. Consequently, our customers may discover errors or defects in our hardware or software only after it has been fully deployed and operated as part of their infrastructure in connection with products from other vendors, especially DSL access multiplexers and DSL modems.

WE MAY NOT BE ABLE TO GROW OUR BUSINESS IF WE FAIL TO DEVELOP AND MAINTAIN RELATIONSHIPS WITH THIRD PARTIES TO MARKET AND SELL OUR PRODUCTS.

     Our growth will largely be dependent upon relationships with third parties who market and sell our products. In particular, we have entered an original equipment manufacturer agreement with Lucent Technologies under which we have agreed to co-brand and sell our products to Lucent. If Lucent reduces its purchases of our products or breaches or terminates the agreement, our business will be harmed. Our agreement does not require Lucent to sell specified volumes of our products. In addition to our CX100 products, Lucent resells products manufactured by Tollgrade, a competitor. Lucent has also announced plans to produce DSL access multiplexer products that will include some of the same features and functions as our CX100 product. Lucent may choose to sell these alternative products or other competing products instead of our products.

IF WE CANNOT ATTRACT EXPERIENCED SALES PERSONNEL, SPECIALIZED ENGINEERS AND HIGHLY-TRAINED CUSTOMER SERVICE PERSONNEL, WE WILL NOT BE ABLE TO SELL AND SUPPORT OUR PRODUCTS.

     Our products and services require a sophisticated selling effort targeted at several key people within our prospective customers' organizations. This process requires the efforts of experienced sales personnel as well as specialized systems and consulting engineers. In addition, the complexity of our products and the difficulty of configuring and maintaining them require highly trained customer service and support personnel. We intend to hire a significant number of engineering, sales, marketing and customer service and support personnel in the future. We believe our success depends, in large part, upon our ability to attract and retain these key employees. Competition for such persons is intense, especially in the San Francisco Bay area. We may not be successful in attracting and retaining these individuals.

WE DEPEND ON A SINGLE APPLICATION SERVICE PROVIDER FOR INFORMATION SYSTEMS AND SERVICES. IF THOSE SERVICES ARE INTERRUPTED, OUR ABILITY TO PROCESS TRANSACTIONS WILL BE IMPAIRED.

     We rely on a single application service provider, AristaSoft Corporation, to provide accounting and operations software and support. If AristaSoft is unable to provide the level and quality of service we currently anticipate, our ability to process orders, ship products, prepare invoices and manage our day-to-day financial transactions will be impaired. Locating and educating a new application service provider would be time consuming and would put further strain on our management personnel. In addition, the terms of our arrangement with an alternative provider could be less advantageous, which could increase our expenses. AristaSoft began providing information systems and services to us on a regular basis in August 1999, at which time we were their only customer. In December 1999, we entered into a three year agreement with AristaSoft for access to customer service, financial, logistics and manufacturing software. In order for us to realize our business goals, AristaSoft must be able to provide and manage a scalable and reliable information technology infrastructure to support the growth of our business. If AristaSoft is unable to meet our expectations, we may be unable to obtain alternative services on a timely or economical basis.

IF WE FAIL TO MANAGE EXPANSION EFFECTIVELY, THIS WILL PLACE SIGNIFICANT STRAIN ON OUR MANAGEMENT AND OPERATIONAL RESOURCES.

     We have expanded our operations rapidly since our inception and intend to continue to expand in order to pursue existing and potential market opportunities. Our planned rapid growth places a significant strain on management and operational resources. Our customer relationships could be strained if we are unable to devote sufficient resources to them as a result of our growth.

WE FACE RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS THAT COULD LIMIT OUR SALES AND ADD TO OUR COST OF OPERATIONS.

     We market and sell our products in the United States and have recently started to sell our products internationally. We intend to expand our international operations substantially and to enter new international markets. This expansion will require significant management attention and financial resources. We may not be able to maintain or increase international market demand for our products.

     We have limited experience in marketing and distributing our products internationally. International operations are subject to inherent risks, including:

     - tariffs, export controls and other trade barriers;

     - longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

     - difficulties and costs of staffing and managing foreign operations;

     - certification and regulatory requirements with which we may be unfamiliar; and

     - reduced protection of intellectual property rights in some countries.

RAPID TECHNOLOGICAL CHANGE IN THE TELECOMMUNICATIONS INDUSTRY COULD RENDER OUR PRODUCTS OBSOLETE.

     The markets for high-speed telecommunications products are characterized by rapid technological developments, frequent enhancements to existing products and new product introductions, changes in customer requirements and evolving industry standards. Intense competition among numerous high-speed access technologies has further driven innovation and increasingly complex product requirements. We may be unable to improve the performance and features of our products as needed to respond to these developments. The introduction or market acceptance of products incorporating superior technologies or the emergence of alternative technologies or new industry standards could render our existing or potential future products less economical, obsolete and unmarketable. For example, if semiconductor, robotic or other technologies become effective alternatives for our product architecture, our products may become obsolete.

WE COULD LOSE OUR COMPETITIVE ADVANTAGE IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

     If we fail to adequately protect our proprietary rights, our competitors could offer similar products relying on technologies developed by us, potentially harming our competitive position and decreasing our revenues. We have filed five patent applications to date. Our existing and future patent applications, if any, may not be approved, any issued patents may not protect our intellectual property and any issued patents could be challenged by third parties. Furthermore, other parties may independently develop similar or competing technology or design around any patents that may be issued to us. Attempts may be made to copy aspects of our products or to obtain and use information that we regard as proprietary. We attempt to protect our intellectual property rights by limiting access to the distribution of our software, documentation and other proprietary information and by relying on a combination of copyright, trademark and trade secret laws. In addition, we enter into confidentiality agreements with our employees and certain customers, vendors and strategic partners. These steps may fail to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

IF WE BECOME INVOLVED IN A PROTRACTED INTELLECTUAL PROPERTY DISPUTE, OR ONE WITH A SIGNIFICANT DAMAGES AWARD, OR WHICH REQUIRES US TO CEASE SELLING OUR PRODUCTS, WE COULD BE SUBJECT TO SIGNIFICANT LIABILITY AND THE TIME AND ATTENTION OF OUR MANAGEMENT COULD BE DIVERTED.

     In recent years, there has been significant litigation in the United States involving patents and other intellectual property rights, including among companies in telecommunications and Internet industries. Intellectual property claims against us and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidate our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

     - cease selling, incorporating or using products or services that incorporate the infringed intellectual property;

     - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on acceptable terms, if at all; or

     - redesign those products or services that incorporate the disputed technology.

     If we are subject to a successful claim of infringement against us and fail to develop non-infringing technology or license the infringed technology on acceptable terms and on a timely basis, our revenues may decline or our expenses may increase.

     We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel.

CONTROL BY OUR EXISTING STOCKHOLDERS MAY LIMIT YOUR ABILITY TO INFLUENCE MATTERS REQUIRING STOCKHOLDER APPROVAL AND COULD DELAY OR PREVENT A CHANGE IN CONTROL, WHICH COULD PREVENT YOU FROM REALIZING A PREMIUM IN THE MARKET PRICE OF OUR COMMON STOCK.

     The concentration of ownership of our common stock by existing stockholders could delay or prevent a change in our control or discourage a potential acquirer from attempting to obtain control of us, which could cause the market price of our common stock to fall or prevent our stockholders from realizing a premium in the market price associated with an acquisition. Upon completion of this offering, our executive officers, directors and principal stockholders and their affiliates will own 42,535,914 shares or approximately 67.7% of the outstanding shares of common stock. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. For information about the ownership of common stock by our executive officers, directors and principal stockholders, see "Principal and Selling Stockholders".

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE WHICH COULD NEGATIVELY AFFECT YOUR INVESTMENT.

     Prior to February 2000, you could not buy or sell our common stock publicly. An active public market for our common stock may not be sustained in the future. The market for technology stocks has been extremely volatile. The following factors could cause the market price of our common stock to fluctuate significantly from the price paid by investors in this offering:

     - announcements by us or our competitors of significant contracts, new products or technological innovations, acquisitions, strategic relationships, joint ventures or capital commitments;

     - changes in financial estimates by securities analysts;

     - release of lock-up or transfer restrictions on our outstanding shares of common stock or sales of additional shares of common stock;

     - changes in market valuations of networking and telecommunications companies; and

     - fluctuations in stock market prices and volumes.

SHOULD OUR STOCKHOLDERS SELL A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK IN THE PUBLIC MARKET, THE PRICE OF OUR COMMON STOCK COULD FALL.

     Our executive officers, directors and principal stockholders and their affiliates hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock after this offering could reduce the market price of our common stock. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. See
"Management -- Stock Plans" and "Shares Eligible for Future Sale".

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, including the sections entitled "Prospectus Summary", "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance, and involve known and unknown risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed in or implied by these forward- looking statements. These risks include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "intends", "plans", "anticipates", "believes", "estimates", "predicts", "potential", "continue", or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors".

                                USE OF PROCEEDS

     We estimate that our net proceeds from the sale of the 3,500,000 shares of common stock we are offering will be approximately $194.8 million. These estimates are calculated based on an assumed initial price to public of $58.88 per share and after deducting an assumed underwriting discount and estimated offering expenses payable by us. We will not receive any proceeds from the sale of shares being sold by the selling stockholders.

     No portion of the net proceeds of this offering has been earmarked for any specific purpose. We expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. The principal purposes of this offering are to assist us competitively by enhancing our financial condition and to increase the number of shares of our common stock available to be resold in the public market. We may use a portion of the net proceeds to acquire or invest in complementary businesses, technologies, product lines or products. However, we are not engaged in any negotiations with respect to any material acquisitions or investments. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

     Our common stock has been quoted on the Nasdaq National Market under the symbol "TSTN" since February 1, 2000. Prior to that time, there was no public market for our common stock. The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported on the Nasdaq National Market:

                        FISCAL 2000                            HIGH      LOW
                        -----------                           -------   ------
First Quarter (since February 1, 2000)......................  $ 95.25   $47.75
Second Quarter..............................................  $ 94.59   $23.00
Third Quarter (through August 31, 2000).....................  $107.00   $54.25

     On August 31, 2000, the last reported sale price of our common stock on the Nasdaq National Market was $58.88 per share. As of August 15, 2000, there were approximately 337 stockholders of record of our common stock.

                                DIVIDEND POLICY

     We have never declared or paid cash dividends on our common stock or other securities. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000:

     - on an actual basis; and

     - on an as adjusted basis to reflect the sale of the 3,500,000 shares of our common stock in this offering at an assumed initial price to public of $58.88 per share after deducting an assumed underwriting discount and estimated offering expenses payable by us.

     You should read this information together with our financial statements and the notes thereto appearing elsewhere in this prospectus.

                                                                  JUNE 30, 2000
                                                                   (UNAUDITED)
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                              --------   -----------
                                                                  (IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
Long-term obligations under capital leases, net of current
  portion...................................................  $    125    $    125
                                                              --------    --------
Stockholders' equity:
  Preferred stock, $0.001 par value, 5,000,000 shares
     authorized; none issued or outstanding.................        --          --
  Common stock, $0.001 par value, 200,000,000 shares
     authorized; 60,751,952 shares issued and outstanding
     actual; 64,309,452 shares issued and outstanding as
     adjusted...............................................        60          64
Additional paid-in capital..................................   123,363     318,135
Deferred stock compensation.................................   (10,246)    (10,246)
Accumulated other comprehensive loss........................       (31)        (31)
Retained earnings...........................................     8,656       8,656
                                                              --------    --------
  Total stockholders' equity................................   121,802     316,578
                                                              --------    --------
          Total capitalization..............................  $144,879    $339,655
                                                              ========    ========

     The outstanding share information in the table above excludes as of June 30, 2000:

     - 6,546,634 shares of common stock issuable upon exercise of options outstanding under our 1998 stock plan at a weighted average exercise price of $2.36 per share, assuming certain of the selling stockholders have acquired the 57,500 shares offered by them pursuant to exercise of options outstanding under our 1998 stock plan concurrently with the closing of this offering;

     - 3,082,000 shares of common stock issuable upon exercise of options outstanding under our 2000 stock plan at a weighted average exercise price of $53.38 per share;

     - 7,494,000 shares available for issuance under our 2000 stock plan; and

     - 1,000,000 shares available for issuance under our 2000 employee stock purchase plan.

It also excludes as of August 31, 2000:

     - 1,901,200 shares of common stock underlying options that we have committed to issue under our 2000 nonstatutory stock plan; and

     - 2,098,800 shares available for issuance under our 2000 nonstatutory stock plan.

                                    DILUTION

     If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial price to public per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering.

     Our net tangible book value at June 30, 2000 was $121.8 million, or $2.00 per share of common stock. After giving effect to the sale of the shares of our common stock in the offering, our net tangible book value at June 30, 2000 would be $316.6 million, or $4.92 per share. This calculation is based on an assumed initial price to public of $58.88 per share after deducting an assumed underwriting discount and estimated offering expenses. This represents an immediate increase in the net tangible book value of $2.92 per share to existing stockholders and an immediate dilution of $53.96 per share to new investors.

     The following table illustrates this per share dilution:

Assumed initial price to public per share...................          $58.88
  Net tangible book value per share as of June 30, 2000.....  $2.00
  Increase per share attributable to new investors..........   2.92
                                                              -----
Net tangible book value per share after the offering........            4.92
                                                                      ------
Dilution per share to new investors.........................          $53.96
                                                                      ======

     The information in the table above excludes as of June 30, 2000:

     - 6,546,634 shares of common stock issuable upon exercise of options outstanding under our 1998 stock plan at a weighted average exercise price of $2.36 per share, assuming certain of the selling stockholders have acquired the 57,500 shares offered by them pursuant to exercises of options outstanding under our 1998 stock plan concurrently with the closing of this offering;

     - 3,082,000 shares of common stock issuable upon exercise of options outstanding under our 2000 stock plan at a weighted average exercise price of $53.38 per share;

     - 7,494,000 shares available for issuance under our 2000 stock plan; and

     - 1,000,000 shares available for issuance under our 2000 employee stock purchase plan.

It also excludes as of August 31, 2000:

     - 1,901,200 shares of common stock underlying options that we have committed to issue under our 2000 nonstatutory stock plan; and

     - 2,098,800 shares available for issuance under our 2000 nonstatutory stock plan.

                            SELECTED FINANCIAL DATA

     The statement of operations data set forth below for the period from January 2, 1998 (inception) to December 31, 1998 and for the year ended December 31, 1999 and the balance sheet data as of December 31, 1998 and 1999 have been derived from our financial statements, which have been audited by KPMG LLP, independent certified public accountants, and are included elsewhere in this prospectus. The statement of operations data for the six-month periods ended June 30, 1999 and 2000, and the balance sheet data as of June 30, 2000, are unaudited. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited results when read in conjunction with the audited financial statements and the notes thereto appearing elsewhere in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period. You should read the data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes to those statements appearing elsewhere in this prospectus.

                                                                PERIOD FROM                      SIX MONTHS ENDED
                                                              JANUARY 2, 1998                        JUNE 30,
                                                               (INCEPTION) TO     YEAR ENDED       (UNAUDITED)
                                                                DECEMBER 31,     DECEMBER 31,   ------------------
                                                                    1998             1999        1999       2000
                                                              ----------------   ------------   -------    -------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues................................................      $    --          $27,196      $ 5,671    $64,160
Cost of revenues............................................           --           12,359        3,086     25,832
                                                                  -------          -------      -------    -------
Gross profit................................................           --           14,837        2,585     38,328
Operating expenses:
  Research and development (exclusive of non-cash
    compensation expense of $9 and $1,639 in 1998 and 1999,
    and $229 and $2,131 for the six months ended June 30,
    1999 and 2000, respectively)............................        3,462            5,731        1,853      6,350
  Sales and marketing (exclusive of non-cash compensation
    expense of $17 and $846 in 1998 and 1999, and $169 and
    $1,052 for the six months ended June 30, 1999 and 2000,
    respectively)...........................................          737            3,912        1,329      5,713
  General and administrative (exclusive of non-cash
    compensation expense of $3 and $1,099 in 1998 and 1999,
    and $885 and $631 for the six months ended June 30, 1999
    and 2000, respectively).................................          713            1,559          499      1,896
  Amortization of deferred stock compensation...............           29            3,584        1,283      3,814
                                                                  -------          -------      -------    -------
        Total operating expenses............................        4,941           14,786        4,964     17,773
                                                                  -------          -------      -------    -------
Operating income (loss).....................................       (4,941)              51       (2,379)    20,555
Interest income (expense) and other, net....................          193              180           83      2,393
                                                                  -------          -------      -------    -------
Income (loss) before income tax expense.....................      $(4,748)         $   231      $(2,296)   $22,948
                                                                  -------          -------      -------    -------
Income tax expense..........................................            1              463           --      9,311
                                                                  -------          -------      -------    -------
Net income (loss)...........................................      $(4,749)         $  (232)     $(2,296)   $13,637
                                                                  =======          =======      =======    =======
Basic net earnings (loss) per share of common stock(1)......      $ (1.99)         $ (0.03)     $ (0.34)   $  0.31
                                                                  =======          =======      =======    =======
Diluted net earnings (loss) per share of common stock(1)....      $ (1.99)         $ (0.03)     $ (0.34)   $  0.21
                                                                  =======          =======      =======    =======
Weighted-average shares of common stock outstanding used in
  computing basic net earnings (loss) per share of common
  stock(1)..................................................        2,390            8,474        6,800     44,108
                                                                  =======          =======      =======    =======
Weighted-average shares of common stock outstanding used in
  computing diluted net earnings (loss) per share of common
  stock(1)..................................................        2,390            8,474        6,800     64,234
                                                                  =======          =======      =======    =======

                                                                      DECEMBER 31,           JUNE 30, 2000
                                                                  1998           1999         (UNAUDITED)
                                                              ------------   -------------   -------------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................     $1,338         $ 8,063        $ 55,254
Working capital.............................................        960          10,969         115,860
Total assets................................................      1,970          19,257         144,879
Long-term obligations under capital leases, net of current
  portion...................................................        270             260             125
Total stockholders' equity..................................      1,226          11,891         121,802

-------------------------
(1) See Note 2 of our Notes to Financial Statements for information concerning the computation of the shares used to compute net earnings (loss) per share of common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and our financial statements and the related notes included elsewhere in this prospectus.

OVERVIEW

     From inception on January 2, 1998 through December 1998, our operating activities consisted primarily of research and development and building our management team. We introduced our first products in October 1998, and entered live service trials in November 1998. In January 1999, our CX100 successfully completed network equipment building standards testing, a telecommunications industry standard. We began shipping our products in the first quarter of 1999.

     To date, we have derived substantially all of our revenues from sales of our CX100. Revenues from our CrossWorks software have not been material. Our success will depend on our ability to sell our CX100 to additional customers as well as our ability to develop and sell additional products.

     We recognize product revenues at the time of shipment unless we have future obligations or customer acceptance is required, in which case revenue is recognized when these obligations have been met or the customer accepts the product. Revenues from maintenance contracts are deferred and recognized ratably over the term of the contracts.

     We sell our products to domestic and international local exchange carriers through our direct sales force and through an indirect original equipment manufacturer channel. A customer's network planning and purchase decisions normally involve a significant commitment of its resources and a lengthy evaluation and product qualification process. Since the decision to purchase the CX100 is made as part of this network planning process, our sales cycle is lengthy, often as long as one year or more. Substantially all of our sales are made on the basis of purchase orders rather than long-term agreements. As a result, we commit resources to the development and production of products without having received advance purchase commitments from customers.

     Based on our limited operating history, we believe that on a relative basis, purchases by our customers tend to be lower in the fourth calendar quarter. Many of our customers typically establish annual network buildout plans which are often completed prior to the fourth calendar quarter. As a result, we expect that some of our customers will cease or significantly reduce purchases of our products in the fourth calendar quarter. We cannot be certain, however, that this trend will continue or that additional patterns of seasonality will not occur in international markets as we expand our international operations.

     To date, a significant portion of our revenues has resulted from a small number of relatively large orders from a limited number of customers. We anticipate that our operating results for any given period will continue to be dependent to a significant extent on large purchase orders, which can be delayed or cancelled by our customers without penalty. In addition, we anticipate that our operating results for a given period will continue to be dependent on a small number of customers. If we fail to receive a significant purchase order that we expect for a given quarter, our revenues for that quarter, and possibly following quarters, will be adversely affected. Furthermore, if any of our customers experience financial difficulties, our sales to that customer may be reduced and we may have difficulty in collecting accounts receivable from that customer.

     We currently use A-Plus Manufacturing, a contract manufacturer, to manufacture our products. A-Plus Manufacturing was recently acquired by C-MAC Industries Inc., a large international contract manufacturer. This subcontracting arrangement includes material procurement, board level assembly, final assembly, testing and shipment to our customers. If our contract with A-Plus Manufacturing is terminated, we would be required to purchase any excess inventory held by them. In addition, the development of new or enhanced products could cause inventory held by A-Plus Manufacturing to become obsolete. In that event, we would also be obligated to purchase that inventory from them. We use a combination of standard parts and components, that are generally available from more than one vendor, and certain key components that are purchased from sole or limited source vendors for which alternative sources are not currently available. In addition, lead times for some of the materials and components we use are very long. Further, the market for components used in telecommunications equipment has been characterized by frequent shortages for many components. These long lead times and component shortages have in the past caused, and may in the future cause, us to purchase inventories of some parts ourselves ahead of demand. Limited sources of supply of, and competition with other manufacturers for, key components may increase the price we pay to obtain these components and lower our gross margins. If we purchase components in excess of actual demand we may have to write-off the unused inventory. Any write-off of inventory could harm our results of operations and financial condition.

     We continue to develop additional products and product features based on our assessment of the needs of our customers. This has resulted in increased research and development expenses and may result in reduced operating margins on our products and a longer sales cycle.

     Currently, competition in our market is intense. Due to competition and potential pricing pressures from large customers in the future, we expect that the average selling price and gross margins for our products will decline over time. If we fail to reduce our production costs, our gross margins will decline rapidly.

     In connection with the granting of stock options to our employees, we recorded deferred stock-based compensation totaling approximately $17.6 million from inception through June 30, 2000. This amount represents the difference between the exercise price and the deemed fair value of our common stock for accounting purposes on the date these stock options were granted. We are amortizing the deferred stock compensation over the vesting periods of the applicable options and the repurchase periods for restricted stock purchases. The service period over which deferred stock compensation is amortized is determined separately for each 25% portion of the total award, in accordance with Financial Accounting Standards Board Interpretation No. 28. The result of this accounting treatment is that approximately 52% of the unearned deferred compensation will be amortized in the first year, 27% in the second year, 15% in the third year and 6% in the fourth year following the date of the grant. We recorded related stock-based compensation amortization expense of $3.5 million in 1999 and $29,000 in 1998. We recorded $2.0 million during the three months ended June 30, 2000 and $3.8 million during the six months ended June 30, 2000 of related stock-based compensation amortization expense. As of June 30, 2000, we had an aggregate of $10.2 million of related deferred compensation to be amortized. The amortization of this amount will result in additional charges to operations through 2004. The amortization of stock-based compensation is presented as a separate component of operating expenses in our statements of operations.

     In August 2000, we acquired Paragon Solutions Limited, a privately-held New Zealand company, for a total acquisition cost of a minimum of $7.5 million in cash, and an additional $2.5 million in cash if certain conditions specified in the purchase agreement are met. We accounted for the transaction using the purchase method of accounting. On a pro forma basis at June 30, 2000, the purchase price allocation includes an allocation of $6.6 million to goodwill and other intangibles, which we expect to amortize on a straight-line basis over four years. See Unaudited Condensed Combined Pro Forma Financial Information and notes thereto included elsewhere in this prospectus.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2000 AND 1999

NET REVENUES

     Net revenues increased to $64.2 million for the six months ended June 30, 2000 from $5.7 million for the comparable period in 1999. The increase in net revenues is primarily the result of increased shipments of our CX100 due to the expansion of our sales force and to a larger domestic and international customer base. Our revenues to date have been recognized from a small number of customers. We expect that the majority of our revenue will continue to depend on sales of the CX100 to a small number of customers and that our net revenues will continue to be dependent on timing of orders and shipments to such customers. Currently our net revenues from international customers are not a significant portion of our total net revenues. In future periods net revenues derived from international customers are expected to increase as a percentage of total net revenues.

COST OF REVENUES

     Cost of revenues increased to $25.8 million, or 40.3% of net revenues, for the six months ended June 30, 2000 from $3.1 million, or 54.4% of net revenues, in the comparable period of 1999. Cost of revenues includes amounts paid to A-Plus Manufacturing and related overhead expenses, consisting primarily of salary and other expenses for personnel engaged in procurement, vendor management and quality assurance. The increase in cost of revenues reflected the increase in CX100 sales. Cost of revenues as a percentage of net revenues has decreased due to increased unit shipments and associated manufacturing efficiencies and cost savings from volume purchasing.

RESEARCH AND DEVELOPMENT

     Research and development expenses, net of non-cash compensation expense of $2.1 million for the six months ended June 30, 2000 from $229,000 in the comparable period of 1999, consist primarily of salaries and related expenses for personnel engaged in research and development, fees paid to consultants and outside service providers, cost of certification and compliance testing and material costs for prototype and test units. They also include other expenses related to the design, development, testing and enhancements of our products. We expense all of our research and development costs as they are incurred.

     Research and development expenses increased 242.7% to $6.4 million for the six months ended June 30, 2000 from $1.9 million in the comparable period of 1999. The increase was due primarily to a significant increase in personnel and related costs associated with new product development, verification testing, certification and compliance testing and other engineering expenses. Development is essential to our future success and we expect that research and development expenses will increase in absolute dollars in future periods.

SALES AND MARKETING

     Sales and marketing expenses, net of non-cash compensation expense of $1.1 million for the six months ended June 30, 2000 from $169,000 in the comparable period of 1999, consist primarily of salaries, commissions, and related expenses for personnel engaged in marketing, sales and customer support functions. These expenses also include costs associated with trade shows, promotional activities and public relations.

     Sales and marketing expenses increased 329.9% to $5.7 million for the six months ended June 30, 2000 from $1.3 million in the comparable period of 1999. This increase was primarily due to an increase in the number of sales and marketing personnel, increased commissions associated with higher net revenues, increased sales and sales support personnel, increased tradeshow activities and marketing expenses, and other customer-related costs.

     We intend to expand our sales and marketing operations and efforts substantially, both domestically and internationally, in order to increase market awareness and to generate sales of our products. We expect that sales and marketing expenses will increase in absolute dollars in future periods.

GENERAL AND ADMINISTRATIVE

     General and administrative expenses, net of non-cash compensation expense of $631,000 for the six months ended June 30, 2000 from $885,000 in the comparable period of 1999, consist primarily of salaries and related expenses for executive, finance, accounting, professional fees, and costs associated with expanding our information systems.

     General and administrative expenses increased 280.0% to $1.9 million for the six months ended June 30, 2000 from $499,000 in the comparable period of 1999. This increase was primarily due to an increase in the number of general and administrative personnel, increased facilities costs, and increased legal and accounting expenses associated with our growing business activities.

     We expect these expenses to increase in absolute dollars as we add personnel and incur additional costs related to growing our business, expanding our information infrastructure and operating as a public company.

AMORTIZATION OF DEFERRED STOCK COMPENSATION

     At June 30, 2000, deferred stock compensation for stock options granted at prices subsequently deemed to be below fair value on the date of grant totaled $10.2 million. We amortized approximately $3.8 million in the six months ended June 30, 2000 and $1.3 million for the comparable period in 1999, of deferred stock compensation.

INTEREST INCOME (EXPENSE) AND OTHER, NET

     Interest income (expense) and other, net includes income from our cash investments net of expenses related to our lease financing obligations. We had net interest and other income of $2.4 million for the six months ended June 30, 2000 and net interest and other income of $83,000 for the comparable period in 1999. Interest income increased primarily from interest earned on the net cash proceeds of approximately $92.1 million received in connection with the completion of our initial public offering in February 2000. In future periods we expect interest income (expense) and other, net to vary depending upon changes in the amount and mix of interest-bearing investment and short and long-term debt outstanding during each period.

INCOME TAX EXPENSE

     We have recorded a tax provision of $9.3 million for the six months ended June 30, 2000. The provision for income tax consists primarily of federal and state taxes at an effective tax rate of 40%. We did not provide for income tax expense for the comparable period in 1999 due to our net loss for that period.

FISCAL YEARS ENDED DECEMBER 31, 1999 AND 1998

NET REVENUES

     The quarter ended March 31, 1999 was our first quarter of revenue. Net revenues were $27.2 million for the year ended December 31, 1999, due to sales of our CX100.

COST OF REVENUES

     Cost of revenues for the year ended December 31, 1999 was $12.4 million, due to the commencement of manufacturing and sales of our CX100. Because we did not generate any revenues during the year ended December 31, 1998, we incurred no cost of revenues for that period.

RESEARCH AND DEVELOPMENT

     Research and development expenses, net of non-cash compensation expense of $1.6 million in 1999, were $5.7 million for the year ended December 31, 1999, an increase of $2.3 million over the comparable period of 1998. The increase was due primarily to a significant increase in personnel and related costs associated with new product development, verification testing, certification and compliance testing and other engineering expenses.

SALES AND MARKETING

     Sales and marketing expenses, net of non-cash compensation expense of $846,000 in 1999, were $3.9 million for the year ended December 31, 1999, an increase of $3.2 million over the comparable period of 1998. This increase was primarily due to an increase in the number of sales and marketing personnel, increased marketing expenses and other customer-related costs.

GENERAL AND ADMINISTRATIVE

     General and administrative expenses, net of non-cash compensation expense of $1.1 million in 1999, were $1.6 million for the year ended December 31, 1999, an increase of $846,000 over the comparable period of 1998. This increase was primarily due to an increase in the number of general and administrative personnel, increased facilities costs, and increased legal and accounting expenses associated with our growing business activities.

AMORTIZATION OF DEFERRED STOCK COMPENSATION

     In connection with the grant of stock options to employees, we recorded amortization of deferred stock compensation of approximately $3.6 million for the year ended December 31, 1999. We recorded amortization of deferred stock compensation of $29,000 during the comparable period of 1998. The increase in deferred stock compensation expense was attributable primarily to increased option grants in 1999 relative to 1998. These additional option grants resulted from our accelerated hiring activities, which corresponded to the first shipment of our products in early 1999.

INTEREST INCOME (EXPENSE) AND OTHER, NET

     Interest income (expense) and other, net includes income from our cash investments net of expenses related to our lease financing obligations. We had net interest income of $193,000 for the year ended December 31, 1998 and net interest income of $180,000 for the comparable period in 1999. The change from the year ended December 31, 1998 was primarily due to a decrease in interest income earned on proceeds from issuances of our preferred stock and an increase in interest charges on capital lease obligations.

INCOME TAX EXPENSE

     Income tax expense for 1998 was comprised of minimum state taxes, and for the year ended December 31, 1999 was comprised of federal and minimum state taxes.

     As of December 31, 1998, we had net operating loss carryforwards and tax credits for federal income tax purposes of approximately $3.0 million and for state income tax purposes of approximately $1.3 million. These net operating loss carryforwards and tax credits were used to reduce income subject to income taxes in 1999.

     Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an ownership change for tax purposes, as defined in Section 382 of the Internal Revenue Code. The issuance of Series A convertible preferred stock on January 13, 1998 resulted in such a change. As a result the loss and credit carryforwards as of January 13, 1998 of approximately $105,600 are subject to an annual limitation approximating $300,000. The net operating losses incurred from January 14, 1998 to December 31, 1998 are not subject to an annual limitation and were utilized to offset taxable income in 1999.

     As of December 31, 1999, we had research and other credit carryforwards for federal income tax purposes of approximately $17,000 available to reduce future income taxes. The federal research credit carryforwards expire in 2019. We have recorded these research and other credit carryforwards, together with other temporary differences as deferred tax assets and have established a full valuation allowance for them as their realization is uncertain.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents our operating results for each of the six quarters in the period ended June 30, 2000. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited financial statements appearing elsewhere in this prospectus. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly operating results. The operating results set forth below should be read together with our audited financial statements and the related notes appearing elsewhere in this prospectus. These operating results do not necessarily indicate what our results of operations will be in any future period. Accordingly, we believe that quarter to quarter comparisons of our operating results are not necessarily meaningful and are not a good indication of our future performance.

                                                                          THREE MONTHS ENDED
                                         ------------------------------------------------------------------------------------
                                           MARCH 31,       JUNE 30,      SEPTEMBER 30,   DECEMBER 31,    MARCH 31,   JUNE 30,
                                             1999            1999            1999            1999          2000        2000
                                         -------------   -------------   -------------   -------------   ---------   --------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues...........................     $   952         $ 4,719         $ 9,033         $12,492       $23,107    $41,053
Cost of revenues.......................         576           2,510           3,834           5,439         8,756     17,076
                                            -------         -------         -------         -------       -------    -------
Gross profit...........................         376           2,209           5,199           7,053        14,351     23,977
                                            -------         -------         -------         -------       -------    -------
Operating expenses:
  Research and development, exclusive
    of non-cash compensation expense...         830           1,023           1,756           2,122         2,728      3,622
  Sales and marketing, exclusive of
    non-cash compensation expense......         508             821           1,100           1,483         2,078      3,635
  General and administrative, exclusive
    of non-cash compensation expense...         191             308             444             616           783      1,113
  Amortization of deferred stock
    compensation.......................          97           1,186             877           1,424         1,818      1,996
                                            -------         -------         -------         -------       -------    -------
        Total operating expenses.......       1,626           3,338           4,177           5,645         7,407     10,366
                                            -------         -------         -------         -------       -------    -------
Operating income (loss)................      (1,250)         (1,129)          1,022           1,408         6,944     13,611
Interest income (expense) and other,
  net..................................          42              41              29              68           918      1,475
                                            -------         -------         -------         -------       -------    -------
Income (loss) before income tax
  expenses.............................     $(1,208)        $(1,088)        $ 1,051         $ 1,476       $ 7,862    $15,086
Income tax expense.....................          --              --              63             400         3,277      6,034
                                            -------         -------         -------         -------       -------    -------
Net income (loss)......................     $(1,208)        $(1,088)        $   988         $ 1,076       $ 4,585    $ 9,052
                                            =======         =======         =======         =======       =======    =======
Basic net earnings (loss) per share of
  common stock.........................     $ (0.20)        $ (0.14)        $  0.11         $  0.10       $  0.12    $  0.18
Diluted net earnings (loss) per share
  of common stock......................     $ (0.20)        $ (0.14)        $  0.02         $  0.02       $  0.07    $  0.14
Weighted-average shares of common stock
  outstanding used in computing basic
  net earnings (loss) per share of
  common stock.........................       6,020           7,578           9,399          10,911        36,872     51,344
Weighted-average shares of common stock
  outstanding used in computing diluted
  net earnings (loss) per share of
  common stock.........................       6,020           7,578          55,400          56,522        63,612     65,632
AS A PERCENTAGE OF NET REVENUES:
Net revenues...........................       100.0%          100.0%          100.0%          100.0%        100.0%     100.0%
Cost of revenues.......................        60.5            53.2            42.4            43.5          37.9       41.6
                                            -------         -------         -------         -------       -------    -------
Gross profit...........................        39.5            46.8            57.6            56.5          62.1       58.4
                                            -------         -------         -------         -------       -------    -------
Operating expenses:
  Research and development, exclusive
    of non-cash compensation expense...        87.2            21.7            19.4            17.0          11.8        8.8
  Sales and marketing, exclusive of
    non-cash compensation expense......        53.3            17.4            12.2            11.9           9.0        8.9
  General and administrative, exclusive
    of non-cash compensation expense...        20.1             6.5             4.9             4.9           3.4        2.7
  Amortization of deferred stock
    compensation.......................        10.2            25.1             9.7            11.4           7.9        4.9
                                            -------         -------         -------         -------       -------    -------
        Total operating expenses.......       170.8            70.7            46.2            45.2          32.1       25.3
                                            -------         -------         -------         -------       -------    -------
Operating income (loss)................      (131.3)          (23.9)           11.4            11.3          30.0       33.1
Interest income (expense) and other,
  net..................................         4.4             0.9             0.3             0.5           4.0        3.6
                                            -------         -------         -------         -------       -------    -------
Income (loss) before income taxes......      (126.9)          (23.0)           11.7            11.8          34.0       36.7
Income tax expense.....................          --              --             0.7             3.2          14.2       14.7
                                            -------         -------         -------         -------       -------    -------
Net income (loss)......................      (126.9)          (23.0)           11.0             8.6          19.8       22.0
                                            =======         =======         =======         =======       =======    =======

     Net revenues increased in each of the quarters in the period ended June 30, 2000. These quarterly increases were primarily due to the introduction and increasing unit sales of our CX100. Because we are dependent on a limited number of customers, we expect to experience volatility in our revenues relating to the budgeting cycles of our customers and the telecommunications industry in general.

     Cost of revenues increased in each quarter in the period ended June 30, 2000 as a result of increased unit sales. Gross profit increased in each quarter in the period ended June 30, 2000 due to increases in the volume of sales and the realization of associated economies of scale. We expect that the average selling price and gross margins for our products will decline over time. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview".

     Research and development expenses, exclusive of non-cash compensation expense of $29,000, $200,000, $549,000 and $861,000 in the first through fourth quarters of 1999 and of $1.1 million and $1.1 million in the first and second quarters of 2000, increased due to the addition of personnel and costs incurred in the development of new products. We expect that in the future costs associated with new product development, particularly prototyping and compliance testing, may cause research and development expenses to increase significantly as a percentage of revenues in a particular quarter.

     Sales and marketing expenses, exclusive of non-cash compensation expense of $62,000, $107,000, $257,000 and $420,000 in the first through fourth quarters of 1999 and of $501,000 and $551,000 in the first and second quarters of 2000, increased primarily due to the hiring of additional sales personnel, higher commission expense resulting from increased unit sales, customer support, marketing programs and tradeshows.

     General and administrative expenses, exclusive of non-cash compensation expense of $6,000, $879,000, $71,000 and $143,000 in the first through fourth quarters of 1999 and of $259,000 and $372,000 in the first and second quarters of 2000, increased primarily due to the addition of personnel and increased accounting and consulting activities.

     Amortization of deferred stock compensation for the quarter ended June 30, 1999 includes a compensation expense of:

     - $445,000 related to the issuance of Series B preferred stock to an advisory board member at a price below the deemed fair value of the preferred stock;

     - $216,000 related to immediately vested common stock options granted at exercise prices below the deemed fair value of the common stock; and

     - $218,000 related to immediately vested common stock options granted to three members of our advisory board.

     We plan to significantly increase our operating expenses to fund greater levels of research and development, expand our sales and marketing operations and broaden our customer support capabilities. We also plan to expand our general and administrative functions to address the increased reporting and other administrative demands which will result from the increasing size of our business.

     As a result of our limited operating history, we cannot accurately forecast operating expenses based on historical results. Accordingly, we base our expenses in part on future revenue projections. Most of our expenses are fixed in nature, and we may not be able to quickly reduce spending if revenues are lower than we have projected. Our ability to forecast our quarterly sales accurately is limited, which makes it difficult to predict the quarterly revenues that we will recognize. We expect that our business, operating results and financial condition would be harmed if our revenues do not meet projections.

     Our quarterly results of operations may fluctuate from quarter to quarter due to a number of factors, including the following:

     - demand for the CX100;

     - the timing of sales of the CX100;

     - the timing of product acceptance by some of our customers;

     - new product introductions by our competitors;

     - changes in our pricing policies or the pricing policies of our competitors;

     - our ability to develop, introduce and ship new products and product enhancements that meet customer requirements in a timely manner;

     - our ability to obtain sufficient supplies of sole or limited source components;

     - increases in the prices of the components we purchase;

     - our ability to plan, attain and maintain production volumes and quality levels for our products;

     - prototype expenses; and

     - costs related to acquisitions of technology or businesses.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal source of liquidity as of June 30, 2000 consisted of $55.3 million in cash and cash equivalents and $49.5 million in short-term investments. As of June 30, 2000, we had $346,000 in obligations under capital leases to be repaid over a period of three years from lease inception. Since our inception, we have financed our operations through private and public sales of securities and, to a lesser extent, equipment lease financing.

     During the six months ended June 30, 2000, we generated $9.5 million from operating activities compared to the same period in 1999 in which we used $1.7 million in operating activities. This positive cash flow resulted primarily from our net income for the six months ended June 30, 2000 and from increases in accounts payable and accrued compensation and benefits, income tax payable and deferred revenue, partially offset by increases in our inventory, accounts receivable and prepaid expense and other current asset balances. We generated $328,000 from operating activities in the year ended December 31, 1999. This resulted from increases in accrued expenses and other liabilities and deferred revenue, customer deposits and noncash charges offset by increases in accounts receivable and inventory balances. We used $4.3 million in operating activities in the period from inception to December 31, 1998 primarily due to our net loss of $4.7 million partially offset by non-cash charges.

     Net cash used in investing activities for the six months ended June 30, 2000 was $54.7 million compared to net cash used in investing activities of $206,000 in the same period in 1999. Cash used in investing activities in the six months ended June 30, 2000 was due primarily to the purchases of available-for-sale investments of $57.5 million, net of proceeds from sales and maturities of $8.0 million. There were no maturities or sales of available-for-sale investments in the six months ended June 30, 1999. Net cash used in investing activities in the year ended December 31, 1999 was $715,000 compared to net cash used in investing activities of $222,000 for the period from inception to December 31, 1998. Investing activities for the year ended December 31, 1999 and the period from inception to December 31, 1998 consisted primarily of purchases of fixed assets.

     Capital expenditures increased $1.4 million for the six months ended June 30, 2000 compared to the same period in 1999 due primarily to additions of office equipment and computer software and hardware associated with our increases in staffing. Capital expenditures for the year ended December 31, 1999 were $611,000 and for the period from inception to December 31, 1998 were $194,000. We expect that our capital expenditures will continue to increase in future periods. In May 2000, we entered into an operating lease agreement for new corporate facilities. Upon execution of the lease agreement in May 2000 and extending through the duration of the lease term, we are required to maintain a standby letter of credit in the amount of $3.6 million. This letter of credit requires us to hold funds in the form of a certificate of deposit with a financial institution. Net cash used in investing activities for the six months ended June 30, 2000 included an allocation to restricted cash of $3.6 million for the certificate of deposit associated with this standby letter of credit.

     The lease term commences July 1, 2000 and extends through June 30, 2010. Lease payments will be made on an escalating basis for total minimum lease payments of $42.7 million over the lease term. In May 2000, we were required to make an advance lease payment for the first twelve months of the lease. This payment, totaling $3.6 million, has been included in prepaid expenses and other current assets on our balance sheet at June 30, 2000.

     In August 2000, we acquired Paragon Solutions Limited, a privately-held New Zealand company, for a total cash purchase price of up to $10.0 million. Upon the closing of the acquisition we paid $5.0 million of the purchase price. An additional cash payment of $2.5 million will be made upon the first anniversary of the closing of the acquisition. Further, an additional $2.5 million will be paid if conditions specified in the purchase agreement are met upon the first anniversary of the closing of the acquisition.

     Net cash provided by financing activities for the six months ended June 30, 2000 was $92.4 million compared to $6.6 million for the comparable period in 1999. Cash provided by financing activities in the six months ended June 30, 2000 was primarily due to net proceeds of $92.1 million from our initial public offering in February 2000, partially offset by payments on capital lease obligations. Cash provided by financing activities in the six months ended June 30, 1999 was primarily due to net proceeds of $6.2 million from the issuance of convertible preferred stock and net proceeds of $472,000 from the issuance of common stock, partially offset by principal payments on capital lease obligations. Net cash provided by financing activities for the year ended December 31, 1999 were $7.1 million compared to $5.9 million for the period from inception to December 31, 1998. Net cash generated by financing activities for the year ended December 31, 1999 and the period from inception to December 31, 1998 were primarily from private sales of convertible preferred stock and issuances of common stock. We had $489,000 in capitalized lease obligations outstanding at December 31, 1999, and $399,000 at December 31, 1998.

     We expect to devote substantial capital and operating resources to continue our research and development efforts, to hire and expand the sales, support, marketing and product development organizations, to expand marketing programs, to establish operations internationally, and for other general corporate activities. Although we believe that current cash balances will be sufficient to fund operations for at least the next 12 months, there can be no assurance that we will not require additional financing within this time frame or that such additional funding, if needed, will be available on acceptable terms. Any additional issuance of equity or equity-related securities will be dilutive to our stockholders.

INTEREST RATE RISK

     The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we have invested in may be subject to market risk. This means that a change in prevailing interest rates may cause the value of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then-prevailing rate and the prevailing interest rate later rises, the value of the investment will probably decline. To mitigate this risk, we maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including money market funds, commercial paper and government and non-government debt securities. In general, money market funds are not subject to market risk because the interest paid on such funds fluctuates with the prevailing interest rate. In addition, we invest in relatively short-term securities.

     The following table presents the amounts of cash equivalents and short-term investment that are subject to market risk by range of expected maturity and weighted average interest rates as of June 30, 2000 and December 31, 1999. This table does not include money market funds because those funds are not subject to market risk.

                                                                          MATURING
                                                                          BETWEEN
                                                         MATURING IN       THREE
                                                         THREE MONTHS    MONTHS AND
                                                           OR LESS        ONE YEAR      TOTAL
                                                         ------------    ----------    -------
                                                         (IN THOUSANDS, EXCEPT INTEREST RATES)
AT JUNE 30, 2000
Included in cash and cash equivalents..................    $45,290             --      $45,290
Weighted average interest rate.........................       5.03%            --         5.03%
Included in short-term investments.....................    $ 9,523        $39,986      $49,509
Weighted average interest rate.........................       6.70%          6.29%        6.37%
Total portfolio........................................    $54,813        $39,986      $94,799
Weighted average interest rate.........................       5.32%          6.29%        5.73%

AT DECEMBER 31, 1999
Included in cash and cash equivalents..................    $ 2,750             --      $ 2,750
Weighted average interest rate.........................       6.76%            --         6.76%

EXCHANGE RISK

     Currently, substantially all of our sales and expenses are denominated in United States dollars. Therefore, we have not engaged in any foreign exchange hedging activities to date. We may conduct transactions in foreign currencies in the future as we expand our international operations, so we may engage in foreign exchange hedging activities at that time.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Company will adopt SFAS No. 133 as amended by SFAS No. 137, "Deferral of the effective date of the FASB Statement No. 133," in fiscal year 2001. The adoption of SFAS No. 133 is not currently expected to have a material impact on our financial condition or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101. This summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The application of SAB 101 is required to be implemented no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company is currently assessing the impact of SAB 101.

     In March 2000, the Financial Accounting Standards Board issued interpretation No. 44, "Accounting for Certain Transactions Involving Stock
Compensation: An Interpretation of APB Opinion No. 25." Among other issues, Interpretation No. 44 clarifies the application of Accounting Principles Board Opinion No. 25 ("APB 25") regarding (a) the definition of employee for purposes of applying APB 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Provisions of Interpretation No. 44 are to be applied on a prospective basis effective July 1, 2000. We currently do not expect the provisions of Interpretation No. 44 to have a significant impact on our financial condition or results of operations.

                                    BUSINESS

OVERVIEW

     We are a leading provider of products that enable local exchange carriers to rapidly deploy and efficiently maintain DSL services. The Copper CrossConnect CX100, our first product, is currently being installed in telephone company central offices by communications service providers to speed their deployment of DSL services. The CX100 product family enables the rapid and efficient deployment of high-speed digital services on existing copper telephone lines. As of August 21, 2000, we had shipped more than 10,000 CX100s.

INDUSTRY BACKGROUND

INCREASING NEED FOR HIGH SPEED ACCESS

     Internet content and the number of users accessing the Internet are expected to continue to grow rapidly. International Data Corporation projects the number of worldwide users conducting transactions on the Internet to grow from approximately 240 million in 1999 to more than 600 million by 2003. In addition, content is becoming more data-intensive as websites increasingly offer streaming video and audio, animation and software downloads. As more users access more Internet content, the ability to connect to the Internet at high speeds is becoming more important. To remain competitive, businesses are using high-speed connections to access and provide information via the Internet, conduct transactions with customers and suppliers, and communicate more effectively with remote employees. Consumers are also increasingly accessing the Internet to communicate, collect and publish data-intensive information, conduct retail purchases and access online entertainment.

     To meet this demand, a growing number of local exchange carriers are increasingly offering high-speed Internet access and other services, often over existing telephone lines. The existing lines that comprise the local loop extend from telephone companies' central offices out to businesses and residences. Local exchange carriers are taking advantage of the underutilized capacity of this telephone network infrastructure to deliver high-speed Internet connections to businesses and residences.

EMERGING DSL SERVICES AND LOCAL EXCHANGE CARRIERS

     A growing number of local exchange carriers are deploying DSL to offer high-speed, cost-effective, access services on existing copper lines. Because DSL networks reuse the existing copper lines extending from telephone companies' central offices to businesses and residences, they can be less expensive to deploy than alternative access technologies. In addition, significant portions of the cost of a DSL network can be deferred until subscribers are added, reducing the initial fixed cost of the network. Other advantages of DSL include the ability to leverage more of the underutilized capacity of the telephone line, offer multiple services on the same line and operate as a dedicated, always-on service, not requiring subscribers to initiate a dial-up connection each time the service is used.

     Challenges to providing DSL service generally include the difficulty in identifying, installing and determining the quality of a particular line, and the expense of deploying and maintaining DSL service using traditional labor-intensive procedures. The market for DSL-based services is still in a relatively early stage of development and is rapidly evolving. Our future success is substantially dependent upon whether DSL technology gains widespread market acceptance by local exchange carriers, of which there are a limited number, and by end users of their services.

     The primary alternative methods of providing high-speed Internet access include cable modems, wireless technology and satellite technologies. Cable modem service targets the residential market and theoretically can provide faster download speeds than DSL, if access is provided over a line with a single user. However, because of the cable modems' method of data transmission and cable layout patterns, all cable modem users in a particular neighborhood share the same bandwidth, and download speeds decrease as the number of users in that neighborhood increases. Both wireless and satellite technologies enable users to transmit and receive information using radio frequencies at transmission speeds close or comparable to DSL transmission speeds. However, neither of these technologies provides an alternative method for incumbent local exchange carriers to make use of their existing physical infrastructure for analog voice services. In addition, as with DSL technology, neither wireless or satellite technologies have achieved widespread acceptance. Technology for providing high-speed data services is rapidly evolving, however, and our success will depend upon DSL technology remaining competitive with these and other emerging technologies.

     In the mid-to-late 1990's, various competitive dynamics prompted local exchange carriers to target either the consumer or business market segments using DSL technology. Cable operators, such as AT&T@Home and RoadRunner, began delivering high-speed consumer services, prompting the incumbent local exchange carriers to respond by accelerating their investments in DSL technologies. An incumbent local exchange carrier is a communications company that held an exclusive license to offer local telephone services prior to the U.S. Telecommunications Act of 1996 or similar legislation in other countries. Examples include the regional Bell operating companies in the United States. To date, incumbent local exchange carriers have generally focused their DSL deployments on the consumer segment by using versions of DSL that work in conjunction with existing analog voice services as well as the associated line maintenance procedures. However, these consumer-oriented versions of DSL typically have limitations that make them unattractive for businesses. We believe many incumbent local exchange carriers will gradually convert their existing local loop equipment from analog to digital to deliver more competitive business services as well as voice services in a more cost-effective manner.

     Deregulation under the U.S. Telecommunications Act of 1996 and similar legislation in other countries enabled competitive local exchange carriers to provide competing services. It also eliminated a substantial barrier to competitive local exchange carriers by allowing access to the incumbent local exchange carriers' facilities in order to utilize the existing local loop network infrastructure. Many of these competitive local exchange carriers are new companies without a significant installed base of traditional analog voice equipment and as a result are aggressively deploying modern DSL equipment and implementing new telephone line maintenance procedures in the incumbent carriers' facilities. This has enabled a growing number of competitive local exchange carriers to use the local loop to offer competitively priced, high-speed services to business customers.

     In November 1999, the Federal Communications Commission ordered that both competitive local exchange carriers and incumbent local exchange carriers share the same physical copper telephone line for delivering services to the customer under an arrangement known as line sharing, by June 2000. Line sharing is generally implemented by installing a signal splitter that offers competitive local exchange carriers access to the higher frequency signals used to deliver DSL services on the copper line. This arrangement leads to operational challenges, however, because the signal splitter impairs the ability to properly test and qualify the copper line and because competitive and incumbent local exchange carriers require different line testing, maintenance and monitoring capabilities. In addition, the incumbent and competitive local exchange carriers have yet to work out many of the implementation issues relating to line sharing. For example, it has yet to be determined whether the incumbent or the competitive local exchange carrier will purchase, install and maintain the signal splitter. Until these issues are resolved, we believe that implementation of line sharing equipment will be delayed.

DSL LINE INSTALLATION AND MAINTENANCE

     Competitive local exchange carriers gain access to the local loop and deploy DSL by leasing space in an incumbent local exchange carrier's central office, installing network equipment in this space and leasing specific copper telephone lines to connect subscribers. Incumbent local exchange carriers must connect copper lines as requested from the competitive local exchange carriers' leased space to subscriber locations, a process that tends to be labor intensive. When a competitive local exchange carrier orders a line to be connected from their equipment to the subscriber's site, the incumbent local exchange carrier's personnel must manually complete one or more connections. These include connections inside the central office, at the subscriber's site and possibly at various points throughout the local loop.

     The following diagram illustrates a typical network configuration and installation procedures for competitive local exchange carrier DSL deployment.

           [GRAPHIC OF MANUAL DSL LINE INSTALLATION AND MAINTENANCE]

DSL DEPLOYMENT CHALLENGES

     Despite the new revenue opportunity DSL provides for local exchange carriers, there are several major challenges in deploying and maintaining a new DSL infrastructure that have slowed deployment. The challenges include:

     MANUAL DSL INSTALLATION IS DIFFICULT, EXPENSIVE AND LABOR INTENSIVE. DSL installation requires one or more connections to the copper line in a process that traditionally relies on manual labor and hand-held test tools. A common problem that arises with local exchange carriers deploying DSL is human error in installing the copper line. To ensure that the line has been correctly connected, technicians rely on standard analog voice tools that attach to the copper lines at any point in order to correctly identify the line. This technique relies upon incumbent local exchange carrier voice equipment that generates audible dial tones as well as an audible identification code associated with a particular line. Since a competitive local exchange carrier's DSL lines are not connected to this voice equipment, an audible dial tone is not available. Without this line identification information, connections are often performed incorrectly at one or more of the various points throughout the network. Discovering and correcting these mistakes by dispatching service personnel into the field is costly and leads to delays in establishing service.

     DSL SERVICES ARE DEPENDENT ON COPPER LINE LENGTH AND QUALITY. DSL operates at higher frequencies than traditional analog voice service and is therefore more dependent on the length and quality of the copper line and more easily affected by electrical interference. Because various devices connected to, or faults occurring on, the copper line can cause problems for DSL, they must be identified in advance so that the line can be properly prepared for DSL service. In addition, a greater range of frequencies must be monitored to fully qualify the line and detect electrical interference. For local exchange carriers to efficiently maintain DSL services, they must be able to qualify and monitor copper lines. To date, a significant amount of on-site labor and expensive hand-held test equipment has been required to install, qualify, maintain and troubleshoot lines for DSL.

     DSL MAINTENANCE IS COMPLEX. Because DSL runs on the local loop, DSL networks require local exchange carriers to deploy DSL equipment in a large number of central offices in order to provide service in a broad geographic region. One necessary piece of equipment is known as a DSL access multiplexer, which receives signals from multiple DSL connections and puts the signals on a larger, high-speed transmission line. Local exchange carriers must sometimes send technicians to individual central offices to reconnect lines, to correct equipment failures or to change subscriber services. For example, in the event of a DSL access multiplexer failure, the local exchange carrier would need to either replace the defective equipment or manually reconnect the subscriber lines around the failure. These on-site service calls to the central office can be costly and lead to delays in service availability. Given the rapid and wide-scale deployment of DSL technology and the need for guaranteed levels of service, local exchange carriers are increasingly automating and remotely managing activities related to DSL deployment and maintenance.

NEED FOR A PURPOSE-BUILT SOLUTION

     Given the historically exclusive use of the copper local loop infrastructure by incumbent local exchange carriers for voice traffic, most equipment vendors have focused on the needs of the incumbent local exchange carriers and their traditional analog voice services. These vendors have not developed products optimized for the unique requirements of competitive local exchange carriers and new digital services. Traditional systems, often based on proprietary software, are difficult and expensive to integrate with new DSL equipment and modern operational support systems. We believe widespread deployment of competitive DSL services requires new infrastructure equipment with standard interfaces providing for the automation and remote management of line installation, qualification and maintenance that would otherwise be manually implemented.

THE TURNSTONE SOLUTION

     Our Copper CrossConnect CX100 product family improves the efficiency of installing and managing DSL services while delivering the high levels of reliability and scalability needed in a large, complex network. We believe that our CX100 product family is the first solution designed and built specifically to enable local exchange carriers deploying DSL to automate and remotely control the installation, qualification and maintenance of copper telephone lines in a local loop. Our CX100 product family consists of the Copper CrossConnect CX100 and associated modules and the CrossWorks suite of software applications. The CX100 product family is designed specifically to enable the rapid and efficient deployment of high-speed digital services on the existing local loop. The CX100 is typically deployed between one or more DSL access multiplexers and the copper subscriber lines. Additional modules can be added to the CX100 over time as subscriber count increases and as more modules are added to DSL access multiplexers. The CX100 enables local exchange carriers to remotely qualify, manage and control the copper lines. CrossWorks can operate independently or be integrated with a local exchange carrier's operational support system, enhancing efficiency and scalability.

     The benefits of our solution include:

     RAPID AND EFFICIENT DSL DEPLOYMENT. Our CX100 enables carriers to remotely perform line qualification, testing and maintenance on any line connected through the system. Accurate line qualification and testing enable local exchange carriers to rapidly and efficiently deploy DSL services. The CX100 provides local exchange carriers with critical testing capabilities, including traditional tests performed on analog lines as well as advanced tests that are appropriate for DSL network environments. Our customers can remotely confirm if a particular copper line is properly connected into the central office, and whether it can support a specific type and speed of DSL service prior to deploying field personnel for installation at the subscriber site. The CX100 can also generate audible tones on any set of lines, providing field personnel with a convenient mechanism for ensuring lines are correctly connected during DSL installation. These features are also useful for performing fault isolation and maintenance on DSL subscriber lines after service is installed and operational.

     IMPROVED NETWORK RELIABILITY. The CX100 improves network reliability and availability by providing local exchange carriers with remote service modification and restoration capabilities, enabling local exchange carriers to offer guaranteed levels of service. For example, in the event of a DSL access multiplexer failure, our customers can rapidly restore services by remotely reconnecting the affected lines around the problem, a process we call protection switching. Carriers can also use the protection switching capability to remotely modify a customer's service type quickly and cost effectively. The ability to remotely modify a customer's services is useful for handling unforeseen installation problems or responding quickly to service change requests without the requirement for costly on-site labor.

     AUTOMATED OPERATIONS. Our CrossWorks software operates in conjunction with the CX100 to automate the collection, analysis and archiving of information regarding subscribers, line assignments, test histories and other information. Raw test data can be automatically gathered at programmed intervals and analyzed, generating pass/fail notifications based on user-defined thresholds for particular services. All of the information is automatically stored and is available for future troubleshooting or trend analysis. CrossWorks also includes automated network administration capabilities such as software upgrades, backups and alarm tracking. CrossWorks may be integrated with service providers' existing operational support systems using open, standard interfaces or operated as a stand-alone application.

     COMPATIBLE WITH ALL SERVICES AND PLATFORMS AND IN LINE SHARING ARRANGEMENTS. The CX100 is designed to be compatible with all types of local loop services and all types of DSL access multiplexers. A single CX100 may be deployed with multiple DSL access multiplexers from a variety of vendors, including Alcatel, Cisco, Copper Mountain, Lucent, Nokia and Paradyne. The CX100 can provide optional integrated signal splitting functionality and operate in a line sharing arrangement where incumbent local exchange carriers and competitive local exchange carriers share the existing subscriber line. With our solution in place, local exchange carriers can deploy next-generation equipment to support emerging DSL services as well as leverage existing investments in networking equipment that support more traditional services.

STRATEGY

     Our objective is to be the leading provider of products to enable local exchange carriers to automate and remotely control the installation, qualification and maintenance of copper telephone lines for DSL service. Key elements of our strategy include:

     INCREASE PENETRATION IN THE COMPETITIVE LOCAL EXCHANGE CARRIER MARKET. Our initial target customers are competitive local exchange carriers specifically focused on offering DSL services to business users. We expect that our target market will grow as new competitive local exchange carriers emerge and as established competitive local exchange carriers supplement their existing services with DSL service offerings for businesses. We believe our early success with competitive local exchange carriers such as Covad Communications, Digital Broadband Communications,

First:telecom plc, Mpower Communications (formerly MGC Communications), Network Access Solutions, Northpoint Communications, Rhythms NetConnections and Riodata GmbH will better enable us to market to other competitive local exchange carriers as they deploy DSL.

     PENETRATE THE INCUMBENT LOCAL EXCHANGE CARRIER MARKET AND NEW MARKETS AS THEY EMERGE. We believe incumbent local exchange carriers and local exchange carriers in other countries will gradually convert their installed base of analog voice equipment to more efficient DSL equipment due to superior economics, demand for new services and continued deregulation. We have added features to our existing products to make our solutions more attractive to incumbent local exchange carriers and intend to add more features to make our solutions more attractive to local exchange carriers in other countries. We plan to expand our sales, marketing and support capabilities to meet the growing demand for high-speed access solutions and increase our brand recognition both domestically and internationally.

     ENHANCE PRODUCT OFFERINGS. We believe that our core product offerings can be enhanced to offer better value to existing and new customers. We plan to continue adding features and functionality to increase the utility and applicability of our product offerings. Since our products have been deployed by a number of our customers, we have developed an understanding of the challenges facing these carriers. This knowledge enables us to design additional features and capabilities into the CX100 product family. We expect to invest significant development resources in the areas of service qualifications, network management, operational support system interfaces and manufacturing cost reductions. In addition, we have obtained regulatory approvals and certifications so that our products may be deployed in several European and Asian jurisdictions. We intend to seek the necessary regulatory approvals and certifications so that our products may be deployed widely outside of the United States.

     DEVELOP RELATIONSHIPS WITH ORIGINAL EQUIPMENT MANUFACTURERS. Although we primarily market our products through our direct sales force, we believe original equipment manufacturer relationships can enhance our market position and make us a more attractive vendor to a broader base of customers. We have formed an original equipment manufacturer relationship with Lucent Technologies, who has chosen to resell the CX100 as a co-branded system. We expect this relationship to expand our distribution and customer support capacity internationally as well as satisfy the equipment financing requirements of certain customers. In the future, we expect to develop other original equipment manufacturer relationships in order to penetrate additional customer segments or market our products in international markets.

     LEVERAGE RELATIONSHIPS WITH COMPLEMENTARY VENDORS. The CX100 is compatible with a variety of DSL equipment as well as analog telephone equipment. The CX100 may be used with multiple DSL access multiplexers from a number of vendors, including Alcatel, Cisco, Copper Mountain, Lucent, Nokia and Paradyne. Because our solution is complementary to DSL access multiplexers, we believe DSL access multiplexer vendors are likely to recommend our products to their customers. We intend to make our product an attractive complement to all DSL access multiplexer vendors and to further encourage joint sales and marketing activities. We are also working with vendors of hand-held line test equipment in order to provide more sophisticated capabilities.

     OUTSOURCE MANUFACTURING. We outsource manufacturing of our products including material procurement, board level assembly, final assembly, test and shipment to our customers. We use automated design, manufacturing and test processes to minimize cycle times and improve product quality. We believe that continuing this arrangement will lower our manufacturing costs, provide us with more flexibility to scale our operations to meet changing demand and allow us to focus our engineering resources on new product development and product enhancements.

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

PRODUCTS

     The CX100 is typically deployed in a telephone company's central office between one or more DSL access multiplexers and the copper subscriber lines. CX100 modules may be added over time as subscriber count increases and as more DSL access multiplexer modules are added. With the CX100 our customers can remotely qualify and monitor copper lines as well as verify connections to subscriber sites. We also offer a suite of software modules, called CrossWorks, which enables our customers to more efficiently control the CX100, enhancing remote or automated management of the local loop. We expect that these core technologies will serve as the basis for future generations of products.

     Pictured below is the CX100 deployed in the telephone company's central office.

                        [GRAPHIC OF DEPLOYMENT OF CX100]

     COPPER CROSSCONNECT CX100. The CX100 is a modular product designed for central office environments and is compliant with network equipment building standards. The base system, which depends on customer configuration, typically consists of one CX100 chassis, one P150 module that provides the management and control functions of the CX100 and one or more L140 modules that provide access to copper telephone lines. The base system is installed and fully cabled in a central office, with additional modules added over time as subscriber count increases and as more DSL access multiplexer modules are added. All modules may be inserted or removed while the system is operational and are automatically recognized and inventoried by the system upon insertion. All modules, indicators and switches are accessible from the front of the system, consistent with current industry practices. The CX100 supports dual 48-volt power feeds. In the event of loss of power, the CX100 maintains all connections with no loss of subscriber service. The CX100 chassis is available in 19 and 23 inch configurations. The 19 inch version supports 425 lines, and the 23 inch version supports 550 lines. The following modules are currently available:

     P150. The P150 module provides management and control functions for the system and has line qualification functionality and the capability of testing lines for use of the integrated services digital network standard. The P150 supports Ethernet, serial port or dial-up modem access for management, as well as access for interfacing to external test gear.

     L140. The L140 module provides access to the P150 and connections for up to 25 copper lines. L140 module may be added over time as subscriber count increases and as more DSL access multiplexer modules are added.

     M101. The M101 module provides a six-port Ethernet hub and four contacts for monitoring physical alarms in central offices. This optional module provides a convenient management connectivity solution between multiple network products within the central office.

     M120. The M120 module provides an eight-port terminal server and modem for remote management and monitoring of multiple network devices in central offices.

     S108. The S108 module provides eight signal splitters on a single line card and supports remote line testing and qualification on both sides of the signal splitters, allowing the CX100 to offer signal splitting functionality and to operate in a line sharing environment.

     CROSSWORKS. CrossWorks is a suite of software products that enable service providers to automate physical management of a large volume of copper lines when using CX100 systems.

     The following diagram shows how our CrossWorks software interfaces with a competitive local exchange carrier's operational support system.

                     [DIAGRAMS OF CROSSWORKS ARCHITECTURE]

     CrossWorks employs a client-server architecture that offers flexible integration with existing operational support systems. The CrossWorks server, which performs most of the automation work, can be accessed via standard interfaces, such as common object request broker architecture, commonly known as CORBA, JAVA, remote method indication, commonly known as RMI, simple network management protocol, commonly known as SNMP, or distributed component object model, commonly known as DCOM, allowing a service provider to use its own user interface. Alternatively, a service provider can use CrossWorks as a standalone client-server application. With either of these approaches, CrossWorks is designed to interface with the service provider's existing database through a standard application programming interface. These options are designed to provide the service provider with automated system capabilities while leveraging its existing operational support systems infrastructure.

     The CrossWorks suite consists of the following modules:

     - CROSSTEST for line qualification and line history tracking;

     - CROSSSCOPE for frequency analysis of local analog telephone lines;

     - CROSSCONFIG for comprehensive network configuration and administration of multiple CX100s; and

     - CROSSVIEW for basic management of individual CX100s.

CUSTOMERS

     In the year ended December 31, 1999, customers who accounted for more than $100,000 of revenue included Bluestar Communications (subsequently acquired by Covad Communications), Covad Communications, DSL.net, Jato Communications, MCI Worldcom, Mpower Communications (formerly MGC Communications), Network Access Solutions, Network Plus, Nokia, Primary Networks and Rhythms NetConnections. In the year ended December 31, 1999, Rhythms NetConnections accounted for approximately 41% of our revenues, Network Access Solutions accounted for approximately 19% of our revenues, and Covad Communications accounted for approximately 11% of our revenues. In addition, our non-exclusive original equipment manufacturer relationship with Lucent Technologies accounted for 15% of our revenues. For the six months ended June 30, 2000, Lucent accounted for approximately 21% of our revenues, Rhythms NetConnections accounted for approximately 15% of our revenues and no other customers accounted for more than 10% of our revenues. We have no long-term contracts with any of our customers, and they may reduce or discontinue their purchases at any time.

SALES AND MARKETING

     We sell and market our products through our direct sales force, an indirect channel and through participation in affiliation programs.

     DIRECT SALES. Our direct sales effort in North America is directed by 9 account managers. To date, our direct sales efforts have been primarily focused on competitive local exchange carriers deploying DSL. We have recently established a separate direct sales force to focus on incumbent local exchange carriers who are beginning to deploy DSL. We plan to expand our direct sales organization internationally in the future. We also have 13 systems engineers who support our account managers and work with customers' engineering and operations personnel to improve their ability to use and integrate our products. Direct sales accounted for approximately 85% of our revenues for the year ended December 31, 1999 and 79% of our revenues for the six months ended June 30, 2000.

     INDIRECT SALES. We have entered into an original equipment manufacturer agreement with Lucent Technologies, a leader in the global telecommunications equipment market. Under this agreement, we co-brand the CX100 with Lucent, which resells the CX100 products. Lucent offers DSL access equipment and services, including vendor financing, which facilitate the sale of our products and services. Lucent generally provides first level support for our products to its customers. Our agreement allows Lucent to sell our product on a worldwide, nonexclusive basis. Under our agreement, Lucent provides monthly, nonbinding, twelve-month forecasts of Lucent's anticipated orders. The contract contains no minimum purchase requirements and is terminable by Lucent at any time. Products are shipped against individual purchase orders. The agreement expires in August 2002 but may be renewed by agreement of both parties for an additional twelve month period.

     AFFILIATION PROGRAMS. We have worked to make our hardware products interoperable with complementary products of other equipment providers in order to enable us to jointly offer a more comprehensive solution for deploying DSL services. Hardware companies with which we have affiliated with are AccessLan Communications, Inc., ADTRAN, Inc., Copper Mountain Networks, Inc., Lucent, Paradyne Corporation, Promatory Communications, Inc. and Sunrise Telecom Inc. We have also initiated the Crossworks Back Office Network Development program whereby we work with other leading vendors and system integrators to accelerate the development of next generation back office systems that enable DSL service providers to fully automate installation, management and maintenance of copper telephone lines. Vendors and systems integrators with which we have affiliated with are BusinessEdge Solutions, Cygent Inc., Cap Gemini Ernst & Young LLP, Nightfire Software Inc., Syndesis Limited and Vitria Technology, Inc.

     Our marketing organization is responsible for sales support, product presentations, documentation and pricing, as well as new product and feature definition. Our marketing organization also performs activities such as marketing communications, marketing research, trademark administration and other support functions.

CUSTOMER SERVICE AND SUPPORT

     We believe a high level of continuing service and support is critical to our long-term success. We offer comprehensive hardware and software maintenance and support programs for our products. The majority of our service and support activities are related to training, troubleshooting and network management. These services are provided by telephone, email and directly at customer locations using personnel from our customer support group. We also offer various training courses for our direct customers and original equipment manufacturers.

RESEARCH AND DEVELOPMENT

     We have assembled a team of highly skilled engineering professionals who are experienced at designing data networking equipment and network management software. Our engineering personnel have expertise in a number of fields, including digital loop carrier design, voice and data switching technology, local loop equipment design and operations support systems. During the year ended December 31, 1999, we spent $5.7 million on research and development. Research and development expenses for the six months ended June 30, 2000 were $6.4 million. As of August 15, 2000, we had a total of 89 employees engaged in research and development.

     We believe that our future success depends on our continued ability to adapt to the rapidly changing local loop market, to maintain our expertise in management of the local loop and to continue anticipating and satisfying our customers' evolving needs. We continually review and evaluate technological and regulatory changes affecting the local exchange carrier market and seek to offer products and capabilities that solve customers' operational challenges and improve their efficiency.

     Through our research and development efforts, we created our CrossWorks suite of software products that enable more efficient integration of our CX100 systems' functions into our customers' operations support systems. We believe that our extensive experience designing and implementing high-quality network components has enabled us to develop high-value integrated systems solutions.

     We are currently investing significant resources in operational support systems interfaces and capabilities, automated testing, new modules optimized for specific applications and support for additional industry standards, including international compliance testing for our products.

COMPETITION

     The market for telecommunications equipment is highly competitive. A number of companies that have traditionally produced products for analog voice networks market products that compete with ours. These companies include: Harris Corporation, Hekimian Laboratories, Inrange Technologies Corporation, Lucent Technologies, Nokia Corporation, Nortel Networks, Teradyne Corporation and Tollgrade Communications. In addition, a number of smaller companies are expected to introduce products that will compete with ours.

     We also compete with DSL equipment providers including Lucent, Nortel, Nokia and Alcatel, who have announced plans to incorporate competitive features and functionality into their DSL access multiplexers. To the extent we expand the capabilities of our products to incorporate functionality traditionally contained in other equipment, we may also face increased competition from other vendors.

     Remaining competitive in our markets will require a continued high level of investment in research and development, marketing, and customer service. The principal competitive factors in our market include:

     - speed of new product introductions to market;

     - depth of product functionality;

     - ease of installation, integration and use;

     - system reliability and performance;

     - price and financing terms;

     - technical support and customer service;

     - size and stability of the vendor's operations; and

     - compliance with government and industry standards.

     Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources, including other large telecommunications equipment manufacturers, may enter our markets, thereby further intensifying competition. We may not have sufficient resources to continue to make the investments or achieve the technological advances necessary to compete successfully.

     The markets for high-speed telecommunications products are characterized by rapid technological developments, frequent enhancements to existing products and new product introductions, changes in end user requirements and evolving industry standards. The emerging nature of these products and services and their rapid evolution requires us to continually improve the performance, features and reliability of our products, particularly in response to competitive product offerings. Current or future competitors may foresee the course of market developments more accurately than we do and may introduce products incorporating superior or alternative technologies that could render our products obsolete.

     Our products are primarily used in DSL-based service applications that use copper lines. Numerous other high-speed access technologies, including cable modems, satellite technology and wireless technologies compete with DSL-based services. These competing technologies may ultimately prove to be superior to DSL-based services and reduce or eliminate the demand for our products. The properties of copper lines limit the speed and distance over which data can be transmitted. Service levels degrade as distance from the central switching station increases. Other competing technologies, such as wireless and cable, are not subject to such limitations. Our products may become obsolete as a result of the development of competing technologies that are more reliable, faster and less expensive than DSL.

MANUFACTURING

     Our manufacturing operation is entirely outsourced. We have entered into an agreement with A-Plus Manufacturing, under which we subcontract manufacturing of our products. A-Plus Manufacturing was recently acquired by C-MAC Industries Inc., a large international contract manufacturer. A-Plus Manufacturing, located in San Jose, California, is an established contract manufacturer with ISO 9002 and Telecordia, formerly Bellcore, certifications. These certifications relate to the manufacturer's compliance with industry standards for quality control procedures and telecommunications products. This subcontracting arrangement includes material procurement, board level assembly, final assembly, test and shipment to our customers. We utilize automated design, manufacturing and test processes to minimize cycle times and improve product quality. We design and implement all of the tests that are required to meet internal and external quality standards, and routinely monitor product quality via on-site inspections. This arrangement provides us with the following benefits:

     - we operate without substantial space dedicated to manufacturing operations;

     - we conserve a significant portion of the working capital that would be required for funding inventory; and

     - we can more easily adjust manufacturing volumes to meet changes in demand.

     A combination of standard parts and components are used, which are generally available from more than one vendor, and a number of key components are purchased from sole or limited source vendors for which alternative sources are not currently available. There are no guaranteed supply arrangements with these suppliers, and we or our contract manufacturer may fail to obtain these supplies in a timely manner in the future. Delivery delays, supply interruptions or the discontinuation of these components could result in delays or reduction in product shipments and revenues. In addition, the purchase of these components on a sole source basis subjects us to risks of price increases and potential quality assurance problems.

     Our contract manufacturer currently purchases key components for which there are currently no substitutes available from approximately 8 suppliers. All of these components are critical to the production of our products, and competition exists with other manufacturers for these key components. While alternative suppliers may be available, we must first identify these suppliers and qualify them. Qualifying additional suppliers is time-consuming and expensive. We cannot be certain that we will be able to qualify or identify alternative suppliers in a timely fashion, or at all. In addition, our contract manufacturer may not be able to obtain sufficient quantities of these components from existing or future suppliers on the same or substantially the same terms as are currently available. Consolidations involving suppliers could further reduce the number of alternatives and affect the cost of components. An increase in the cost of components could make our products less competitive and result in lower margins.

     Financial or other difficulties faced by these suppliers or significant changes in market demand for these components could limit the availability of these components. Any interruption or delay in the supply of any of these components, or the inability to obtain these components from alternate sources at acceptable prices and within a reasonable amount of time, would adversely affect our ability to meet scheduled product deliveries to our customers, cause us to lose sales to existing and future customers and harm our operating results and financial condition.

     In addition, lead times for some of the materials and components we use are very long and depend on factors such as the specific supplier, contract terms and demand for each component at given time. Our contract manufacturer also may experience shortages of components from time to time, which also could delay the manufacturing of our products. Additionally, long lead times for some materials and components have in the past, and may in the future, cause us to attempt to mitigate these lead times by purchasing inventories of some parts ourselves, increasing our costs and risk of obsolescence. Limited sources of supply of, and competition with other manufacturers for, key components may increase the price we pay to obtain these components and lower our gross margins. If we fail to carry a sufficient inventory of long lead time items, if lead times increase or if demand for our products increases unexpectedly, we may have insufficient access to components necessary to meet demand for our products on a timely basis.

INTELLECTUAL PROPERTY

     We rely on a combination of copyright, trademark, trade secret and other intellectual property law, nondisclosure agreements and other protective measures to protect our proprietary rights. We have filed five patent applications to date. We attempt to protect our intellectual property rights by limiting access to the distribution of our software, documentation and other proprietary information. In addition, we enter into confidentiality agreements with our employees and certain customers, vendors and strategic partners. These steps may fail to prevent the misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States. Other parties may independently develop competing technology. Attempts may be made to copy aspects of our products or to obtain and use information that we regard as proprietary. Our existing and future patent applications, if any, may not be approved, any issued patents may not protect our intellectual property, and any issued patents may be challenged by third parties. Any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in loss of a competitive advantage and decreased revenues.

     We employ a variety of intellectual property in the development and manufacturing of our products. We believe that the loss of all or a substantial portion of our intellectual property rights could have a material adverse effect on our results of operations. Our intellectual property protection measures might not be sufficient to prevent misappropriation of our technology. In addition, the laws of many foreign countries do not protect our intellectual properties to the same extent as the laws of the United States. From time to time, we may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products effectively. Any necessary licenses might not be available on reasonable terms.

     To date, we have not been notified that our products infringe the proprietary rights of third parties, but in the future third parties might claim infringement by us with respect to our current or future products. These claims and any resulting lawsuit, if successful, could subject us to significant liability for damages and invalidate our proprietary rights. These lawsuits, regardless of their success, would likely be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation also could force us to do one or more of the following:

     - cease selling, incorporating or using products or services that incorporate the infringed intellectual property;

     - obtain from the holder of the infringed intellectual property right a license to sell or use the relevant technology, which license may not be available on acceptable terms, if at all; or

     - redesign those products or services that incorporate the disputed technology.

     We may in the future initiate claims or litigation against third parties for infringement of our proprietary rights or to determine the scope and validity of our proprietary rights or the proprietary rights of competitors. These claims could result in costly litigation and the diversion of our technical and management personnel. As a result, our operating results could suffer and our financial condition could be harmed.

     We have registered Turnstone Systems, the Turnstone Systems logo and Copper CrossConnect CX100 as trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder.

EMPLOYEES

     As of August 15, 2000, we had a total of 162 employees based in the United States and 32 employees based in New Zealand. Of the total, 89 were engaged in research and development, 47 were engaged in sales, marketing and customer support, 25 were engaged in operations, and 33 were engaged in administration and finance. None of our employees is subject to a collective bargaining agreement and we believe that our relations with our employees are good.

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

FACILITIES

     As of August 15, 2000, our principal administrative, sales, marketing and research and development facility occupied approximately 62,500 square feet in Santa Clara, California under a lease that expires in June 2010. We have sales offices throughout the United States, including regional sales offices in Colorado, Illinois, Massachusetts and Virginia. Our New Zealand facility occupies approximately 1,100 square meters in Wellington, New Zealand under a lease that expires in July 2005.

LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information with respect to our executive officers and directors as of June 30, 2000.

               NAME                 AGE                           POSITION
               ----                 ---                           --------
Richard N. Tinsley(1).............  36    President, Chief Executive Officer and Director
P. Kingston Duffie(1).............  39    Chief Technology Officer and Director
Terrence J. Schmid................  36    Chief Financial Officer
Eric J. Andrews...................  34    Vice President, Marketing
Gary D. Corbin....................  51    Chief Information Officer
Michael A. Crumlin................  38    Vice President, Sales and Customer Service
John Loiacono IV..................  36    Vice President, Business Development
Catherine Millet..................  48    Vice President, Engineering
Shames S. Panahi..................  41    Vice President, Operations
M. Denise Savoie..................  44    Vice President, Business Operations
Robert J. Finocchio, Jr.(2).......  49    Director
John K. Peters(2)(3)..............  52    Director
Andrew W. Verhalen(2).............  44    Director
Geoffrey Y. Yang(3)...............  41    Director

-------------------------
(1) Member of stock option grant committee
(2) Member of audit committee
(3) Member of compensation committee

     RICHARD N. TINSLEY cofounded Turnstone Systems in January 1998 and has served as President and Chief Executive Officer and as a director since that time. From August 1997 to December 1997, Mr. Tinsley was a consultant to the venture capital firms Institutional Venture Partners and Benchmark Capital Partners. From September 1993 to August 1997, Mr. Tinsley held various positions at Newbridge Networks, a designer and manufacturer of networking products, most recently as Vice President and General Manager, VIVID Business Unit. Mr. Tinsley holds an M.B.A. from the University of Dallas and a B.S. in electrical engineering from Rennselaer Polytechnic Institute.

     P. KINGSTON DUFFIE cofounded Turnstone Systems in January 1998 and has served as Chief Technology Officer and as a director since that time. From January 1998 to April 1999, he also served as Vice President, Engineering. From August 1997 to January 1998, Mr. Duffie was a consultant to Institutional Venture Partners and Matrix Partners. From May 1997 to July 1997, Mr. Duffie was Assistant Vice President, Engineering, Data Communications division, for Ascend Communications, a developer and manufacturer of wide area networking equipment. From March 1993 until April 1997, Mr. Duffie was Chief Technology Officer at Whitetree, Inc., a developer and manufacturer of high-speed switching products, which was acquired by Ascend Communications in April 1997. From April 1994 until August 1996, he also served as Vice President, Engineering of Whitetree. Mr. Duffie holds an M.S. in electrical engineering from McGill University in Montreal and a B.Sc. (Eng.) in engineering physics from Queen's University in Kingston, Ontario.

     TERRENCE J. SCHMID joined Turnstone Systems in June 2000 and has served as Chief Financial Officer since that time. From February 1998 to June 2000 he served as Chief Financial Officer and Vice President, Finance and Administration of ONI Systems, an optical networking company. From April 1996 to February 1998, Mr. Schmid was Vice President, Finance and Chief Financial Officer of The 3DO Company, an entertainment software company. From 1993 to April 1996, he worked in the finance division of Electronic Arts, an entertainment software company. Mr. Schmid holds an M.B.A. from Duke University and a B.A. in Economics from the University of San Francisco.

     ERIC J. ANDREWS joined Turnstone Systems in February 1998 and has served as Vice President, Marketing since that time. From April 1993 to January 1998, Mr. Andrews held various marketing positions at Newbridge Networks, most recently as Assistant Vice President of Marketing, VIVID Business Unit. Mr. Andrews holds an M.S. and a B.S. in computer science and electrical engineering from the Massachusetts Institute of Technology.

     GARY D. CORBIN joined Turnstone Systems in January 2000 and has served as Chief Information Officer since that time. From October 1997 to January 2000, he was Director of Information Technology for Omnicell Technologies, a provider of supply and pharmaceutical point-of-use systems to hospitals and clinics. From January 1997 to August 1997 he served as Director of Business Applications for Remedy Corporation, a software company. From May 1995 to December 1997 Mr. Corbin served as Director of Business Applications for Acuson Corporation, a maker of medical ultrasound devices. From December 1989 to May 1995 he served as an information technology consultant to Acuson Corporation. Mr. Corbin holds a B.S. in Industrial Technology from San Jose State University.

     MICHAEL A. CRUMLIN joined Turnstone Systems in March 1999 and has served as Vice President, Sales and Customer Service since that time. From August 1998 to February 1999, Mr. Crumlin was Vice President of Business Development for e.spire Communications, a provider of integrated communications services. From November 1996 to August 1998, Mr. Crumlin was Director of Marketing of Yurie Systems, a manufacturer of telecommunications equipment, which was acquired by Lucent Technologies, a provider of communications and networking products, in May 1998. From April 1995 to August 1996, Mr. Crumlin was a co-founder and Director of Marketing & Business Development of TSI TelSys, a developer of satellite data processing systems. Mr. Crumlin holds an M.B.A. from Harvard Business School and a B.S. in engineering from the United States Military Academy at West Point.

     JOHN LOIACONO IV joined Turnstone Systems in September 1999 and has served as Vice President, Business Development since that time. From September 1994 to September 1999, Mr. Loiacono was Director of Systems Engineering, Europe, Middle-East, Africa at Bay Networks, Inc., a provider of internetworking solutions, which was acquired by Nortel Networks, a supplier of telecommunications equipment products, in August 1998. Mr. Loiacono holds a B.S. in computer science from California State University - San Francisco.

     CATHERINE MILLET joined Turnstone Systems in April 1999 and has served as Vice President, Engineering since that time. From December 1997 to April 1999, Ms. Millet held various senior management positions at Advanced Fibre Communications, a designer and manufacturer of multi-service access solutions for telecommunications providers, most recently as Vice President of Engineering. From September 1994 to December 1997, Ms. Millet held various senior management positions at DSC Communications, a provider of telecommunications products, most recently as Vice President of Advanced Planning. Ms. Millet holds an M.S.E.E. equivalent from the Ecole Superieure d' Electricite in Paris.

     SHAMES S. PANAHI joined Turnstone Systems in February 1998 and has served as Vice President, Operations since that time. From October 1995 to June 1997, Ms. Panahi was Director of Manufacturing at Whitetree. From June 1992 to October 1995, Ms. Panahi was Manufacturing Engineering Manager at Adaptive/Network Equipment Technologies, a designer and manufacturer of wide area networks. Ms. Panahi holds a B.S. in industrial engineering from Northwestern University.

     M. DENISE SAVOIE cofounded Turnstone Systems in January 1998 and has served as Vice President of Business Operations since that time. She also served as Chief Financial Officer from January 1998 until June 2000. From May 1997 to December 1997, Ms. Savoie worked as an independent consultant. From May 1993 until May 1997, Ms. Savoie served as Vice President of Business Operations and Chief Financial Officer at Whitetree. Ms. Savoie holds a B.A. in economics from the University of Michigan and a B.A. in art from Whitman College.

     ROBERT J. FINOCCHIO, JR. has been a director of Turnstone Systems since September 1999. He has served as Chairman of the Board of Informix Corporation, a provider of database systems, since

July 1997 and served as President and Chief Executive Officer of Informix from July 1997 to July 1999. From December 1988 until April 1997, Mr. Finocchio was employed with 3Com Corporation, a global data networking company, where he held various positions, most recently serving as President, 3Com Systems. Mr. Finocchio also serves as a director of Echelon Corporation, a developer of open, interoperable control networks, Latitude Communications, a teleconferencing company and Resonate Inc., a software development company, as well as several privately held companies. Mr. Finocchio is also a Regent of Santa Clara University. Mr. Finocchio holds an M.B.A. from Harvard Business School and a B.S. in economics from Santa Clara University.

     JOHN K. PETERS has been a director of Turnstone Systems since June 1999. Since February 2000, Mr. Peters has served as the Chief Executive Officer of Sigma Networks, Inc., a metropolitan area broadband network service provider. From July 1995 to January 2000 Mr. Peters held the position of Executive Vice President as well as various other senior management positions at Concentric Network Corporation, a provider of Internet protocol-based network services. From February 1993 to July 1995, Mr. Peters served as President of Venture Development Consulting, a consulting firm specializing in new communications and information services. Mr. Peters holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. in Statistics from Stanford University.

     ANDREW W. VERHALEN has been a director of Turnstone Systems since January 1998. Mr. Verhalen has been a general partner of Matrix Partners, a venture capital firm, since April 1992. He also serves on the board of directors of Alteon WebSystems, a provider of Internet infrastructure solutions, BlueMartini Software, an enterprise software applications company, Copper Mountain, a supplier of digital subscriber line-based communications products, Phone.com, a provider of Internet-based services for wireless telephones, and Watchguard Technologies, a provider of Internet security systems. Mr. Verhalen holds M.B.A, Masters of Engineering and B.S.E.E. degrees from Cornell University.

     GEOFFREY Y. YANG has been a director of Turnstone Systems since January 1998. Since July 1987, Mr. Yang has been a general partner of Institutional Venture Partners, a venture capital firm. He has also been a Managing Director of Redpoint Ventures, a venture capital firm, since October 1999. Mr. Yang is a director of MMC Networks, Inc., a developer of network processors, Ask Jeeves, Inc., a provider of natural-language question answering services on the Internet, and TiVo, a provider of personalized television services. Mr. Yang holds an M.B.A. from the Stanford University Graduate School of Business, a B.S.E. in Information Systems Engineering from Princeton University and a B.A. in economics from Princeton University.

     Our bylaws provide that executive officers are appointed by the board of directors and serve for periods as determined by the board of directors. Ms. Savoie is married to Mr. Duffie's brother. There are no other family relationships among any of our directors, officers or key employees.

BOARD OF DIRECTORS

     Our bylaws provide for a board of directors consisting of six members. Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors is elected each year. Messrs. Tinsley and Duffie have been designated Class I Directors, whose term expires at the annual meeting of stockholders to be held in 2003. Messrs. Verhalen and Yang have been designated Class II Directors, whose term expires at the annual meeting of stockholders to be held in 2001. Messrs. Peters and Finocchio have been designated Class III Directors, whose term expires at the annual meeting of stockholders to be held in 2002. This classification of the board of directors may delay or prevent a change in control of our company or in our management. See "Description of Capital Stock -- Antitakeover Effects of Provisions of Our Charter Documents".

BOARD COMMITTEES

     We established an audit committee in October 1999. The audit committee consists of Messrs. Finocchio, Peters and Verhalen. Messrs. Finocchio and Verhalen have served on the committee since its inception, and Mr. Peters has served as a member since July 2000. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. There is no specified term for committee members.

     We established a compensation committee in March 1999. The compensation committee consists of Messrs. Peters and Yang. Mr. Yang has served on the committee since its inception, and Mr. Peters has served as a member since October 1999. Mr. Verhalen was a member from inception of the committee until October 1999. The compensation committee reviews and recommends to the board of directors the compensation of all of our officers and directors, including stock compensation and loans, and establishes and reviews general policies relating to the compensation and benefits of our employees. There is no specified term for committee members.

     We established a stock option grant committee in March 1999. The stock option grant committee consists of Messrs. Duffie and Tinsley, who have comprised the committee since its inception. The board of directors delegated the stock option grant committee the authority to act as administrator of the 1998 stock plan, 2000 stock plan and 2000 nonstatutory stock plan solely for the purpose of granting stock options to new and current employees within Board-approved guidelines, including those set forth in the 1998, 2000 and 2000 nonstatutory stock plans. The stock option grant committee is not authorized to grant stock options to our directors or executive officers. There is no specified term for committee members.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Prior to establishing the compensation committee, the board of directors as a whole performed the functions delegated to the compensation committee. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company.

DIRECTOR COMPENSATION

     We do not currently compensate our directors in cash for their service as members of the board of directors, although they are reimbursed for certain expenses in connection with attendance at board of director and committee meetings. Under our 1998 stock plan, which terminated upon completion of our initial public offering in February 2000, nonemployee directors were eligible to receive stock option grants at the discretion of the board of directors. We had previously granted options to Messrs. Peters and Finocchio. These grants are described under the caption "Certain Transactions -- Stock Option Grants to Directors". Under our 2000 stock plan, nonemployee directors receive automatic annual nondiscretionary stock option grants of 10,000 shares and are also eligible to receive additional stock option grants at the discretion of the board of directors. Also, each person who joins our board of directors as a nonemployee director is automatically granted an option to purchase up to 30,000 shares under the 2000 stock plan. For further information regarding the provisions of the 1998 stock plan and the 2000 stock plan, please refer to the discussion under the caption "Incentive Stock Plans".

LIMITATIONS ON LIABILITY AND INDEMNIFICATION

     Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - a breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions; or

     - any transaction from which the director derived an improper personal benefit.

     The limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation provides that we indemnify our directors, officers and employees to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in their capacity as an officer, director, employee or other agent, regardless of whether we would have the power to indemnify him or her under Delaware law.

     In addition, we have entered into agreements to indemnify our directors and executive officers. These agreements provide for indemnification of our directors and executive officers for judgments, fines, settlement amounts and certain expenses, including attorneys' fees incurred by the director or executive officer in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

     The limited liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty and may reduce the likelihood of derivative litigation against our directors and officers, even though a derivative action, if successful, might otherwise benefit us and our stockholders. A stockholder's investment in us may be adversely affected to the extent we pay the costs of settlement or damage awards against our directors and officers under these indemnification provisions.

     At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE COMPENSATION

     The following table indicates the compensation earned for services rendered to Turnstone Systems in all capacities for the fiscal year ended December 31, 1999 by our Chief Executive Officer and our next most highly compensated executive officers who earned more than $100,000 during the fiscal year. The table does not include compensation information for Terrence J. Schmid, our Chief Financial Officer, who would have been among the five most highly compensated executive officers had he been an employee of Turnstone Systems in 1999. Mr. Schmid commenced employment with Turnstone Systems on June 8, 2000. Mr. Schmid's salary on an annualized basis for 2000 is $180,000.

                           SUMMARY COMPENSATION TABLE

                                                                LONG-TERM
                                                               COMPENSATION
                                                                  AWARDS
                                                               ------------
                                       ANNUAL COMPENSATION      SECURITIES
                                      ---------------------     UNDERLYING        ALL OTHER
    NAME AND PRINCIPAL POSITIONS       SALARY       BONUS        OPTIONS        COMPENSATION
    ----------------------------      ---------    --------    ------------    ---------------
Richard N. Tinsley..................  $191,265     $114,759           --           $    --
  President and Chief Executive
     Officer
P. Kingston Duffie..................   153,461       57,548           --                --
  Chief Technology Officer
Eric J. Andrews.....................   143,230       53,711           --                --
  Vice President, Marketing
M. Denise Savoie(1).................   143,230       53,711           --                --
  Vice President, Business
     Operations
Michael A. Crumlin..................   118,076      138,388      570,000            14,055(2)
  Vice President, Sales and
  Customer Service

-------------------------
(1) Ms. Savoie also served as our Chief Financial Officer from January 1999 until July 2000.

(2) Represents $14,055 in relocation expenses.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information relating to stock options granted to each of the executive officers named in the compensation table above during the fiscal year ended December 31, 1999. All of these options were granted under our 1998 stock plan and have a term of 10 years, subject to earlier termination in the event the optionee's services to us cease. The table does not include information relating to stock options granted to Terrence J. Schmid, our Chief Financial Officer, who commenced employment with Turnstone Systems after December 31, 1999. Upon commencement of his employment with us, Mr. Schmid was granted an option to purchase 600,000 shares of our common stock at an exercise price of $66.63 per share. The options granted to Mr. Schmid were granted under our 2000 stock plan and expire on June 8, 2010, subject to earlier termination in the event Mr. Schmid's services to us cease.

     The exercise prices of the options we grant are equal to the fair market value of our common stock, as determined by our board of directors, on the date of grant. The exercise price may be paid by cash or check.

     Under our 1998 stock plan and 2000 stock plan, in the event of an acquisition of Turnstone Systems by merger or asset purchase, the vesting of each outstanding option listed below will accelerate to the extent that it would have been vested on the date twelve months following the effectiveness of the acquisition. Furthermore, if the acquiring corporation fails to assume or substitute the remaining unvested options, then all of the option shares will become immediately vested. See "-- Incentive Stock Plans -- 1998 Stock Plan" and
"-- 2000 Stock Plan".

     The potential realizable value is calculated by assuming that the price of our common stock increases from $14.50 per share, the initial public offering price of our common stock, at assumed rates of stock appreciation of 5% and 10%, compounded annually over the 10 year term of the option, and subtracting from that result the total option exercise price. These assumed appreciation rates comply with the rules of the Securities and Exchange Commission and do not represent our prediction of the performance of our stock price.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                  POTENTIAL REALIZABLE
                                        PERCENT OF                                  VALUE AT ASSUMED
                          NUMBER OF    TOTAL OPTIONS                                 ANNUAL RATES OF
                          SECURITIES    GRANTED TO                                 STOCK APPRECIATION
                          UNDERLYING     EMPLOYEES     EXERCISE                      FOR OPTION TERM
                           OPTIONS        DURING       PRICE PER   EXPIRATION   -------------------------
          NAME             GRANTED        PERIOD         SHARE        DATE          5%            10%
          ----            ----------   -------------   ---------   ----------   -----------   -----------
Richard N. Tinsley......        --            --%        $  --           --     $        --   $        --
P. Kingston Duffie......        --            --            --           --              --            --
Eric J. Andrews.........        --            --            --           --              --            --
M. Denise Savoie........        --            --            --           --              --            --
Michael A. Crumlin......   570,000          9.27          0.25       3/9/09      13,320,314    21,294,781

AGGREGATE OPTION EXERCISES AND OPTION VALUES

     The following table provides information relating to option exercises by the executive officers named in the summary compensation table during the fiscal year ended December 31, 1999, and the number and value of vested and unvested options held by those executive officers as of December 31, 1999. To date, Mr. Schmid has not exercised any options.

     The "Value Realized" and the "Value of Unexercised In-the-Money Options at December 31, 1999" are based upon a value of $14.50 per share, the initial public offering price of our common stock, minus the per share exercise price, multiplied by the number of shares underlying the option.

     Options granted under our 1998 stock plan are immediately exercisable for all the option shares, but we may repurchase, at the original exercise price, any shares purchased under such options if the optionee's service relationship with us terminates before the shares are vested. Options granted under the 2000 stock plan are not exercisable prior to vesting.

     OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                            SHARES UNDERLYING
                                               VALUE       UNEXERCISED OPTIONS      VALUE OF UNEXERCISED
                                SHARES        REALIZED              AT            IN-THE-MONEY OPTIONS AT
                             ACQUIRED ON        FOR         DECEMBER 31, 1999        DECEMBER 31, 1999
                             EXERCISE OF     EXERCISED     --------------------   ------------------------
           NAME                OPTIONS        OPTIONS       VESTED    UNVESTED     VESTED       UNVESTED
           ----              ------------   ------------   --------   ---------   ---------   ------------
Richard N. Tinsley.........         --       $       --         --          --     $    --     $       --
P. Kingston Duffie.........         --               --         --          --          --             --
Eric J. Andrews............         --               --         --          --          --             --
M. Denise Savoie...........         --               --         --          --          --             --
Michael A. Crumlin(1)......    285,000        4,061,250         --     285,000          --      4,061,250

-------------------------
(1) All shares acquired by Mr. Crumlin were unvested as of December 31, 1999 and subject to an option in favor of Turnstone Systems to repurchase unvested shares at their original purchase price in the event of a termination of Mr. Crumlin's employment.

CHANGE OF CONTROL AGREEMENTS

     Our 1998 stock plan, 2000 stock plan and 2000 nonstatutory stock plan provide, under some circumstances, for accelerated vesting upon a change of control of Turnstone Systems. The terms of this accelerated vesting are disclosed in detail below under "Incentive Stock Plans".

     In January 1998, Richard N. Tinsley and P. Kingston Duffie each purchased 6,054,290 shares of our common stock, and M. Denise Savoie purchased 4,842,420 shares of our common stock under founders' restricted stock purchase agreements. These agreements contain vesting provisions that give us the option to repurchase unvested shares at the original purchase price if the purchaser's service to the company is terminated. Upon a change of control of Turnstone, in each case, 75% of their shares that have not yet vested will vest and will no longer be subject to repurchase by us. If his or her employment with the surviving corporation is terminated within twelve months following the change of control, then all of his or her shares that have not yet vested will vest and will no longer be subject to repurchase. Each month, 1/48 of the total shares purchased by each of these individuals becomes vested. All of Mr. Tinsley's shares and all of Mr. Duffie's shares will be fully vested on October 1, 2001. All of Ms. Savoie's shares will be fully vested on January 19, 2002.

INCENTIVE STOCK PLANS

1998 STOCK PLAN

     Our 1998 stock plan was adopted by our board of directors in January 1998 and subsequently approved by our stockholders. Upon completion of our initial public offering in February 2000, the 1998 stock plan was terminated, no further option grants were made under the 1998 stock plan, and all shares reserved but not yet issued under the 1998 stock plan were made available for grant under the 2000 stock plan. Our 1998 stock plan provided for the grant of incentive stock options, nonstatutory stock options, or stock purchase rights to employees, directors and consultants.

     As of June 30, 2000, options to purchase 6,546,634 shares of common stock granted under the 1998 stock plan were outstanding, assuming certain of the selling stockholders have acquired the 57,500 shares offered by them pursuant to exercises of options outstanding under our 1998 stock plan concurrently with the closing of this offering. Options and stock purchase rights granted under our 1998 stock plan are exercisable upon grant and generally vest at the rate of 25% of the total number of shares subject to the option twelve months after the date of grant, and approximately 1/48 of the shares subject to the option each month thereafter.

     Option agreements under the 1998 stock plan between Turnstone Systems and each optionholder allow optionholders to purchase shares issuable under their option agreements before the shares have vested. All unvested shares issued under this early exercise provision are subject to repurchase by us at the original exercise price. All stock certificates representing exercised but unvested shares are held in escrow until the shares have vested.

     In the event we are acquired in a merger or asset purchase, each outstanding option and stock purchase right granted under the 1998 stock plan will vest to the extent that the option or stock purchase right would have been vested on the date twelve months following the effectiveness of the acquisition, and the successor corporation will assume or substitute an equivalent option for each outstanding option under the 1998 stock plan. In the event that the successor corporation refuses to assume or issue an equivalent option for each outstanding option, these options will become fully vested. Following an assumption or substitution in connection with a merger, if the successor corporation terminates an optionholder's status as an employee or consultant, other than for cause, within twelve months following the merger, then the optionholder's options will become fully vested. Furthermore, in event of a merger, options or stock purchase rights held by an outside director will become fully vested.

2000 STOCK PLAN

     Our 2000 stock plan was adopted by our board of directors in November 1999 and became effective upon the completion of our initial public offering in February 2000. The 2000 stock plan provides for the grant of incentive stock options, nonstatutory stock options and stock purchase rights to employees, directors and consultants. The 2000 stock plan also provides for nondiscretionary grants of nonstatutory options to outside directors. Under this nondiscretionary grant mechanism, each outside director will receive an option to purchase 30,000 shares of our common stock at the time he or she first becomes a director. This initial grant will vest over three years in three equal annual installments. In addition, beginning with the 2001 annual meeting of stockholders, each outside director who has served as a director for at least the six preceding months will receive an option to acquire an additional 10,000 shares. Each of these incremental option grants will vest in full one year after all options previously granted to the director have fully vested. All options granted to outside directors under this nondiscretionary grant mechanism will have an exercise price equal to the fair market value of our common stock on the date of grant.

     As of June 30, 2000, options to purchase 3,082,000 shares of common stock granted under the 2000 stock plan were outstanding and 7,494,000 shares of common stock were available for future grants. An annual increase in the share reserve will be added on the first day of our fiscal year, beginning in 2001, equal to the lesser of:

     - 10,000,000 shares;

     - 6% of the outstanding shares on that date; or

     - a lesser amount determined by the board of directors.

     Our board of directors administers the 2000 stock plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. The exercise price of incentive stock option grants to employees cannot be lower than 100% of the fair market value on the date of grant and, in the case of incentive stock options granted to employees who are holders of more than 10% of our voting power, not less than 110% of the fair market value. The exercise price of options granted to outside directors will be 100% of the fair market value on the date of grant. The term of an incentive stock option cannot exceed ten years, and the term of an incentive stock option granted to a holder of more than 10% of our voting power cannot exceed five years. Stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the 2000 stock plan and/or cash awards made outside of the 2000 stock plan. Options and stock purchase rights granted under our 2000 stock plan generally become vested and exercisable at the rate of 25% of the total number of shares subject to the option twelve months after the date of grant and approximately 1/48 of the shares subject to the option each month thereafter.

     If we are acquired in a merger or asset purchase, each outstanding option and stock purchase right granted under the 2000 stock plan will vest to the extent that such option or stock purchase right would have been vested on the date twelve months following the effectiveness of the acquisition, provided the successor corporation assumes or substitutes an equivalent option for each outstanding option. However, if the successor corporation refuses to assume or issue an equivalent option for each outstanding option, the options will become fully vested and exercisable. Following an assumption or substitution in connection with a merger, if the successor corporation terminates an optionholder's status as an employee or consultant other than for cause within twelve months following such merger, then the optionholder's options will become fully vested. Furthermore, in event of a merger, options or stock purchase rights held by an outside director will vest fully.

2000 NONSTATUTORY STOCK PLAN

     Our 2000 nonstatutory stock plan was adopted by our board of directors in August 2000. The 2000 nonstatutory stock plan provides for the grant of nonstatutory stock options to employees and consultants. As of August 31, 2000, we have committed to grant options to purchase 1,901,200 shares of common stock under the 2000 nonstatutory stock plan and 2,098,800 shares of common stock were available for future grants.

     Our board of directors administers the 2000 nonstatutory stock plan and determines the terms of options granted, including the exercise price, the number of shares subject to individual option awards and the vesting period of options. Options granted under our 2000 nonstatutory stock plan generally become exercisable at the rate of 25% of the total number of shares subject to the option twelve months after the date of grant and approximately 1/48 of the shares subject to the option each month thereafter.

     If we are acquired in a merger or asset purchase, each outstanding option and stock purchase right granted under the 2000 nonstatutory stock plan will vest to the extent that such option or stock purchase right would have been vested on the date twelve months following the effectiveness of the acquisition, provided the successor corporation assumes or substitutes an equivalent option for each outstanding option. However, if the successor corporation refuses to assume or issue an equivalent option for each outstanding option, the options will become fully vested and exercisable. Following an assumption or substitution in connection with a merger, if the successor corporation terminates an optionholder's status as an employee or consultant other than for cause within twelve months following such merger, then the optionholder's options will become fully vested.

2000 EMPLOYEE STOCK PURCHASE PLAN

     Our 2000 employee stock purchase plan was adopted by our Board of Directors in November 1999 and became effective upon the effectiveness of our initial public offering in February 2000. The 2000 employee stock purchase plan provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions. A total of 1,000,000 shares of common stock has been reserved for issuance under the 2000 employee stock purchase plan, none of which has been issued prior to this offering. An annual increase in the share reserve under the 2000 employee stock purchase plan will be added on the first day of our fiscal year, beginning in 2001, equal to the lesser of:

     - 1,500,000 shares;

     - 2% of the outstanding shares on that date; or

     - a lesser amount determined by the board of directors.

     The 2000 employee stock purchase plan is administered by our board of directors. The 2000 employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions of up to 15% of an employee's base compensation on each pay day during the offering period. However, no employee may purchase more than 2,000 shares in any six-month purchase period. Moreover, an employee may not purchase more than $25,000 worth of stock, determined at the fair market value of the shares at the time the option is granted, in one calendar year. Employees employed by us on a given enrollment date are eligible to participate during that offering period, provided they remain employed by us for the duration of that offering period.

     The 2000 employee stock purchase plan has been implemented in a series of overlapping offering periods, each approximately twenty-four months in duration. However, the first offering period is approximately 27 months in duration, ending on the last trading day on or before October 31, 2001. Offering periods contain four consecutive, six-month purchase periods, and will begin on the first trading day on or after May 1 and November 1 of each year and terminate on the last trading day in the period twenty-four months later.

     The first purchase period commenced on January 31, 2000 and will terminate on the last trading day in the period ending October 31, 2000. If we are acquired, offering and purchase periods then in progress will be shortened and all options automatically exercised.

     The price at which common stock will be purchased under the 2000 employee stock purchase plan is equal to 85% of the fair market value of our common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in the offering period at any time, and participation automatically ends on termination of employment.

     The board of directors may amend or terminate the 2000 employee stock purchase plan at any time as long as the amendment or termination does not impair vesting rights of plan participants. The 2000 employee stock purchase plan will terminate in January 2010, unless terminated earlier in accordance with its provisions.

                              CERTAIN TRANSACTIONS

     The following is a description of transactions since inception in January 1998 to which we have been a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest other than compensation arrangements which are otherwise required to be described under "Management".

COMMON STOCK

     On January 2, 1998, we issued 6,054,290 shares of common stock to P. Kingston Duffie, one of our founders and directors and our Chief Technical Officer; 4,842,420 shares of common stock to M. Denise Savoie, one of our founders and currently our Vice President, Business Operations and 6,054,290 shares of common stock to Richard N. Tinsley, one of our founders and directors and our President and Chief Executive Officer, in each case at a price per share of $0.0005. All these shares were issued under founders' restricted stock purchase agreements and are subject to a right of repurchase by Turnstone Systems, which lapses at a monthly rate of 1/48 of the total shares purchased by each individual over a period of four years. Mr. Duffie's and Mr. Tinsley's shares will become fully vested on October 1, 2001, and Ms. Savoie's shares will become fully vested on January 19, 2002. Vesting is subject to acceleration upon a change of control involving a merger or sale of all or substantially all of our assets. Our repurchase rights lapse immediately after a change of control with respect to 75% of the shares then subject to the repurchase right. Our repurchase rights lapse with respect to all remaining unvested shares if the individual is constructively terminated or terminated without cause within twelve months after the change in control.

PREFERRED STOCK

     The following table summarizes the sales of preferred stock to our executive officers, directors and principal stockholders, and persons and entities associated with them, since our inception. Upon the closing of the initial public offering of our common stock in February 2000, each share of preferred stock converted into one share of common stock, which were subsequently split two-for-one in August 2000. See "Principal and Selling Stockholders" for a summary of the affiliations of each of the persons and entities described below.

                                                                                       TOTAL VALUE OF
                                                      SERIES A          SERIES B       PREFERRED STOCK
                                                   PREFERRED STOCK   PREFERRED STOCK      PURCHASED
                                                   ---------------   ---------------   ---------------
Date of sale.....................................   January 1998      January 1999
Price per share..................................   $       0.50      $       1.95
Entities associated with our directors
  Entities Associated with Institutional Venture
     Partners....................................      4,800,000         1,213,882       $4,767,070
  Entities Associated with Matrix Partners.......      4,800,000         1,213,882        4,767,070
Entities Associated with Benchmark Capital.......      1,900,000           480,496        1,886,967

     Andrew W. Verhalen, one of our directors, is a managing member of Matrix V Management Co., LLC, the general partner of each of the entities affiliated with Matrix Partners, one of our investors. Geoffrey Y. Yang, another director, is a general partner of Institutional Venture Partners. The entities associated with Benchmark Capital own more than 5% of our capital stock.

STOCK OPTION GRANTS TO DIRECTORS

     We have granted options to purchase a total of 400,000 shares of our common stock with a total exercise price of $870,000 to two of our directors in connection with the services they provide to us as members of our board of directors. Neither of these directors is an employee of Turnstone Systems or is affiliated with any of our principal stockholders. We believe that granting stock options to these outside directors helps us to attract and retain qualified directors.

     In June 1999, we granted to John K. Peters an option to purchase 80,000 shares of our common stock under our 1998 stock plan at a per-share exercise price of $0.88, the fair market value of a share of our common stock as determined by the board of directors on the date of the grant. The option was fully vested at the time of grant. Mr. Peters exercised the entire option in June 1999.

     In September 1999, we granted to Mr. Peters an option to purchase 120,000 shares under our 1998 stock plan at a per-share exercise price of $2.50, the fair market value of a share of our common stock as determined by the board of directors on the date of the grant. The option is subject to vesting over a four year period. None of these shares will vest during the twelve months after the grant date. The shares will begin vesting on the first anniversary of the date of grant on a monthly basis thereafter until all the shares are vested. The stock option agreement between Turnstone Systems and Mr. Peters provides for the early exercise of the option, and Mr. Peters exercised the entire option in September 1999. Under the 1998 stock plan, if Mr. Peters' service as a director is terminated, any unvested shares are subject to repurchase by us at the original per-share purchase price.

     In September 1999, we granted to Robert J. Finocchio, Jr. a stock option to purchase 200,000 shares under our 1998 stock plan at a per-share exercise price of $2.50, the fair market value of a share of our common stock on the date of the grant. The option is subject to vesting over a four year period, with an equal portion of the shares subject to the option vesting each month until all the shares are vested. The stock option agreement between Turnstone Systems and Mr. Finocchio provides for the early exercise of the option. Mr. Finocchio has not exercised his right to purchase any of the shares subject to this stock option.

INDEMNIFICATION

     We have entered into indemnification agreements with each of our directors and executive officers. These indemnification agreements require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. See "Management -- Limitations on Liability and Indemnification".

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table provides information relating to the beneficial ownership of our common stock as of June 30, 2000 by:

     - each stockholder who owns at least 5% of our common stock;

     - each of the executive officers named in the summary compensation table and each of our directors;

     - all of our directors and executive officers as a group; and

     - all other selling stockholders, all of whom are our executive officers.

     Beneficial ownership is determined based on the rules of the Securities and Exchange Commission. The column entitled "Number of Shares Beneficially Owned" excludes the number of shares of common stock subject to options held by that person that are currently exercisable or that will become exercisable within 60 days after June 30, 2000. The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of June 30, 2000 are listed separately under the column entitled "Number of Shares Underlying Options Beneficially Owned." These shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes, these stockholders have sole voting or investment power with respect to all shares, subject to applicable community property laws.

     The number and percentage of shares beneficially owned are based on

     - 60,751,952 shares outstanding as of June 30, 2000; and

     - the sale of 4,000,000 shares in this offering.

                                                                                                  PERCENTAGE OF
                                                      NUMBER OF                  NUMBER OF           SHARES
                                                        SHARES                     SHARES         BENEFICIALLY
                                       NUMBER OF      UNDERLYING    NUMBER OF   BENEFICIALLY          OWNED
                                         SHARES        OPTIONS       SHARES        OWNED       -------------------
                                      BENEFICIALLY   BENEFICIALLY     BEING        AFTER        BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER     OWNED          OWNED        OFFERED      OFFERING     OFFERING   OFFERING
------------------------------------  ------------   ------------   ---------   ------------   --------   --------
Institutional Venture Partners(1)...   12,027,764            --           --     12,027,764      19.8%      18.6%
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, California 94025

Matrix Partners(2).................    12,027,764            --           --     12,027,764      19.8%      18.6%
  Bay Colony Corporate Center
  1000 Winter Street, Suite 4500
  Waltham, Massachusetts 02451

Benchmark Capital Partners(3)......     4,284,892            --           --      4,284,892       7.1%       6.6%
  2480 Sand Hill Road
  Suite 200
  Menlo Park, California 94025

Andrew W. Verhalen(4)..............    12,027,764            --           --     12,027,764      19.8%      18.6%
Geoffrey Y. Yang(5)................    12,046,764            --           --     12,046,764      19.8%      18.6%
P. Kingston Duffie(6)..............     5,813,760            --      131,500      5,682,260       9.6%       8.8%
Richard N. Tinsley(7)..............     5,894,360            --      133,000      5,761,360       9.7%       8.9%
Terrence J. Schmid.................            --            --           --             --        --         --
M. Denise Savoie(8)................     4,513,890            --      100,000      4,413,890       7.4%       6.8%
Eric J. Andrews(9).................     1,232,828            --       48,000      1,184,828       2.0%       1.8%
Michael A. Crumlin(10).............       427,500       102,500       15,000        427,500         *%         *%
John K. Peters(11).................       200,000            --           --        200,000         *%         *%
Robert J. Finocchio, Jr............             0       200,000           --              0         *%         *%
All directors and officers as a
  group (14 persons)(12)...........    42,978,414     1,756,048      500,000     42,535,914      72.9%      67.7%

                                                                                                  PERCENTAGE OF
                                                      NUMBER OF                  NUMBER OF           SHARES
                                                        SHARES                     SHARES         BENEFICIALLY
                                       NUMBER OF      UNDERLYING    NUMBER OF   BENEFICIALLY          OWNED
                                         SHARES        OPTIONS       SHARES        OWNED       -------------------
                                      BENEFICIALLY   BENEFICIALLY     BEING        AFTER        BEFORE     AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER     OWNED          OWNED        OFFERED      OFFERING     OFFERING   OFFERING
------------------------------------  ------------   ------------   ---------   ------------   --------   --------
OTHER SELLING STOCKHOLDERS
John Loiacono IV(13)...............            --       450,000       22,500             --         *%         *%
Catherine Millet(14)...............       437,000       695,000       20,000        437,000       1.8%       1.7%
Shames S. Panahi...................       384,548       308,548       30,000        354,548       1.1%       1.0%

-------------------------
  *  Represents beneficial ownership of less than 1%.

 (1) Includes 11,191,438 shares held by Institutional Venture Partners VII, L.P., 235,700 shares held by Institutional Venture Management VII, L.P., 357,850 shares held by IVP Founders Fund I, L.P., and 242,776 shares held by IVP Broadband Fund L.P. Geoffrey Y. Yang, a director of Turnstone Systems, is a general partner of Institutional Venture Management VII, the general partner of Institutional Venture Partners VII. The other general partners of Institutional Venture Management VII are Samuel D. Colella, Reid W. Dennis, Mary Jane Elmore, Norman A. Fogelsong, Ruthann Quindlen, L. James Strand, William P. Tai and T. Peter Thomas. Each general partner disclaims beneficial ownership of the shares held by the entities affiliated with Institutional Venture Management VII, except to the extent of his or her pecuniary interest as a general partner.

 (2) Includes 10,824,986 shares held by Matrix Partners V, L.P. and 1,202,778 shares held by Matrix V Entrepreneurs Fund, L.P. Andrew Verhalen, a director of Turnstone Systems, is a managing member of Matrix V Management Co., L.L.C., the general partner of each entity. Mr. Verhalen has sole voting and dispositive power over the shares held by the entities associated with Matrix Partners. Mr. Verhalen disclaims beneficial ownership of the shares held by the entities associated with Matrix Partners, except to the extent of his pecuniary interest as a managing member of Matrix V Management Co., L.L.C.

 (3) All shares held by Benchmark Capital Partners II, L.P. as nominee for Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, L.P. and Benchmark Members' Fund, L.P. The general partners of the entities affiliated with Benchmark Capital Partners II, L.P. are David M. Beirne, Bruce W. Dunlevie, J. William Gurley, Kevin
     R. Harvey, Robert C. Kagle, Andrew S. Rachleff and Steve M. Spurlock. Each such partner disclaims beneficial ownership of the shares held by such entities except to the extent of his pecuniary interest therein.

 (4) Includes 12,027,764 shares held by entities affiliated with Matrix Partners. Mr. Verhalen is a managing member of Matrix V Management Co., L.L.C., the general partner of the entities associated with Matrix Partners. Mr. Verhalen disclaims beneficial ownership of the shares held by the entities associated with Matrix Partners, except to the extent of his pecuniary interest as a general partner.

 (5) Includes 12,027,764 shares held by entities affiliated with Institutional Venture Partners, of which Mr. Yang is a general partner. Mr. Yang disclaims beneficial ownership of the shares held by the entities affiliated with Institutional Venture Partners, except to the extent of his pecuniary interest as a general partner.

 (6) Includes 2,018,097 shares subject to repurchase as of June 30, 2000 by Turnstone Systems upon a termination of employment. If the underwriter's option to purchase 600,000 additional shares is exercised in full, Mr. Duffie will be offering an additional 216,500 shares. In the event that Mr. Loiacono is unable to offer any of the shares being offered by him, Mr. Duffie will be offering an additional 8,200 shares.

 (7) Includes 2,018,097 shares subject to repurchase as of June 30, 2000 by Turnstone Systems upon a termination of employment. Includes 5,694,360 shares held by Mr. Tinsley, 100,000 shares held by Mr. Tinsley as trustee of the Richard N. Tinsley Annuity Trust I UDT dated

     January 11, 2000 and 100,000 shares held by Richard N. Tinsley as trustee of the Carol J. Tinsley Annuity Trust I UDT dated January 11, 2000. If the underwriter's option to purchase 600,000 additional shares is exercised in full, Mr. Tinsley will be offering an additional 219,000 shares. In the event that Mr. Loiacono is unable to offer any of the shares being offered by him, Mr. Tinsley will be offering an additional 8,100 shares.

 (8) Includes 1,916,792 shares subject to repurchase as of June 30, 2000 by Turnstone Systems upon a termination of employment. All of the shares are held by J. Darrell Duffie and M. Denise Savoie as trustees of the J.D. Duffie and M.D. Savoie Trust UDT dated January 13, 1995. If the underwriter's option to purchase 600,000 additional shares is exercised in full, Ms. Savoie will be offering an additional 164,500 shares. In the event that Mr. Loiacono is unable to offer any of the shares being offered by him, Ms. Savoie will be offering an additional 6,200 shares.

 (9) Includes 527,084 shares subject to repurchase as of June 30, 2000 by Turnstone Systems upon a termination of employment. Mr. Andrews acquired all of these shares upon the exercise of a stock option.

(10) Includes 289,375 shares subject to repurchase as of June 30, 2000 by Turnstone Systems upon a termination of employment. Mr. Crumlin acquired all of these shares upon the exercise of a stock option. The shares offered by Mr. Crumlin in this offering will be acquired pursuant to a stock option exercise by Mr. Crumlin concurrently with the closing of this offering.

(11) Includes 120,000 shares subject to repurchase as of June 30, 2000 upon a termination of status as a director. Mr. Peters acquired all of the shares upon the exercise of a stock option.

(12) Includes a total of 7,175,072 shares subject to repurchase as of June 30, 2000 by Turnstone Systems upon a termination of employment.

(13) The shares offered by Mr. Loiacono in this offering will be acquired upon exercise of options, which become exercisable on September 21, 2000, by Mr. Loiacono concurrently with the closing of this offering. If Mr. Loiacono is unable to exercise the options for any reason, the shares being offered by him will instead be offered by Messrs. Duffie and Tinsley and Ms. Savoie. See footnotes 6, 7 and 8.

(14) The shares offered by Ms. Millet in this offering will be acquired pursuant to a stock option exercise by Ms. Millet concurrently with the closing of this offering.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We are authorized to issue 200,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. Immediately after this offering, based on shares outstanding as of June 30, 2000, we estimate there will be approximately 64,309,452 shares of common stock outstanding, 9,628,634 shares of common stock will be issuable upon exercise of outstanding options assuming there are no additional option grants after June 30, 2000 and no shares of preferred stock will be issued and outstanding.

     Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and which may have the effect of delaying, deferring, or preventing a future takeover or change in control of Turnstone Systems unless such takeover or change in control is approved by our board of directors.

COMMON STOCK

     Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights, and therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. If this occurs, the holders of the remaining shares will not be able to elect any directors.

     Holders of our common stock are entitled to receive any dividends that our board of directors may declare from funds legally available for distribution. We have never declared or paid cash dividends on our capital stock and expect to retain future earnings, if any, for use in the operation and expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. In addition, we may in the future enter into agreements with lenders that could prohibit our paying cash dividends. In the event of liquidation, dissolution or winding up of Turnstone Systems, the holders of common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding. Holders of common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

     We are authorized to issue 5,000,000 shares of undesignated preferred stock. The board of directors has the authority without any further stockholder vote to issue the preferred stock in one or more series and to fix the price and rights of the preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Turnstone Systems. It could also adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     Set forth below is a summary of the registration rights of the holders of shares of our common stock that were issued upon automatic conversion of our Series A preferred stock and Series B preferred stock immediately prior to the consummation of our initial public offering in February 2000.

     DEMAND REGISTRATION. Beginning six months following the closing date of the initial public offering of our common stock, the holders of registration rights may request that we register shares of common stock subject to our right, upon the advice of our underwriters, to reduce the number of shares proposed to be registered. In order to exercise these rights, at least 66 2/3% of the holders of registrable securities must make the request for registration, and these holders must request registration of at least 33 1/3% of the registrable securities then outstanding. We are obligated to effect only two registrations under this provision. If shares requested to be included in a registration must be excluded due to market factors, as determined by the managing underwriter, the shares registered on behalf of the selling stockholders will be allocated among all holders of shares with rights to be included in the registration on the basis of the number of shares with such rights held by such stockholders.

     PIGGYBACK REGISTRATION RIGHTS. Holders of registration rights have unlimited rights to request that shares be included in any company-initiated registration of common stock other than registrations of employee benefit plans or relating to this offering or business combinations subject to Rule 145 under the Securities Act. The underwriters may, for marketing reasons, limit the shares requested to be registered on behalf of all stockholders having the right to request inclusion in such registration. In addition, we have the right to terminate any registration we initiated prior to its effectiveness regardless of any request for inclusion by any stockholders.

     FORM S-3 REGISTRATIONS. After we have qualified for registration on Form S-3, which will not be available until at least 12 months after we have been a public reporting company, holders of registration rights may request in writing that we effect an unlimited number of registrations of such shares on Form S-3 if the gross offering price of the shares to be so registered in each such registration exceeds $1,000,000. We are not obligated to effect a registration on Form S-3 prior to expiration of 90 days following effectiveness of the most recent registration requested by the holders.

     TRANSFERABILITY. The registration rights are transferable upon notice by the holder to us of the transfer, provided that the transferee or assignee is an affiliate or constituent partner of the transferor or assignor, or the transferee or assignee acquires at least 1,000,000 shares, and assumes the rights and obligations of the transferor for such shares.

     TERMINATION. The registration rights will terminate for holders of less than 500,000 shares at such time after the effectiveness of our initial public offering in February 2000 as the registrable shares held by that holder may be sold within any three-month period under Rule 144 of the Securities Act of 1933. For holders of 1,000,000 or more shares, the registration rights will terminate on the first to occur of three years after the date we become subject to the reporting requirements of Section 12 of the Exchange Act, and the date on which the holder may sell all its shares under Rule 144.

ANTITAKEOVER EFFECTS OF PROVISIONS OF OUR CHARTER DOCUMENTS

     Some of the provisions of our certificate of incorporation and bylaws could make the following more difficult:

     - acquisition of Turnstone Systems by means of a tender offer;

     - acquisition of Turnstone Systems by means of a proxy contest or otherwise; or

     - the removal of our incumbent officers and directors.

     These provisions, summarized below, are generally expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Turnstone Systems to first negotiate with our board. We believe that the benefits of increased protection resulting from our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure Turnstone Systems outweigh the disadvantages of discouraging these proposals because we believe that the negotiation of these proposals could result in an improvement of their terms.

     ELECTION AND REMOVAL OF DIRECTORS. Our board of directors is divided into three classes. The directors in each class serve for a three-year term, one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of Turnstone Systems because it generally makes it more difficult for stockholders to replace a majority of the directors. See "Management -- Board of Directors" for a further discussion of the structure of the Board of Directors.

     STOCKHOLDER MEETINGS. Under our bylaws, only the board of directors, the chairman of the board, the president and chief executive officer may call special meetings of stockholders.

     REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws contain advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

     ELIMINATION OF CUMULATIVE VOTING. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

     UNDESIGNATED PREFERRED STOCK. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Turnstone Systems. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of Turnstone Systems.

     AMENDMENT OF CHARTER PROVISIONS. The amendment of the above provisions relating to the election and removal of directors and stockholder meetings will require approval by holders of at least 66 2/3% of the outstanding common stock.

EFFECT OF DELAWARE ANTITAKEOVER STATUTE

     We are subject to Section 203 of the Delaware General Corporation Law which regulates corporate acquisitions. Section 203 generally prevents Delaware corporations, including those whose securities are listed for trading on the Nasdaq National Market, from engaging in a business combination with any interested stockholder for three years following the date that such stockholder became an interested stockholder. A business combination includes, among other things, a merger or consolidation involving Turnstone Systems and the interested stockholder and the sale of more than 10% of our assets. Generally, an interested stockholder is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person. A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certification of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation's outstanding voting shares. We have not opted out of Section 203.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is EquiServe Trust Company, N.A. and can be contacted by phone at (781) 575-3400.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock.

     Upon completion of this offering, assuming no exercise of options after June 30, 2000, we will have outstanding 64,309,452 shares of common stock, assuming certain of the selling stockholders have acquired the 57,500 shares offered by them pursuant to exercises of options outstanding under out 1998 stock plan concurrently with the closing of this offering. All of the shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. However, if shares are purchased by affiliates, as that term is defined in Rule 144 under the Securities Act, their sales of shares would be subject to certain limitations and restrictions that are described below. Of the remaining shares outstanding after completion of this offering, approximately 39,325,061 shares will be "restricted securities" as defined in Rule 144. Such shares, provided there are no other restrictions, may be sold in the public market if the number of shares sold during any three-month period does not exceed the greater of

     - 1% of the number of shares of common stock then outstanding, which will equal approximately 643,095 shares immediately after this offering; or

     - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain other requirements regarding the manner of sale, notice filing and the availability of current public information about us.

     In addition, after the completion of this offering, provided there are no other restrictions, approximately 160,000 shares will be salable immediately pursuant to Rule 144(k). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, notice filing, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, these shares may be sold immediately upon the completion of this offering.

     Our executive officers, directors and certain of our stockholders have agreed that, subject to certain exceptions and consents, during the period beginning from the date of this prospectus, and continuing to and including the date 90 days after the date of this prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of Turnstone Systems. Goldman, Sachs & Co. may in its sole discretion, and at any time without notice, release all or any portion of the shares subject to these agreements. Upon expiration of these agreements, approximately 36,311,168 shares will be eligible for immediate resale in the public market subject to the limitations of Rule 144, and 160,000 shares will be eligible for immediate resale in the public market subject to the limitations of Rule 144(k).

     As of June 30, 2000, there were a total of 9,628,634 shares of common stock subject to outstanding options under our 1998 stock plan and 2000 stock plan, and as of August 31, 2000, there were 1,901,200 shares of common stock underlying options we have committed to issue under our 2000 nonstatutory stock plan. On May 5, 2000, we filed a Registration Statement on Form S-8 registering 18,416,586 shares of our common stock subject to outstanding options or reserved for future issuance under our 1998 stock plan, 2000 stock plan and 2000 employee stock purchase plan. We also plan to file a Registration Statement on Form S-8 to register the shares of our common stock subject to outstanding options or reserved for future issuance under our 2000 nonstatutory stock plan. As a result, all of these shares will be eligible for sale in the public market from time to time, subject to vesting provisions.

REGISTRATION RIGHTS

     Upon completion of this offering, the holders of approximately 24,442,320 shares of our common stock or certain of their transferees will be entitled to various rights with respect to the registration of the shares under the Securities Act. See "Description of Capital Stock -- Registration Rights".

                                  UNDERWRITING

     Turnstone Systems, the selling stockholders and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Dain Rauscher Incorporated, Deutsche Bank Securities Inc., FleetBoston Robertson Stephens Inc. and U.S. Bancorp Piper Jaffray Inc. are the representatives of the underwriters.

                                                              Number of
                        Underwriters                           Shares
                        ------------                          ---------
Goldman, Sachs & Co. .......................................
Dain Rauscher Incorporated..................................
Deutsche Bank Securities Inc. ..............................
FleetBoston Robertson Stephens Inc. ........................
U.S. Bancorp Piper Jaffray Inc. ............................
                                                              ---------
          Total.............................................  4,000,000
                                                              =========

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 600,000 shares from certain of the selling stockholders to cover such sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Turnstone Systems and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 600,000 additional shares.

                                                               Paid by Turnstone Systems
                                                              ----------------------------
                                                              No Exercise    Full Exercise
                                                              -----------    -------------
Per Share...................................................  $               $
Total.......................................................  $               $

                                                              Paid by the Selling Stockholders
                                                              --------------------------------
                                                               No Exercise      Full Exercise
                                                              -------------    ---------------
Per Share...................................................    $                 $
Total.......................................................    $                 $

     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $     per share from the initial price to public. Any such securities dealers may resell any shares purchased from the underwriters to certain other
brokers or dealers at a discount of up to $     per share from the initial price
to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

     Turnstone Systems, its directors, executive officers, certain of Turnstone Systems' stockholders and the selling stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 90 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from certain of the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Turnstone Systems' stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     A prospectus in electronic format may be made available on the Internet web sites maintained by one or more underwriters or securities dealers. The representatives of the underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Any Internet distributions will be allocated by the representatives to underwriters that may make Internet distribution on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

     Turnstone Systems estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,000,000.

     Turnstone Systems and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                            VALIDITY OF COMMON STOCK

     The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriters by Sullivan & Cromwell, Palo Alto, California. Thomas C. DeFilipps, a member of Wilson Sonsini Goodrich & Rosati, is Secretary of Turnstone Systems. As of the date of this prospectus, certain current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation beneficially owned approximately 18,828 shares of our common stock.

                                    EXPERTS

     The financial statements of Turnstone Systems, Inc. as of December 31, 1998 and 1999, and for the period from January 2, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, and related schedule have been included herein and in the registration statement in reliance on the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

     The financial statements of Paragon Solutions Limited as of March 31, 1999 and 2000 and for the years ended March 31, 1999 and 2000, have been included herein and in the registration statement in reliance on the report of Sherwin Chan & Walshe, chartered accountants, appearing elsewhere herein, and upon the authority of that firm as experts in accounting and auditing.

                   WHERE YOU MAY FIND ADDITIONAL INFORMATION

     We filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the shares of common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to Turnstone Systems and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. A copy of the registration statement and the exhibits and schedule that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. The Securities and Exchange Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The address of the site is http://www.sec.gov.

     Turnstone Systems is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, and, in accordance with the requirements of the Securities Exchange Act of 1934, files periodic reports, proxy statements and other information with the Securities and Exchange Commission. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and web site of the Securities and Exchange Commission referred to above.

     We intend to send to our stockholders annual reports containing audited financial statements for each fiscal year and quarterly reports containing unaudited interim financial statements for the first three quarters of each fiscal year.

                            TURNSTONE SYSTEMS, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
TURNSTONE SYSTEMS, INC.
Independent Auditors' Report................................   F-2
Balance Sheets..............................................   F-3
Statements of Operations....................................   F-4
Statements of Stockholders' Equity..........................   F-5
Statements of Cash Flows....................................   F-6
Notes to Financial Statements...............................   F-7

INTRODUCTION TO FINANCIAL STATEMENTS OF BUSINESS ACQUIRED
  AND UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION....  F-20

PARAGON SOLUTIONS LIMITED
Audit Report in respect of year ended 31 March 2000.........  F-21
Audit Report in respect of year ended 31 March 1999.........  F-22
Trading Statement...........................................  F-26
Statement of Financial Performance..........................  F-26
Statement of Movements in Equity............................  F-27
Statement of Financial Position.............................  F-28
Statement of Cash Flows.....................................  F-29
Notes to Financial Statements...............................  F-31

UNAUDITED PRO FORMA FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Combined Balance Sheet as of
  June 30, 2000.............................................  F-37
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the Year Ended December 31, 1999...........  F-38
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the Six Months Ended June 30, 2000.........  F-39
Notes to the Unaudited Pro Forma Condensed Combined
  Financial Information.....................................  F-40

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Turnstone Systems, Inc.

     We have audited the accompanying balance sheets of Turnstone Systems, Inc. (the Company), as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from January 2, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Turnstone Systems, Inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from January 2, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, in conformity with generally accepted accounting principles.

                                            /s/ KPMG LLP

Mountain View, California
January 6, 2000

                            TURNSTONE SYSTEMS, INC.

                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999      JUNE 30, 2000
                                                              -------    -------    -------------
                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 1,338    $ 8,063      $ 55,254
  Short-term investments....................................       --         --        49,509
  Accounts receivable, net of allowance for doubtful
     accounts and sales returns of $0, $276 and $415 at
     December 31, 1998 and 1999 and June 30, 2000,
     respectively...........................................       --      6,439        20,186
  Inventory.................................................       --      2,939         9,665
  Prepaid expenses and other current assets.................       96        599         4,163
                                                              -------    -------      --------
          Total current assets..............................    1,434     18,040       138,777
Property and equipment net..................................      508      1,085         2,256
Restricted cash.............................................       --         --         3,639
Other assets................................................       28        132           207
                                                              -------    -------      --------
          Total assets......................................  $ 1,970    $19,257      $144,879
                                                              =======    =======      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current obligations under capital leases..................  $   129    $   229      $    221
  Accounts payable..........................................      182        783        10,352
  Accrued compensation and benefits.........................      129        920         2,637
  Income tax payable........................................       --         --         2,610
  Customer deposits.........................................       --      1,328           905
  Other current liabilities and accrued expenses............       34      1,679         2,422
  Deferred revenue..........................................       --      2,132         3,770
                                                              -------    -------      --------
          Total current liabilities.........................      474      7,071        22,917
Long-term obligations under capital leases, net of current
  portion...................................................      270        260           125
Other long-term liabilities.................................       --         35            35
                                                              -------    -------      --------
          Total liabilities.................................      744      7,366        23,077
                                                              -------    -------      --------
Commitments
Stockholders' equity:
  Convertible preferred stock Series A, $0.001 par value,
     12,100 shares authorized; 11,680 shares issued and
     outstanding at December 31, 1998 and 1999,
     respectively; (aggregate liquidation preference of
     $5,840); no shares issued and outstanding at June 30,
     2000...................................................       12         12            --
  Convertible preferred stock Series B, $0.001 par value, 0
     and 3,477 shares authorized; 0 and 3,177 shares issued
     and outstanding at December 31, 1998 and 1999,
     respectively; (aggregate liquidation preference of
     $6,195); no shares issued and outstanding at June 30,
     2000...................................................       --          3            --
  Common stock, $0.001 stated value, 200,000 shares
     authorized; 20,324, 22,814 and 60,752 shares issued and
     outstanding at December 31, 1998 and 1999 and June 30,
     2000, respectively.....................................       20         22            60
  Additional paid-in capital................................    6,109     26,536       123,363
  Deferred stock compensation...............................     (166)    (9,701)      (10,246)
  Accumulated other comprehensive loss......................       --         --           (31)
  Retained earnings (accumulated deficit)...................   (4,749)    (4,981)        8,656
                                                              -------    -------      --------
          Total stockholders' equity........................    1,226     11,891       121,802
                                                              -------    -------      --------
          Total liabilities and stockholders' equity........  $ 1,970    $19,257      $144,879
                                                              =======    =======      ========

                 See accompanying notes to financial statements

                            TURNSTONE SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED         SIX MONTHS ENDED
                                                               DECEMBER 31,            JUNE 30,
                                                            ------------------    ------------------
                                                             1998       1999       1999       2000
                                                            -------    -------    -------    -------
                                                                                     (UNAUDITED)
Net revenues..............................................  $    --    $27,196    $ 5,671    $64,160
Cost of revenues..........................................       --     12,359      3,086     25,832
                                                            -------    -------    -------    -------
Gross profit..............................................       --     14,837      2,585     38,328
Operating expenses:
  Research and development (Exclusive of non-cash
     compensation expense of $9 and $1,639 for the years
     ended December 31, 1998 and 1999, respectively, and
     $229 and $2,131 for the six months ended June 30,
     1999 and 2000, respectively).........................    3,462      5,731      1,853      6,350
  Sales and marketing (Exclusive of non-cash compensation
     expense of $17 and $846 for the years ended December
     31, 1998 and 1999, respectively, and $169 and $1,052
     for the six months ended June 30, 1999 and 2000,
     respectively.).......................................      737      3,912      1,329      5,713
  General and administrative (Exclusive of non-cash
     compensation expense of $3 and $1,099 for the years
     ended December 31, 1998 and 1999, respectively, and
     $885 and $631 for the six months ended June 30, 1999
     and 2000, respectively.).............................      713      1,559        499      1,896
  Amortization of deferred stock compensation.............       29      3,584      1,283      3,814
                                                            -------    -------    -------    -------
          Total operating expenses........................    4,941     14,786      4,964     17,773
                                                            -------    -------    -------    -------
Operating income (loss)...................................   (4,941)        51     (2,379)    20,555
                                                            -------    -------    -------    -------
Interest and other income.................................      205        225        104      2,401
Interest and other expense................................      (12)       (45)       (21)        (8)
                                                            -------    -------    -------    -------
          Total interest and other income.................      193        180         83      2,393
                                                            -------    -------    -------    -------
Income (loss) before income tax expense...................  $(4,748)   $   231    $(2,296)   $22,948
Income tax expense........................................        1        463         --      9,311
                                                            -------    -------    -------    -------
Net income (loss).........................................  $(4,749)   $  (232)   $(2,296)   $13,637
                                                            =======    =======    =======    =======
Basic net earnings (loss) per share of common stock.......  $ (1.99)   $ (0.03)   $ (0.34)   $  0.31
                                                            =======    =======    =======    =======
Diluted net earnings (loss) per share of common stock.....  $ (1.99)   $ (0.03)   $ (0.34)   $  0.21
                                                            =======    =======    =======    =======
Weighted-average shares outstanding used in computing
  basic net earnings (loss) per share of common stock.....    2,390      8,474      6,800     44,108
                                                            =======    =======    =======    =======
Weighted-average shares outstanding used in computing
  diluted net earnings (loss) per share of common stock...    2,390      8,474      6,800     64,234
                                                            =======    =======    =======    =======

                 See accompanying notes to financial statements

                            TURNSTONE SYSTEMS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                             CONVERTIBLE                                                       ACCUMULATED      RETAINED
                           PREFERRED STOCK     COMMON STOCK     ADDITIONAL                        OTHER         EARNINGS
                           ----------------   ---------------    PAID-IN     DEFERRED STOCK   COMPREHENSIVE   (ACCUMULATED
                           SHARES    AMOUNT   SHARES   AMOUNT    CAPITAL      COMPENSATION        LOSS          DEFICIT)
                           -------   ------   ------   ------   ----------   --------------   -------------   ------------
Issuance of restricted
  common
  stock to founders......       --    $ --    16,950    $17      $     (9)      $     --          $ --          $    --
Issuance of Series A
  preferred stock, net of
  issuance costs.........   11,680      12        --     --         5,801             --            --               --
Issuance of common stock
  pursuant to stock plans
  to employees and
  consultants............       --      --     3,374      3            82             --            --               --
Issuance of convertible
  preferred stock
  warrants...............       --      --        --     --            40             --            --               --
Deferred stock
  compensation...........       --      --        --     --           195           (195)           --               --
Amortization of deferred
  stock compensation.....       --      --        --     --            --             29            --               --
Net loss.................       --      --        --     --            --             --            --           (4,749)
                           -------    ----    ------    ---      --------       --------          ----          -------
Balance at December 31,
  1998...................   11,680      12    20,324     20         6,109           (166)           --           (4,749)
Issuance of Series B
  preferred stock, net of
  issuance costs.........    3,177       3        --     --         6,171             --            --               --
Issuance of common stock
  pursuant to stock plans
  to employees and
  consultants............       --      --     2,490      2         1,137             --            --               --
Deferred stock
  compensation...........       --      --        --     --        13,119        (13,119)           --               --
Amortization of deferred
  stock compensation.....       --      --        --     --            --          3,584            --               --
Net loss.................       --      --        --     --            --             --            --             (232)
                           -------    ----    ------    ---      --------       --------          ----          -------
Balance at December 31,
  1999...................   14,857      15    22,814     22        26,536         (9,701)           --           (4,981)
Conversion of preferred
  stock to common stock
  (unaudited)............  (14,857)    (15)   29,714     30           (15)            --            --               --
Issuance of common stock
  in initial public
  offering, net
  (unaudited)............       --      --     6,900      7        92,104             --            --               --
Issuance of stock
  pursuant to stock plans
  (unaudited)............       --      --     1,058      1           379             --            --               --
Issuance of stock
  pursuant to warrant
  exercises
  (unaudited)............       --      --       266     --            --             --            --               --
Deferred stock
  compensation
  (unaudited)............       --      --        --     --         4,359         (4,359)           --               --
Amortization of deferred
  stock compensation
  (unaudited)............       --      --        --     --            --          3,814            --               --
Accumulated other
  comprehensive loss
  (unaudited)............       --      --        --     --            --             --           (31)              --
Net income (unaudited)...       --      --        --     --            --             --            --           13,637
                           -------    ----    ------    ---      --------       --------          ----          -------
Balance at June 30, 2000
  (unaudited)............       --    $ --    60,752    $60      $123,363       $(10,246)         $(31)         $ 8,656
                           =======    ====    ======    ===      ========       ========          ====          =======


                               TOTAL
                           STOCKHOLDERS'
                              EQUITY
                           -------------
Issuance of restricted
  common
  stock to founders......    $      8
Issuance of Series A
  preferred stock, net of
  issuance costs.........       5,813
Issuance of common stock
  pursuant to stock plans
  to employees and
  consultants............          85
Issuance of convertible
  preferred stock
  warrants...............          40
Deferred stock
  compensation...........          --
Amortization of deferred
  stock compensation.....          29
Net loss.................      (4,749)
                             --------
Balance at December 31,
  1998...................       1,226
Issuance of Series B
  preferred stock, net of
  issuance costs.........       6,174
Issuance of common stock
  pursuant to stock plans
  to employees and
  consultants............       1,139
Deferred stock
  compensation...........          --
Amortization of deferred
  stock compensation.....       3,584
Net loss.................        (232)
                             --------
Balance at December 31,
  1999...................      11,891
Conversion of preferred
  stock to common stock
  (unaudited)............          --
Issuance of common stock
  in initial public
  offering, net
  (unaudited)............      92,111
Issuance of stock
  pursuant to stock plans
  (unaudited)............         380
Issuance of stock
  pursuant to warrant
  exercises
  (unaudited)............          --
Deferred stock
  compensation
  (unaudited)............          --
Amortization of deferred
  stock compensation
  (unaudited)............       3,814
Accumulated other
  comprehensive loss
  (unaudited)............         (31)
Net income (unaudited)...      13,637
                             --------
Balance at June 30, 2000
  (unaudited)............    $121,802
                             ========

                 See accompanying notes to financial statements

                            TURNSTONE SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                          YEAR ENDED        SIX MONTHS ENDED
                                                         DECEMBER 31,           JUNE 30,
                                                       -----------------   ------------------
                                                        1998      1999      1999       2000
                                                       -------   -------   -------   --------
                                                                              (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss)....................................  $(4,749)  $  (232)  $(2,296)  $ 13,637
  Adjustments to reconcile net income (loss) to net
     cash provided (used) in operating activities:
     Depreciation....................................      108       312       119        297
     Amortization of deferred stock compensation.....       29     3,584     1,283      3,814
     Common stock issued for services................        2        13        13         --
     Provision for doubtful accounts and sales
       returns.......................................       --       276        97        139
     Gain on disposal of property and equipment......       --        --        --        (19)
     Changes in assets and liabilities:
       Accounts receivable...........................       --    (6,715)   (3,051)   (13,886)
       Inventory.....................................       --    (2,939)     (279)    (6,726)
       Prepaid expenses and other current assets.....      (56)     (503)      (92)    (3,564)
       Accounts payable..............................      182       601     1,038      9,569
       Accrued compensation and benefits.............      129       791       468      1,717
       Income tax payable............................       --        --        --      2,610
       Accrued expenses, other current and long-term
          liabilities................................       34     1,680       338        743
       Deferred revenue..............................       --     2,132       700      1,638
       Customer deposits.............................       --     1,328        --       (423)
                                                       -------   -------   -------   --------
          Net cash provided (used) in operating
            activities...............................   (4,321)      328    (1,662)     9,546
INVESTING ACTIVITIES
Acquisition of property and equipment................     (194)     (611)     (100)    (1,487)
Proceeds from disposal of property and equipment.....       --        --        --          9
Purchases of available-for-sale investments..........       --        --        --    (57,540)
Proceeds from sales and maturities of
  available-for-sale investments.....................       --        --        --      8,000
Increase in other assets.............................      (28)     (104)     (106)       (75)
Increase in restricted cash..........................       --        --        --     (3,639)
                                                       -------   -------   -------   --------
          Net cash used in investing activities......     (222)     (715)     (206)   (54,732)
FINANCING ACTIVITIES
Net proceeds from issuance of convertible preferred
  stock..............................................    5,813     6,174     6,174         --
Proceeds from issuance of common stock...............       91     1,126       472     92,491
Principal payments of capital lease obligations......      (23)     (188)      (71)      (114)
                                                       -------   -------   -------   --------
          Net cash provided by financing
            activities...............................    5,881     7,112     6,575     92,377
                                                       -------   -------   -------   --------
Net increase in cash and cash equivalents............    1,338     6,725     4,707     47,191
Cash and cash equivalents at beginning of period.....       --     1,338     1,338      8,063
                                                       -------   -------   -------   --------
Cash and cash equivalents at end of period...........  $ 1,338   $ 8,063   $ 6,045   $ 55,254
                                                       =======   =======   =======   ========
Supplemental disclosures of cash flow information:
  Cash paid for interest.............................  $    --   $    31   $    14   $     17
  Cash paid for income tax...........................  $    --   $    --   $    --   $  6,741
  Noncash investing and financing activities:
       Equipment purchases under capital leases......  $   422   $   278   $   170   $     --
       Deferred stock compensation...................  $   195   $13,119   $ 4,210   $  4,359
       Convertible preferred stock warrant
          issuances..................................  $    40   $    --   $    --   $     --

                 See accompanying notes to financial statements

                            TURNSTONE SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

1. THE COMPANY

     Turnstone Systems, Inc. (the Company) has been engaged in the development and marketing of the Copper CrossConnect(TM) family of products, which enable the automation and remote management of line installation, qualification and maintenance. The Company commenced the commercial sale of its products in the first quarter of 1999.

     During 1998, the Company was considered to be in the development stage as the Company was engaged primarily in obtaining financing and personnel and in developing its products.

     The Company was incorporated on January 2, 1998. The period from this date to December 31, 1998 is referred to in the accompanying financial statements and notes as "1998" or the "Year ended December 31, 1998".

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     In July 2000, the Board of Directors authorized a two-for-one stock split of the Company's common stock, effected in the form of a stock dividend paid on or about August 23, 2000 to holders of record as of the close of business on August 9, 2000. The financial statements and notes thereto have been adjusted to give effect to this stock split.

INTERIM FINANCIAL INFORMATION

     The financial information at June 30, 2000 and for the six months ended June 30, 1999 and June 30, 2000 is unaudited, but includes all adjustments, consisting only of normal recurring adjustments, the Company considers necessary for a fair statement of its financial position, operating results, and cash flows for the interim date and periods presented. Results of the six-month period ended June 30, 2000 are not necessarily indicative of the results to be expected for the entire fiscal year or future periods.

CASH EQUIVALENTS AND INVESTMENTS

     The Company considers all highly liquid investments with a maturity of 90 days or less when acquired to be cash equivalents. Cash equivalents as of December 31, 1998 and 1999 consist primarily of money market funds. Cash equivalents as of June 30, 2000 consist primarily of cash on deposit with banks, money market funds, commercial paper and government debt securities.

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities. SFAS No. 115 requires entities to classify investments in debt and equity securities with readily determined fair values as "held-to-maturity," "available-for-sale" or "trading" and establishes accounting and reporting requirements for each classification. The Company has classified its investment securities as available-for-sale. Available-for-sale securities are carried at fair value, which approximates amortized cost for debt securities. Realized gains and losses are computed using the specific identification method.

INVENTORIES

     Inventories consist of finished products which a third party manufactures for the Company. Component parts inventory held and owned by a third party manufacturer is not included in the Company's inventory balance, while finished products held by a third party manufacturer are included in the Company's inventory balance once testing is complete and title passes to the Company. Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market.

                            TURNSTONE SYSTEMS, INC.

                           DECEMBER 31, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

Under the contract with the third-party manufacturer, the Company has liability for inventories of component parts which become excess or obsolete to the manufacturer as a result of certain Company actions, including the effect of product design changes. As of December 31, 1999 and June 30, 2000 the Company had no reserves for excess or obsolete inventory.

LONG-LIVED ASSETS

     Property and equipment are stated at cost. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets or, if shorter, the lease terms for assets acquired under capital leases. Useful lives and lease terms generally have been three years.

     The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

REVENUE RECOGNITION

     The Company recognizes revenue from product sales upon shipment, assuming collectibility of the resulting receivable is probable. When the arrangement with the customer includes future obligations or obtaining customer acceptance, revenue is recognized when those obligations have been met or customer acceptance has been received.

     Revenue from services and support provided under the Company's comprehensive maintenance programs is deferred and recognized on a straight line basis over the period of the contract.

     Deferred revenue represents amounts received from customers in respect of the comprehensive maintenance program in advance of services and support to be provided.

     Revenue from transactions involving the Company's software application products is accounted for in accordance with Statement of Position (SOP) 97-2, Software Revenue Recognition, SOP 98-4, Deferral of Effective Date of SOP 97-2, and SOP 98-9, Software Revenue Recognition with Respect to Certain Arrangements. Accordingly, the Company recognizes revenue from licenses of software application products provided that a purchase order has been received, the software and related documentation have been shipped, collection of the resulting receivable is deemed probable, and the fee is fixed or determinable. To date, revenue from such transactions has not been significant.

RESEARCH AND DEVELOPMENT COSTS

     Development costs incurred in the research and development of new products and enhancements to existing products are expensed as incurred until the product has been completed, tested and is ready for commercial manufacturing. To date, hardware development projects have been completed concurrent with the establishment of commercial manufacturing and accordingly no costs have been capitalized. To date, software development projects have been completed concurrent with the establishment of technological feasibility in the form of a working model and, accordingly, no costs have been capitalized.

                            TURNSTONE SYSTEMS, INC.

                           DECEMBER 31, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company uses the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, to account for employee stock-based compensation. Accordingly, compensation cost is recorded on the date of grant to the extent the fair value of the underlying share of common stock exceeds the exercise price for a stock option or the purchase price for a share of common stock. The compensation cost is amortized as a charge against income on an accelerated basis over the vesting terms of stock options in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 28. Pursuant to SFAS No. 123, the Company discloses the pro-forma effect of using the fair value method of accounting for employee stock-based compensation arrangements.

     Stock-based awards granted to non-employees are accounted for pursuant to the fair value method in SFAS No. 123 and EITF No. 96-18. The associated expense is recognized by the Company over the period the services are performed by the non-employee.

INCOME TAXES

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is established when necessary to reduce deferred tax assets to the amounts expected to be recovered.

OTHER COMPREHENSIVE INCOME

     The Company reports comprehensive income in accordance with SFAS No. 130, Reporting Comprehensive Income. The comprehensive net loss for the period from inception (January 2, 1998) through December 31, 1998 and for the year ended December 31, 1999 and for the six months ended June 30, 1999 does not differ from the reported net loss. Accumulated other comprehensive loss for the six months ended June 30, 2000 consists of unrealized loss on available-for-sale investments of $31,000, net of tax. For the six months ended June 30, 2000, comprehensive net income was $13,606,000.

                            TURNSTONE SYSTEMS, INC.

                           DECEMBER 31, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

NET EARNINGS (LOSS) PER SHARE

     Basic and diluted net earnings (loss) per share have been computed in accordance with SFAS No. 128, Earnings Per Share. Basic net earnings (loss) per share is computed using the weighted-average number of outstanding shares of common stock excluding the weighted-average number of shares of restricted stock subject to repurchase. Diluted net earnings (loss) per share is computed using the weighted-average number of shares of common stock outstanding and, when dilutive, shares of restricted common stock subject to repurchase, potential shares of common stock from options and warrants using the treasury stock method and from convertible securities using the "as-if converted basis". The following table presents the calculation of basic and diluted net earnings (loss) per share (in thousands, except per share amounts):

                                                       YEARS ENDED        SIX MONTHS ENDED
                                                      DECEMBER 31,            JUNE 30,
                                                    -----------------    ------------------
                                                     1998       1999      1999       2000
                                                    -------    ------    -------    -------
                                                                            (UNAUDITED)
Numerator:
  Net earnings (loss).............................  $(4,749)   $ (232)   $(2,296)   $13,637
Denominator:
  Weighted average shares -- basic................    2,390     8,474      6,800     44,108
Effect of dilutive securities
  Shares issuable under stock options.............       --        --         --      4,906
  Restricted stock subject to repurchase..........       --        --         --     10,070
  Shares issuable pursuant to warrants............       --        --         --         88
  Shares issuable upon conversion of preferred
     stock........................................       --        --         --      5,062
                                                    -------    ------    -------    -------
  Weighted average shares -- diluted..............    2,390     8,474      6,800     64,234
                                                    -------    ------    -------    -------
Net earnings (loss) per share -- basic............  $ (1.99)   $(0.03)   $ (0.34)   $  0.31
                                                    -------    ------    -------    -------
Net earnings (loss) per share -- diluted..........  $ (1.99)   $(0.03)   $ (0.34)   $  0.21
                                                    -------    ------    -------    -------

     Potential shares of common stock which have been excluded from the determination of diluted net loss per share for the years ended December 31, 1998 and 1999 and the six months ended June 30, 1999 and the net earnings per share for the six months ended June 30, 2000 because the effect of such shares would have been anti-dilutive are as follows (in thousands):

                                                                                SIX MONTHS
                                                            YEARS ENDED           ENDED
                                                            DECEMBER 31,         JUNE 30,
                                                          ----------------    --------------
                                                           1998      1999      1999     2000
                                                          ------    ------    ------    ----
                                                                               (UNAUDITED)
Shares issuable under stock options.....................   3,000     6,678     4,071    849
Shares of restricted stock subject to repurchase
  Founders..............................................  12,310     8,072    11,074     --
  Other employees.......................................   3,328     3,266     3,166     --
Shares issuable pursuant to warrants to purchase
  convertible preferred stock on an "as-if converted"
  basis.................................................     270       270       270     --
Shares of convertible preferred stock on an "as-if
  converted" basis......................................  23,360    29,714    29,714     --
                                                          ------    ------    ------    ---
                                                          42,268    48,000    48,295    849
                                                          ======    ======    ======    ===

                            TURNSTONE SYSTEMS, INC.

                           DECEMBER 31, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     The weighted-average exercise price of stock options outstanding was $0.04 and $1.33 for the years ended December 31, 1998 and 1999, respectively. The weighted-average purchase price of shares of common stock subject to the Company's right of repurchase was $0.0005 for each period for shares issued to the Company's founders and was $0.03 and $0.32 for the years ended December 31, 1998 and 1999, respectively, for shares issued to other employees. The exercise price of warrants to purchase shares of convertible preferred stock is $0.50 for each period. Each share of Series A and Series B convertible preferred stock is convertible into two shares of common stock.

     Unaudited pro forma basic and diluted net loss per share data assuming conversion of the shares of Series A and Series B convertible preferred stock into shares of common stock had occurred at the beginning of the period (or date of issuance if later) are as follows (in thousands, except per share data):

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
                                                                 (UNAUDITED)
Pro forma net loss..........................................  $(4,749)   $  (232)
Pro forma basic and diluted net loss per share..............  $ (0.19)   $ (0.01)
                                                              =======    =======
Shares used in calculation of pro forma basic and diluted
  net loss per share........................................   24,898     37,892
                                                              =======    =======

FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The carrying values of the Company's financial instruments, consisting of cash and cash equivalents, accounts receivable, accounts payable and obligations under capital leases, approximate fair values.

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and accounts receivable. The Company's cash and cash equivalents are maintained with three highly accredited financial institutions. To reduce credit risk with respect to accounts receivable, the Company performs ongoing evaluations of the financial condition of its customers. The Company does not require collateral from its customers. As of December 31, 1999, three of the Company's customers accounted for 30%, 24%, and 18% of the accounts receivable balance, respectively.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from these estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Company will adopt SFAS No. 133 as amended by SFAS No. 137, Deferral of the effective date of the FASB Statement No. 133, in fiscal

                            TURNSTONE SYSTEMS, INC.

                           DECEMBER 31, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

year 2001. The adoption of SFAS No. 133 is not currently expected to have a material impact on our financial condition or results of operations.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101. This summarizes certain areas of the Staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. The application of SAB 101 is required to be implemented no later than the fourth fiscal quarter of fiscal years beginning after December 15, 1999. The Company is currently assessing the impact of SAB 101.

     In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, Accounting for Certain Transactions Involving Stock
Compensation: An Interpretation of APB Opinion No. 25. Among other issues, Interpretation No. 44 clarifies the application of Accounting Principles Board Opinion No. 25 regarding (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Provisions of Interpretation No. 44 are to be applied on a prospective basis effective July 1, 2000. We currently do not expect the provisions of Interpretation No. 44 to have a significant impact on our financial condition or results of operations.

3. INVENTORY

     Inventory consisted of the following (in thousands):

                                                     DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                         1998            1999           2000
                                                     ------------    ------------    -----------
                                                                                     (UNAUDITED)
Raw materials......................................      $--            $   85         $2,296
Finished goods.....................................       --             2,854          7,369
                                                         ---            ------         ------
                                                         $--            $2,939         $9,665
                                                         ===            ======         ======

4. PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following (in thousands):

                                             DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                 1998            1999           2000
                                             ------------    ------------    -----------
                                                                             (UNAUDITED)
Test and lab equipment.....................     $  79              233            553
Computer software and equipment............       444            1,011          1,675
Furniture and office equipment.............        68              222            498
Leasehold improvements.....................        25               39            214
                                                -----           ------         ------
                                                  616            1,505          2,940
Less accumulated depreciation and
  amortization.............................      (108)            (420)          (684)
                                                -----           ------         ------
                                                $ 508           $1,085         $2,256
                                                =====           ======         ======

     Property and equipment includes assets under capital leases of $447,000 less accumulated depreciation of $93,000 at December 31, 1998 and $725,000 less accumulated depreciation of $229,000 at December 31, 1999.

                            TURNSTONE SYSTEMS, INC.

                           DECEMBER 31, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

5. INCOME TAXES

     Income tax expense consists of the following (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                          -----------------------------
                                                              1998            1999
                                                          ------------    -------------
Current:
  Federal...............................................      $ --           $  456
  State.................................................         1                7
                                                              ----           ------
     Total current tax expense..........................         1              463
                                                              ----           ------
Deferred:
  Federal...............................................        --               --
  State.................................................        --               --
                                                              ----           ------
     Total deferred tax expense.........................        --               --
                                                              ----           ------
     Total income tax expense...........................      $  1           $  463
                                                              ====           ======

     Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax income (loss) as a result of the following (in thousands):

                                                             YEAR ENDED DECEMBER 31,
                                                          -----------------------------
                                                              1998            1999
                                                          ------------    -------------
Federal tax at statutory rate...........................    $(1,614)         $    79
State taxes, net of federal income tax benefit..........          1                8
Research and development credits........................         --             (157)
Permanent differences -- primarily nondeductible
  compensation..........................................          2            1,282
Temporary differences not benefitted....................        484              379
Net operating losses (utilized) not benefited...........      1,128           (1,128)
                                                            -------          -------
  Total income tax expense..............................    $     1          $   463
                                                            =======          =======

     The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities consist of the following (in thousands):

                                                                  DECEMBER 31,
                                                          -----------------------------
                                                              1998            1999
                                                          ------------    -------------
Deferred tax assets:
  Accruals and reserves.................................    $    24          $   276
  State income taxes....................................         --                4
  Plant and equipment...................................         23               36
  Startup costs.........................................        814              640
  Deferred revenues.....................................         --              222
  Net operating loss and credit carryforwards...........      1,410               17
                                                            -------          -------
     Gross deferred tax assets..........................      2,271            1,195
Valuation allowance.....................................     (2,271)          (1,195)
                                                            -------          -------
     Net deferred tax assets............................    $    --          $    --
                                                            =======          =======

     Management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The change in the valuation allowance for deferred tax assets as of December 31, 1998 and 1999 was an increase of $2,271,000 and a decrease of $1,076,000, respectively.

                            TURNSTONE SYSTEMS, INC.

                           DECEMBER 31, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     As of December 31, 1999, the Company has research and other credit carryforwards for federal income tax purposes of approximately $17,000, available to reduce future income taxes. The federal research credit carryforwards expire in 2019.

     Federal and California tax laws impose substantial restrictions on the utilization of net operating loss and credit carryforwards in the event of an "ownership change" for tax purposes, as defined in Section 382 of the Internal Revenue Code. The issuance of Series A convertible preferred stock on January 13, 1998 resulted in such a change. As a result, the annualized loss and credit carryforwards as of January 13, 1998 of approximately $100,000 and $5,600, respectively, are subject to an annual limitation approximating $300,000. The net operating losses incurred from January 14, 1998 to December 31, 1998 are not subject to an annual limitation.

6. BANK LINE OF CREDIT

     On June 1, 1998, the Company entered into a $900,000 line of credit agreement with a bank. Borrowings under the line of credit bear interest at the bank's prime rate and are collateralized by certain assets of the Company other than intellectual property. On December 1, 1999, the line of credit expired and it was not renewed by the Company. There have been no borrowings under this agreement.

     In connection with the line of credit agreement, the Company issued to the bank warrants to purchase 45,000 shares of Series A convertible preferred stock at an exercise price of $0.50 per share. The warrants are exercisable through June 1, 2008. No warrants were exercised as of December 31, 1999. As of June 30, 2000, the Company has issued 89,582 shares of common stock upon net exercise of these warrants. The fair value of the warrants was determined to be $13,000, calculated using the Black-Scholes option pricing model, using the following assumptions: no dividends; contractual term of five years; risk-free interest rate of 5.5%; and expected volatility of 65%. The fair value of the warrants has been recorded as additional paid-in capital and is being amortized as interest expense over the term of the line of credit agreement.

7. LEASE OBLIGATIONS AND COMMITMENTS

     In July 1998, the Company entered into an leasing agreement with a financing company which allows the Company through October 29, 1999, subsequently extended to April 29, 2000 to draw up to $900,000 for the lease of hardware and $600,000 for the lease of software. The leases are accounted for as capital leases. The lease obligations under this agreement are repayable in 36 equal monthly installments of principal plus interest commencing on the individual lease inception dates and are secured by the leased assets.

     In connection with the equipment leasing agreement, the Company issued to the financing company warrants to purchase 90,000 shares of Series A convertible preferred stock at a price of $0.50 per share. The warrants expire on July 30, 2003 or upon the effectiveness of the Company's initial public offering, if earlier. No warrants were exercised as of December 31, 1999. As of June 30, 2000, the Company has issued 176,896 shares of common stock upon net exercise of these warrants. The fair value of the warrants was determined to be $27,000, calculated using the Black-Scholes option pricing model, using the following assumptions: no dividends; contractual term of five years; risk-free interest rate of 5.5%; and expected volatility of 65%. The fair value of the warrants has been recorded as additional paid-in capital and is being amortized as interest expense over the term of the lease agreement.

                            TURNSTONE SYSTEMS, INC.

                           DECEMBER 31, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     The Company is also obligated under certain noncancelable operating leases for office space, which requires the Company to pay related property taxes and normal maintenance. The leases expire in 2002 and 2003.

     Future minimum payments required under capital and operating leases as of December 31, 1999 are as follows (in thousands):

                        YEAR ENDING                           CAPITAL   OPERATING
                        DECEMBER 31,                          LEASES     LEASES
                        ------------                          -------   ---------
2000........................................................   $255      $  567
2001........................................................    231         567
2002........................................................     41         320
2003........................................................     --          12
                                                               ----      ------
Total future minimum lease payments.........................    527      $1,466
                                                                         ======
Less imputed interest.......................................     38
                                                               ----
Present value of future minimum lease payments under capital
  leases....................................................    489
Less current portion........................................    229
                                                               ----
Long-term portion...........................................   $260
                                                               ====

     In September 1999, the Company entered into a noncancelable operating sublease of a facility the Company previously occupied. Payments to be received under this sublease are as follows: 2000 -- $193,000; 2001 -- $199,000;
2002 -- $205,000; and 2003 -- $17,000.

     In May 2000, the Company entered into an operating lease agreement for new corporate facilities. The lease term commences July 1, 2000 and extends through June 30, 2010. Lease payments will be made on an escalating basis for total minimum lease payments of $42.7 million over the lease term. In May 2000, the Company was required to make an advance lease payment for the first twelve months of the lease. This payment, totaling $3.6 million, has been classified as prepaid expenses and other current assets on our balance sheet at June 30, 2000.

     Upon execution of the lease agreement in May 2000 and extending through the duration of the lease term, the Company is required to maintain a standby letter of credit in the amount of $3.6 million. This letter of credit requires the Company to hold funds in the form of a certificate of deposit with a financial institution. The Company has classified these funds as restricted cash on the balance sheet at June 30, 2000.

8. STOCKHOLDERS' EQUITY

COMMON STOCK

     In 1998, the Company issued 16,951,000 shares of restricted common stock to the three founding members of the Company at $0.0005 per share. The shares are subject to a right of repurchase by the Company, which lapses monthly over four year periods ending in October 2001 and January 2002, or on the occurrence of a change of control event. Upon termination of employment, the Company may repurchase all unvested shares at the original purchase price. The Company maintains a right of first refusal with respect to restricted common stock.

     In February 2000, the Company completed its initial public offering. The Company issued 6,900,000 shares of common stock at a price to the public of $14.50 per share. The net proceeds of the initial public offering were approximately $92.1 million. Upon closing of the initial public offering, all convertible preferred stock (Series A and Series B) automatically converted to 29,713,860 shares of

                            TURNSTONE SYSTEMS, INC.

                           DECEMBER 31, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

common stock. Upon the completion of the initial public offering the Company was authorized to issue 200,000,000 shares of common stock, $0.001 par value.

     In August 2000, the Company effected a 2-for-1 stock split in the form of a stock dividend. All common shares, common options and per share amounts in the accompanying financial statements have been adjusted to reflect the stock split.

1998 AND 2000 STOCK PLANS

     In January 1998, the 1998 Stock Plan was adopted by the Board and subsequently received stockholder approval. Upon completion of the Company's initial public offering, the 1998 Stock Plan was terminated, no further option grants were made under the 1998 Stock Plan, and all shares reserved but not yet issued under the 1998 Stock Plan were made available for grant under the 2000 Stock Plan. The 1998 Stock Plan permitted the Company to grant employees, outside directors, and consultants qualified stock options, nonstatutory stock options, or stock purchase rights to purchase shares of the Company's common stock. Options generally vest 25% with respect to the number granted upon the first anniversary date of the option grant and the remainder vest in equal monthly installments over the 36 months thereafter. Options are exercisable immediately. Shares issued upon exercise of non-vested stock options are subject to the Company's right to repurchase at the original exercise price. The Company's repurchase right lapses in accordance with the vesting schedule for the stock options. At December 31, 1998 and 1999 and June 30, 2000, 3,328,000, 3,266,000 and 2,808,000 shares, respectively, resulting from the early exercise of options were subject to repurchase at a weighted average exercise prices of $0.03, $0.32 and $0.77, respectively.

     Under the 1998 Stock Plan, the Company issued 45,380 shares of common stock in 1998 and 31,068 in 1999 in exchange for consulting services. The aggregate estimated fair value of these shares and the resulting expense was $2,000 for the 1998 issuances and $25,000 for the 1999 issuances. In addition, in 1999 the Company granted 150,000 options to non-employee members of its Advisory Board. These options were fully vested at the date of grant. Amortization of deferred stock compensation in 1999 includes $217,500 of compensation expense related to these option grants.

     In July 1999, the Company approved increases in the number of shares of Common Stock reserved for issuance under the Company's 1998 Stock Plan from 10,648,000 to 14,148,000 shares.

     The 2000 Stock Plan was adopted by the Board of Directors in November 1999 and became effective upon the effectiveness of our initial public offering in February 2000. The 2000 Stock Plan provides for the grant of incentive stock options, nonstatutory stock options, and stock purchase rights to employees, directors and consultants. The plan also provides for nondiscretionary grants of nonstatutory options to outside directors. Options granted under the 2000 Stock Plan are exercisable upon vesting. Options granted under the 2000 Stock Plan generally vest 25% with respect to the number granted upon the first anniversary date of the option grant and the remainder vest in equal monthly installments over the 36 months thereafter. A total of 10,575,752 shares of common stock have been reserved for issuance under the 2000 Stock Plan, including 575,752 shares available for grant under the 1998 Stock Plan that were transferred to the 2000 Stock Plan. An annual increase in the share reserve will be added on the first day of each year, beginning in 2001.

     At December 31, 1999, there were 6,678,000 options exercisable at a weighted average exercise price of $1.33 and at June 30, 2000, there were 6,604,000 options exercisable at a weighted average exercise price of $2.35.

                            TURNSTONE SYSTEMS, INC.

                           DECEMBER 31, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

     A summary of the status of the Company's Stock Plans is as follows (in thousands, except for per share data):

                                                                        OUTSTANDING OPTIONS
                                                                ------------------------------------
                                                                             WEIGHTED-    WEIGHTED-
                                                  SHARES                      AVERAGE      AVERAGE
                                               AVAILABLE FOR     NUMBER      EXERCISE     GRANT DATE
                                                   GRANT        OF SHARES      PRICE      FAIR VALUE
                                               -------------    ---------    ---------    ----------
Authorized as of January 2, 1998
  (inception)................................     10,648             --
Granted with exercise price:
  Less than fair value.......................     (1,040)         1,040       $ 0.07        $ 0.25
  Equal to fair value........................     (5,613)         5,613         0.03          0.03
Exercised....................................         --         (3,373)        0.03
Canceled.....................................        280           (280)        0.03
                                                  ------         ------
Balances as of December 31, 1998.............      4,275          3,000         0.04
Authorized...................................      3,500             --           --
Granted with exercise price:
  Less than fair value.......................     (6,168)         6,168         1.60        $ 3.65
Exercised....................................         --         (2,490)        0.46
                                                  ------         ------
Balance as of December 31, 1999..............      1,607          6,678         1.33
Authorized (unaudited).......................     10,000             --           --
Granted with exercise price:
  Less than fair value (unaudited)...........     (1,031)         1,031         7.20        $23.95
  Equal to fair value (unaudited)............     (3,082)         3,082        53.38         53.38
Exercised (unaudited)........................         --         (1,058)        0.36
Canceled (unaudited).........................         --            (48)        7.20
                                                  ------         ------
Balance as of June 30, 2000 (unaudited)......      7,494          9,685        18.59
                                                  ======         ======

     The following table summarizes information about stock options outstanding as of December 31, 1999:

                                 WEIGHTED-
                                  AVERAGE
                                 REMAINING
  RANGE OF         NUMBER       CONTRACTUAL
  EXERCISE      OUTSTANDING        LIFE
   PRICES      (IN THOUSANDS)     (YEARS)
------------   --------------   -----------
$0.03 - 0.04       1,682           8.34
 0.10 - 0.25         886           9.12
 0.48                956           9.32
 0.58 - 0.98         428           9.44
 1.03 - 1.58         720           9.55
 1.83 - 2.08         380           9.65
 2.50                200           9.69
 3.23 - 3.58         790           9.74
 3.83 - 4.45         360           9.83
 5.40                276           9.94
                   -----
                   6,678
                   =====

2000 EMPLOYEE STOCK PURCHASE PLAN

     The 2000 Employee Stock Purchase Plan was adopted by the Board of Directors in November 1999 and became effective upon the effectiveness of our initial public offering in February 2000. A total of 1,000,000 shares of common stock have been reserved for issuance, with an annual increase

                            TURNSTONE SYSTEMS, INC.

                           DECEMBER 31, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

for subsequent years, none of which have been issued prior to this offering. The 2000 Employee Stock Purchase Plan provides eligible employees the opportunity to purchase common stock, subject to certain restrictions, through payroll deductions. The purchase price per share will be 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower.

     The Company uses the intrinsic-value method prescribed by APB No. 25 in accounting for its stock-based compensation arrangements for employees whereby compensation cost is recognized to the extent the fair value of the underlying common stock exceeds the exercise price of the stock options at the date of grant. Deferred stock compensation of $195,000 in 1998 and $13,070,000 in 1999 has been recorded for the excess of the fair value of the common stock underlying the options at the grant date over the exercise price of the options. These amounts are being amortized on an accelerated basis over the vesting period, generally four years, consistent with the method described in FASB Interpretation No. 28. Amortization of deferred compensation was $29,000 in 1998 and $3,535,000 in 1999. Had compensation cost for the Company's stock-based compensation plan been determined consistent with the fair value approach set forth in SFAS No. 123, the Company's net losses would have been as follows (in thousands, except per share amounts):

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              -----------------
                                                               1998       1999
                                                              -------    ------
Net loss -- as reported.....................................  $(4,749)   $ (232)
                                                              =======    ======
Net loss -- pro forma.......................................  $(4,750)   $ (702)
                                                              =======    ======
Basic and diluted net loss per share --
  as reported...............................................  $ (1.99)   $(0.03)
                                                              =======    ======
Basic and diluted net loss per share --
  pro forma.................................................  $ (1.99)   $(0.08)
                                                              =======    ======

     The fair value of options granted are estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividend yield; risk-free interest rates of 5.12% and 5.38% in 1998 and 1999, respectively, and an expected life of four years.

CONVERTIBLE PREFERRED STOCK

     In 1998, the Company issued 11,680,000 shares of Series A convertible preferred stock at a price of $0.50 per share for cash proceeds of $5,813,000, net of issuance costs of $27,000.

     In 1999, the Company issued 3,176,930 shares of Series B convertible preferred stock at a price of $1.95 per share for cash proceeds of $6,174,000, net of issuance costs of $21,000. Amortization of deferred stock compensation in the year ended December 31, 1999 includes $445,000 of compensation related to the issuance of Series B convertible preferred stock to an Advisory Board member at a price less than deemed fair value and which were fully vested at the date of issuance.

     The rights, preferences, and privileges of the holders of Series A and Series B convertible preferred stock are as follows:

- each share of Series A and Series B preferred stock is convertible into two shares of common stock, as adjusted for the Company's two-for-one split of its common stock, subject to certain antidilution provisions.

                            TURNSTONE SYSTEMS, INC.

                           DECEMBER 31, 1998 AND 1999
         (INFORMATION AS OF JUNE 30, 2000 AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 1999 AND 2000 IS UNAUDITED)

- shares of Series A and Series B preferred stock automatically convert to common stock on the earlier of consummation of an underwritten initial public offering in which the aggregate proceeds are at least $10,000,000 or $1.50 per share offering; or the date specified by written consent or agreement of at least two-thirds of the Series A and Series B stockholders. Holders of Series A and Series B preferred stock are entitled to noncumulative annual dividends of $0.04 per share and $0.16 per share, respectively, if and when declared by the Company's Board of Directors.

- Series A and Series B preferred stock votes equally with the shares of common stock on an"as-if-converted" basis, but also has class voting rights as provided by law and in the Certificate of Incorporation.

- holders of Series A and Series B preferred stock have a liquidation preference of $0.50 per share and $1.95 per share, respectively, plus all declared but unpaid dividends.

     Upon completion of the Company's initial public offering, the Company was authorized to issue 5,000,000 shares of undesignated preferred stock, $0.001 par value.

9. SEGMENT INFORMATION

     SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information," establishes standards for the manner in which public companies report information about operating segments, products and services, geographic areas and major customers in annual and interim financial statements. The method of determining what information to report is based on the way that management organizes the operating segments within the enterprise for making operating decisions and assessing financial performance.

     The Company's chief operating decision maker is considered to be the Company's Chief Executive Officer (CEO). From inception of the Company through December 31, 1999, the Company has consisted of one product line. The CEO reviews financial information on an entity level basis for purposes of making operating decisions and assessing financial performance. The entity level financial information is the same as the information presented in the accompanying statements of operations. Accordingly, the Company has determined that it is engaged in a single operating segment.

     All of the Company's revenues in fiscal 1999 have been derived from customers located in the United States and all of the Company's assets are located in the United States.

     For the year ended December 31, 1999, 41%, 19%, 15% and 11% of the Company's revenues were attributable to four different customers.

10. SUBSEQUENT EVENTS (UNAUDITED)

     On August 8, 2000, the Company completed the acquisition of Paragon Solutions Limited, a privately-held New Zealand company. Paragon is an engineering design services company that specializes in the design of telecommunications services products. In connection with this acquisition and in exchange for all outstanding ordinary shares of Paragon, the former shareholders of Paragon received $5.0 million in cash on the closing date. On the first anniversary of the closing date, they are entitled to receive an additional $2.5 million and a further $2.5 million if certain conditions are met. As a result of the acquisition, Paragon became a wholly-owned subsidiary of Turnstone Systems.

     In August 2000, the Board of Directors authorized the filing of a registration statement with the Securities Exchange Commission that would permit the Company and certain existing stockholders to sell shares of the Company's common stock in a public offering.

INTRODUCTION TO FINANCIAL STATEMENTS OF BUSINESS ACQUIRED AND UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The financial statements and other financial information of Paragon Solutions Limited ("Paragon") are presented in New Zealand dollars and have been prepared in accordance with New Zealand generally accepted accounting principles ("NZ GAAP"). NZ GAAP differ in certain respects from US generally accepted accounting principles ("US GAAP"). A description of the differences between NZ GAAP and US GAAP is provided in Note 9 of Notes to Paragon's financial statements.

     The financial statements and other financial information of Turnstone Systems, Inc. ("Turnstone" or "Turnstone Systems") used in the preparation of the unaudited pro forma combined information are presented in U.S. dollars and have been prepared in accordance with US GAAP. The financial statements of Paragon used in the preparation of the unaudited pro forma combined information complies with US GAAP. Additionally, the financial statements of Paragon used in the preparation of the unaudited pro forma combined information have been reclassified to conform to Turnstone's financial statement presentation and contains translations of New Zealand dollars into US dollars at rates specified in the Notes to Unaudited Pro Forma Condensed Combined Financial Information. The translations should not be construed as representations that the New Zealand dollar amounts represent, or have been or could be converted into US dollars at that or any other rate.

                                  AUDIT REPORT

     To the Readers of the financial statements of Paragon Solutions Limited.

     We have audited the attached financial statements. The financial statements provide information about the past financial performance and financial position of the Company as at 31 March 2000. This information is stated in accordance with the accounting policies described in the notes to the financial statements.

DIRECTORS RESPONSIBILITIES

     The Directors are responsible for the preparation and presentation of the financial statements which give a true and fair view of the financial position of the Company as at 31 March 2000 and of the results of its operations and cashflows for the year ended on that date.

AUDITORS RESPONSIBILITIES

     We are responsible for preparing an independent opinion on the financial statements presented by the Directors and report our opinion to you.

BASIS OF OPINION

     An audit includes examining on a test basis, evidence relevant to the amounts and disclosures in the financial statements. It also includes assessing:

     - the significant estimates and judgments made in the preparation of the financial statements; and

     - whether the accounting policies are appropriate to the Company's circumstances and have been consistently applied and adequately disclosed.

     We have conducted our audit in accordance with generally accepted auditing standards in New Zealand that are substantially equivalent to auditing standards generally accepted in the United States. We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatements, whether caused by fraud or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

     We provide taxation consultancy services in addition to acting as auditors for the Company.

UNQUALIFIED OPINION

     We have obtained all the information and explanations that we have required.

     In our opinion:

     - proper accounting records have been kept by the Company as far as appears from our examination of those records; and

     - the financial statements

     - comply with generally accepted accounting practice;

     - give a true and fair view of the financial position of the Company as at 31 March 2000 and the results of its operations and cashflows for the year ended on that date.

     Our audit was completed on 14 August 2000 and our unqualified opinion is expressed as at that date.

     Accounting principles generally accepted in New Zealand vary in certain respects from accounting principles accepted in the United States. Application of accounting principles generally accepted in the United States would have affected the financial position of the Company for the year ended 31 March 2000 and the results of its operations and cash flows for the year ended on that date to the extent summarized in Note 9 to the financial statements.

/s/ Sherwin Chan & Walshe
---------------------------------------------

SHERWIN CHAN & WALSHE
LOWER HUTT
31 August 2000

                                  AUDIT REPORT

     To the Readers of the financial statements of Paragon Solutions Limited.

     We have audited the attached financial statements. The financial statements provide information about the past financial performance and financial position of the Company as at 31 March 1999. This information is stated in accordance with the accounting policies described in the notes to the financial statements.

DIRECTORS RESPONSIBILITIES

     The Directors are responsible for the preparation and presentation of the financial statements which give a true and fair view of the financial position of the Company as at 31 March 1999 and of the results of its operations and cashflows for the year ended on that date.

AUDITORS RESPONSIBILITIES

     We are responsible for preparing an independent opinion on the financial statements presented by the Directors and report our opinion to you.

BASIS OF OPINION

     An audit includes examining on a test basis, evidence relevant to the amounts and disclosures in the financial statements. It also includes assessing:

     - the significant estimates and judgements made in the preparation of the financial statements; and

     - whether the accounting policies are appropriate to the Company's circumstances and have been consistently applied and adequately disclosed.

     We have conducted our audit in accordance with generally accepted auditing standards in New Zealand that are substantially equivalent to auditing standards in the United States. We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatements, whether caused by fraud or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

     We provide taxation consultancy services in addition to acting as auditors for the Company.

UNQUALIFIED OPINION

     We have obtained all the information and explanations we have required.

     In our opinion,

     - proper accounting records have been kept by the Company as far as appears from our examination of those records; and

     - the financial statements

      - comply with generally accepted accounting practice;

      - give a true and fair view of the financial position of the Company as at 31 March 1999 and the results of its operations and cashflows for the year ended on that date.

     Our audit was completed on 27 May 1999 and our unqualified opinion is expressed as at that date.

     Accounting principles generally accepted in New Zealand vary in certain respects from accounting principles accepted in the United States. Application of accounting principles generally accepted in the United States would not have affected the financial position of the Company for the year ended 31 March 1999 and the results of its operations and cash flows for the year ended on that date.

/s/ Sherwin Chan & Walshe
---------------------------------------------

SHERWIN CHAN & WALSHE
LOWER HUTT
31 August 2000

                           PARAGON SOLUTIONS LIMITED

                               COMPANY DIRECTORY
                              AS AT 31 MARCH 2000

PRINCIPAL BUSINESS:    Contract Electronic and Software Design and Development
DIRECTORS:             G. Parkins
                       K. Gwynn
                       C. Baker
                       S. Harrison
REGISTERED OFFICE:     Level 3, 17 Market Grove, Lower Hutt
AUDITORS:              Sherwin Chan and Walshe
SOLICITORS:            Gillespie Young Watson
BANKERS:               National Bank of New Zealand Limited

STATE OF THE COMPANY'S AFFAIRS

     The state of the Company's affairs is as set out in the financial statements and in particular (in New Zealand dollars):

                                                            YEAR ENDED 31 MARCH
                                                        ----------------------------
                                                            2000            1999
                                                        ------------    ------------
Retained Profits/(Losses) as at Beginning of Year.....    124,584.21     (230,354.15)
Dividend Paid.........................................    124,362.88              --
                                                        ------------    ------------
Retained Profits/(Losses) after Dividend Payment......        221.33     (230,354.15)
Tax Paid Profit/(Loss) for the Year...................   (156,249.90)     355,182.58
                                                        ------------    ------------
                                                         (156,028.57)     124,828.43
Other Appropriations:
  Capital Gain on Assets Sales Transferred to Capital
     Reserve..........................................            --          244.22
  Leaving Retained Profits at End of Year of       ...   (156,028.57)     124,584.21
  Assets Totalled at End of Year......................  1,863,269.32    2,193,603.53
  These were financed by Shareholders Funds of     ...  1,630,964.36    1,911,577.14
  Liabilities of       ...............................    232,304.96      282,026.39
                                                        ------------    ------------
                                                        1,863,269.32    2,193,603.53
                                                        ============    ============

DIVIDEND

     The directors recommend that no dividend be declared.

ACCOUNTING POLICIES

     There have been no changes in accounting policies during the year.

NATURE OF THE BUSINESS

     The business of the company is that of contract electronics and software design and development.

     As required by Section 211 of the Companies Act 1993 we disclose the following information:

INTERESTS REGISTER

     Director's interests: No transactions have occurred in which the directors had an interest.

     Use of company information: The board received no notices during the period from the directors requesting to use company information received in their capacity as directors which would not have been otherwise available to them.

     Share dealing: The directors, neither acquired nor sold shares during the period 1st April 1999 to 31 March 2000.

DIRECTORS REMUNERATION

     Director's remuneration and other benefits paid during the period was as follows (in New Zealand dollars):

                                                              YEAR ENDED 31 MARCH
                                                            ------------------------
                                                               2000          1999
                                                            ----------    ----------
G. Parkins................................................  135,984.90    128,652.00
K. Gwynn..................................................   88,765.53     79,218.00
C. Baker..................................................   89,683.53     82,818.00
S. Harrison...............................................   98,376.57     86,397.00
                                                            ----------    ----------
                                                            412,810.53    377,085.00
                                                            ==========    ==========

     Remuneration and other benefits were paid to each director solely as a salaried employee of the company. No fees were paid to any director for services provided in their capacity as a director of the company, which was normally carried out in the time for which they were paid a company employee salary.

AUDITORS REMUNERATION

     Amounts received or due and receivable by the auditors are as follows:

Audit fees..................................................  $3,690.00
Fees for Other Services.....................................  $  798.00

     It is proposed that the company's auditors, Sherwin Chan and Walshe continue in office for the following year.

DONATIONS

     No donations were made by the company during the year.

ON BEHALF OF THE BOARD

/s/ GRAHAM PARKINS
------------------------------------------------------
Director
/s/ SHANE HARRISON
------------------------------------------------------
Director

                           PARAGON SOLUTIONS LIMITED

                               TRADING STATEMENT

                                                              FOR THE YEARS ENDED 31 MARCH
                                                                (IN NEW ZEALAND DOLLARS)
                           INCOME                                 2000            1999
                           ------                                 ----            ----
Sales.......................................................  2,613,471.33    2,955,338.36
Less Cost of Sales
Project Costs...............................................  1,596,844.97    1,353,294.84
                                                              ------------    ------------
Gross Profit from Trading...................................  1,016,626.36    1,602,043.52
                                                              ============    ============

                       STATEMENT OF FINANCIAL PERFORMANCE

                                                              FOR THE YEARS ENDED 31 MARCH
                                                                (IN NEW ZEALAND DOLLARS)
                                                                  2000            1999
                                                                  ----            ----
GROSS INCOME
Gross Profit from Trading...................................  1,016,626.36    1,602,043.52
OTHER INCOME
Work in Progress............................................            --       32,182.15
Trading Stock...............................................            --       20,225.11
In-House Development........................................            --       10,013.22
GH Sales....................................................      6,110.43        5,649.20
Interest Received...........................................     47,928.92       41,885.63
Depreciation Recovered......................................            --           73.61
Other Income................................................        202.44              --
Gain on Sale of Assets......................................            --          244.22
                                                              ------------    ------------
TOTAL GROSS INCOME..........................................  1,070,868.15    1,712,316.66
Less Expenses (refer schedule)..............................  1,227,118.05    1,291,145.63
                                                              ------------    ------------
NET PROFIT/(LOSS)...........................................   (156,249.90)     421,171.03
Provision for Tax (Note 4)..................................            --       65,988.45
                                                              ------------    ------------
TAX PAID PROFIT/(LOSS) FOR YEAR.............................   (156,249.90)     355,182.58
                                                              ============    ============

The attached notes form part of these financial statements.

                           PARAGON SOLUTIONS LIMITED

                        STATEMENT OF MOVEMENTS IN EQUITY

                                                               FOR THE YEARS ENDED 31 MARCH
                                                                 (IN NEW ZEALAND DOLLARS)
                                                              ------------------------------
                                                                  2000              1999
                                                              ------------      ------------
OPENING BALANCE.............................................  1,911,577.14      1,556,394.56
Less Dividend Paid..........................................    124,362.88
                                                              ------------
                                                              1,787,214.26
Add Tax Paid Profit/(Loss) for Year.........................   (156,249.90)       355,182.58
  Total Recognised Revenue and Expense for Year.............   (156,249.90)       355,182.58
                                                              ------------      ------------
CLOSING BALANCE.............................................  1,630,964.36      1,911,577.14
                                                              ============      ============

                              SCHEDULE OF EXPENSES

                                                               FOR THE YEARS ENDED 31 MARCH
                                                                 (IN NEW ZEALAND DOLLARS)
                                                              ------------------------------
                                                                  2000              1999
                                                              ------------      ------------
SHORT FORM EXPENSE BREAKDOWN
Audit Fees..................................................      3,690.00          3,500.00
Depreciation................................................    239,917.14        261,191.58
Directors Remuneration......................................    412,810.53        377,085.00
Interest Expense............................................      1,159.36                --
Loss on Disposal............................................      4,809.44        180,130.53
Rent........................................................    133,280.53        119,821.32
Sales and Marketing.........................................     91,656.12          7,827.66
Other Expenses..............................................    339,794.93        341,589.54
                                                              ------------      ------------
                                                              1,227,118.05      1,291,145.63
                                                              ============      ============

The attached notes form part of these financial statements.

                           PARAGON SOLUTIONS LIMITED

                        STATEMENT OF FINANCIAL POSITION

                                                                     AS OF 31 MARCH
                                                                (IN NEW ZEALAND DOLLARS)
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
CURRENT ASSETS
National Bank on Call Account...............................    110,097.99      195,409.27
Term Deposit................................................    500,000.00      800,000.00
Petty Cash..................................................        250.00          250.00
Accounts Receivable.........................................    772,728.66      410,355.71
Income Tax Refund Due.......................................     34,576.17       47,809.57
Work in Progress............................................            --       32,182.15
Project Stock on Hand.......................................     20,225.11       20,225.11
Prepayments.................................................     18,550.53       80,278.52
Accrued Interest............................................      3,960.73        5,712.03
Retained Overseas Currency..................................        933.00        1,520.53
                                                              ------------    ------------
                                                              1,461,322.19    1,593,742.89
Fixed Assets (Note 2).......................................    401,947.13      599,860.64
                                                              ------------    ------------
                                                              1,863,269.32    2,193,603.53
                                                              ============    ============
CURRENT LIABILITIES
National Bank Cheque Account................................      1,156.12          143.77
Accounts Payable............................................    225,422.01      233,924.87
GST Net Liability...........................................      5,726.83       47,957.75
                                                              ------------    ------------
                                                                232,304.96      282,026.39
                                                              ------------    ------------
EQUITY
Share Capital...............................................  1,755,000.00    1,755,000.00
Capital Reserve.............................................     31,992.93       31,992.93
                                                              ------------    ------------
                                                              1,786,992.93    1,786,992.93
Retained Profit/(Losses)....................................   (156,028.57)     124,584.21
                                                              ------------    ------------
                                                              1,630,964.36    1,911,577.14
TOTAL EQUITY................................................  1,863,269.32    2,193,603.53
                                                              ============    ============

/s/ GRAHAM PARKINS
------------------------------------------------------
Director
/s/ SHANE HARRISON
------------------------------------------------------
Director

The attached notes form part of these financial statements.

                           PARAGON SOLUTIONS LIMITED

                            STATEMENT OF CASH FLOWS

                                                                  FOR THE YEARS ENDED
                                                                        31 MARCH
                                                                (IN NEW ZEALAND DOLLARS)
                                                              ----------------------------
                                                                  2000            1999
                                                              ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
Cash was provided from:
  Sales.....................................................  2,243,338.39    2,754,150.42
  Tax Refund and Interest Received (excluding RWT)..........     47,168.07       38,795.47
  Other Income..............................................      6,312.87        5,649.20
  Sale of Work in Progress..................................     32,182.15              --
  Prepayments...............................................     61,727.99              --
                                                              ------------    ------------
                                                              2,390,729.47    2,798,595.09
Cash was applied to:
  Operating Expenses........................................  2,622,210.23    2,100,591.26
  Provisional Tax Paid......................................    (15,745.55)     100,000.00
                                                              ------------    ------------
                                                              2,606,464.68    2,200,591.26
Net Cash Inflow (Outflow) from Operating Activities.........   (215,735.21)     598,003.83
CASH FLOWS FROM INVESTING ACTIVITIES
Cash was provided from:
  Sale of Fixed Assets......................................            --        3,894.22
Cash was applied to:
  Purchase of Fixed assets..................................     46,813.07      178,478.62
  Net Cash Inflow (Outflow) from Investing Activities.......    (46,813.07)    (174,584.40)
CASH FLOWS FROM FINANCING ACTIVITIES
Dividend Payment............................................   (124,362.88)             --
Net Cash Inflow (Outflow) from Financing Activities.........   (124,362.88)             --
Net Increase (Decrease) in Cash Held........................   (386,911.16)     423,419.43
Add Cash at Start of Year...................................    997,036.03      573,616.60
                                                              ------------    ------------
Cash at End of Year.........................................    610,124.87      997,036.03
                                                              ============    ============
This is comprised of the following:
  NBNZ Cheque Account.......................................     (1,156.12)        (143.77)
  NBNZ On Call Account......................................    110,097.99      195,409.27
  Term Deposit..............................................    500,000.00      800,000.00
  Petty Cash................................................        250.00          250.00
  Retained Overseas Currency................................        933.00        1,520.53
                                                              ------------    ------------
                                                                610,124.87      997,036.03
                                                              ============    ============

The attached notes form part of these financial statements.

                           PARAGON SOLUTIONS LIMITED

                   RECONCILIATION OF NET PROFIT/(LOSS) TO NET
                      CASH FLOWS FROM OPERATING ACTIVITIES

                                                                FOR THE YEARS ENDED 31 MARCH
                                                                  (IN NEW ZEALAND DOLLARS)
                                                             ----------------------------------
                                                                  2000               1999
                                                             ---------------    ---------------
Net Profit/(Loss) after Tax................................      (156,249.90)        355,182.58
Non Cash Revenue Items:
  Depreciation Recovered...................................               --             (73.61)
  In-House Development.....................................               --         (10,013.22)
Non Cash Expenditure Items:
  Depreciation.............................................       239,917.14         261,191.58
                                                             ---------------    ---------------
                                                                   83,667.24         606,287.33
Add (Increase)/Decrease in Current Assets:
  Prepayments..............................................        61,727.99          (5,702.54)
  Accrued Interest.........................................         1,751.30             (51.80)
  Accounts Receivable......................................      (362,372.95)       (217,648.21)
  Stock and Work in Progress...............................        32,182.15         (52,407.26)
  Income Tax Refund........................................        13,233.40         (37,049.91)
                                                             ---------------    ---------------
                                                                 (253,478.11)       (312,859.72)
Add Increase/(Decrease) in Current Liabilities:
  Accounts Payable.........................................        (8,502.86)         75,794.84
  GST......................................................       (42,230.92)         48,895.07
                                                             ---------------    ---------------
                                                                  (50,733.78)        124,689.91
Less Gain on Disposal of Fixed Assets......................               --            (244.22)
Add Loss on Disposal of Fixed Assets.......................         4,809.44         180,130.53
                                                             ---------------    ---------------
Net Cashflow from Operating Activities.....................      (215,735.21)        598,003.83
                                                             ===============    ===============

The attached notes form part of these financial statements.

                           PARAGON SOLUTIONS LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                   FOR THE YEARS ENDED 31 MARCH 2000 AND 1999
                            (IN NEW ZEALAND DOLLARS)

1. STATEMENT OF ACCOUNTING POLICIES

REPORTING ENTITY

     Paragon Solutions Limited is a company registered under the Companies Act 1993. Paragon Solutions Limited is a reporting entity for the purposes of the Financial Reporting Act 1993. The financial statements are presented in accordance with the Companies Act 1993 and have been prepared in accordance with the requirements of the Financial Reporting Act 1993 and generally accepted accounting principles in New Zealand.

MEASUREMENT BASE

     The general accounting policies recognised as appropriate for the measurement and reporting of results, cashflows, and financial position have been followed in the preparation of these financial statements. The historical cost method has been followed.

PARTICULAR ACCOUNTING POLICIES

     The particular accounting policies which materially affect the measurement of results, cashflows and financial position have been applied as follows:

ACCOUNTS RECEIVABLE

     Accounts Receivable are stated at the expected realisable value.

FIXED ASSETS

     Fixed Assets are stated at cost less accumulated depreciation. Depreciation is provided using the following rates:

                        DESCRIPTION                           DEPRECIATION RATE
                        -----------                           -----------------
Software....................................................             40%        DV
PCB Design..................................................      30% to 36%        SL
Test Equipment..............................................       8% to 24%        SL
PBX Sopho-S.................................................      18% to 22%        SL
Office......................................................    18.6% to 36%        SL
Furniture and Chattels......................................     6.5% to 40%        SL
Computer Equipment..........................................      18% to 40%        SL
Books.......................................................            9.5%        DV
Specifications..............................................             18%        DV
Custom Tools................................................             36%        SL

OPERATING LEASES

     Operating lease payments have been included as an expense in the Statement of Financial Performance in the year in which they have been incurred.

REVENUE RECOGNITION

     The Company recognizes revenue on services using the percentage-of-completion method based on hours incurred.

                           PARAGON SOLUTIONS LIMITED

                   FOR THE YEARS ENDED 31 MARCH 2000 AND 1999
                            (IN NEW ZEALAND DOLLARS)

GOODS AND SERVICES TAX

     The statement of financial performance has been prepared so that all components are stated exclusive of GST. All items in the statement of financial position are stated net of GST, with the exception of receivables and payables, which include GST invoiced.

TAXATION

     The Company adopts the liability method of tax-effect accounting whereby the Income Tax expense shown in the statement of financial performance is based on the profit before tax adjusted for any permanent differences.

FOREIGN CURRENCIES

     Transactions in foreign currencies are converted at the New Zealand rate of exchange ruling at the date of the transaction. Foreign monetary assets and liabilities are translated into New Zealand dollars at the exchange rate ruling at balance date. Exchange variations arising from these translations are included in the statement of financial performance.

STATEMENT OF CASH FLOWS

     The following are the definitions of the terms used in the Statement of Cash Flows:

          a) Cash is considered to be cash on hand and current accounts in banks, net of bank overdrafts.

          b) Investing activities are those activities relating to the acquisition, holding and disposal of fixed assets and of investments. Investments can include securities not falling due within the definition of cash.

          c) Financing activities are those activities which result in changes in the size and composition of the capital structure of the company. This includes both equity and debt not falling within the definition of cash.

          d) Operating activities include all transactions and other events that are not investing or financing activities.

CHANGES IN ACCOUNTING PRACTICES

     There have been no changes in accounting policies. All policies have been applied on bases consistent with those used during the year.

                           PARAGON SOLUTIONS LIMITED

                   FOR THE YEARS ENDED 31 MARCH 2000 AND 1999
                            (IN NEW ZEALAND DOLLARS)

2. FIXED ASSETS

DEPRECIATION SCHEDULE FOR THE YEAR ENDED 31 MARCH 1999

                                                                   ACCUMULATED
                   DESCRIPTION                         COST        DEPRECIATION    CLOSING VALUE
                   -----------                     ------------    ------------    -------------
PBX Sopho-S......................................    119,747.49      61,010.10       58,737.28
Software.........................................    104,824.94      38,722.45       66,102.49
PCB Design.......................................    279,584.35     233,246.34       46,338.00
Test Equipment...................................    351,657.01     147,587.39      204,069.60
Office...........................................     18,720.00      13,821.05        4,898.95
Furniture and Chattels...........................     95,200.00      29,249.32       65,950.69
Computing........................................    249,356.68     120,440.35      128,916.33
Books............................................      4,200.00         923.49        3,276.51
Standards........................................     28,000.00      12,838.67       15,161.33
Custom Tools.....................................     10,013.22       3,604.76        6,408.46
Goodwill.........................................          1.00             --            1.00
                                                   ------------     ----------      ----------
                                                   1,261,304.69     661,443.92      599,860.64
                                                   ============     ==========      ==========

DEPRECIATION SCHEDULE FOR THE YEAR ENDED 31 MARCH 2000

                                                                   ACCUMULATED
                   DESCRIPTION                         COST        DEPRECIATION    CLOSING VALUE
                   -----------                     ------------    ------------    -------------
PBX Sopho-S......................................    113,023.24      77,935.74       35,087.51
Software.........................................    121,822.20      68,562.90       53,259.30
PCB Design.......................................    285,635.96     277,590.36        8,045.60
Test Equipment...................................    352,262.12     202,842.12      149,419.98
Office...........................................     18,720.00      17,629.25        1,090.75
Furniture and Chattels...........................     95,200.00      37,135.60       58,064.41
Computing........................................    260,369.01     182,862.54       77,506.47
Books............................................      4,401.61       1,244.34        3,157.27
Standards........................................     29,893.60      16,382.46       13,511.14
Custom Tools.....................................     10,013.22       7,209.52        2,803.70
Goodwill.........................................          1.00             --            1.00
                                                   ------------     ----------      ----------
                                                   1,291,341.96     889,394.83      401,947.13
                                                   ============     ==========      ==========

3. NATURE OF THE BUSINESS

     The principal activity of the business, which commenced trading on 1 April 1996 is contract electronics and software design and development.

                           PARAGON SOLUTIONS LIMITED

                   FOR THE YEARS ENDED 31 MARCH 2000 AND 1999
                            (IN NEW ZEALAND DOLLARS)

4. TAX RECONCILIATION

                                                                YEARS ENDED 31 MARCH
                                                              -------------------------
                                                                 2000           1999
                                                              -----------    ----------
Net Profit as per Financial Statements......................  (156,249.90)   421,171.03
Add: Non Deductible Entertainment...........................     1,576.96      1,245.61
  Holiday Pay Accrual This Year.............................    92,871.46     79,897.05
  ACC Accrual This Year.....................................     4,719.76     14,562.03
Less: Capital Gain on Asset Sales...........................           --       (244.22)
  Holiday Pay Accrual Last Year.............................   (79,897.05)   (88,896.88)
  ACC Accrual Last Year.....................................   (14,562.03)   (16,381.51)
  Unrealised Foreign Exchange Gain..........................       (44.46)           --
                                                              -----------    ----------
Taxable Income/(Loss).......................................  (151,585.26)   411,353.11
Losses Brought Forward......................................           --    211,388.00
                                                              -----------    ----------
Taxable Income/(Losses available to Carry Forward)..........  (151,585.26)   199,965.00
Tax @ 33%...................................................           --     65,988.45
Resident Withholding Tax Paid...............................    16,310.17     13,798.02
Provisional Tax Paid........................................    18,266.00    100,000.00
                                                              -----------    ----------
Tax to pay/(to be refunded).................................   (34,576.17)   (47,809.57)
                                                              ===========    ==========

     Subject to Inland Revenue Department confirmation, losses of $151,585.26 are available to carry forward.

5. IMPUTATION CREDIT ACCOUNT

                                                                YEARS ENDED 31 MARCH
                                                              ------------------------
                                                                 2000          1999
                                                              ----------    ----------
Balance as at 1 April 1999..................................  159,790.06     56,751.70
Tax Refunded................................................  (29,543.57)   (10,759.66)
Add Resident Withholding Tax on Interest Paid...............   16,310.17     13,798.02
Add Tax Paid................................................          --    100,000.00
Less Credits Distributed....................................  (61,253.37)           --
                                                              ----------    ----------
Balance as at 31 March 2000.................................   85,303.29    159,790.06
                                                              ==========    ==========

6. EVENTS SUBSEQUENT TO BALANCE DATE

     There have been no matters since the end of the financial year not otherwise dealt within these financial statements that have significantly or may significantly affect the operations of the company.

7. CONTINGENT LIABILITIES

     There are no contingent liabilities at year end (1999 nil). Paragon Solutions Limited has not granted any securities nor given any guarantees in respect of liabilities payable by it or any other party.

                           PARAGON SOLUTIONS LIMITED

                   FOR THE YEARS ENDED 31 MARCH 2000 AND 1999
                            (IN NEW ZEALAND DOLLARS)

8. OPERATING LEASE COMMITMENTS

     The company has made a commitment with Brian Green Corporation Ltd to lease the premises at Level 3, Telecom House, Lower Hutt. The lease expires on 15th July 2002 and the annual rent is $127,500.00.

9. RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED
STATES

     Under generally accepted accounting principles in the United States, the Company would use the asset and liability method of accounting for income taxes. The asset and liability method has not been applied to the financial statements under generally accepted accounting principles of New Zealand. Under the asset and liability method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized as income in the period that includes the enactment date.

     Applying the asset and liability method would result in the recording of a deferred tax asset of approximately $82,000 for the year ended March 31, 2000 representing the tax benefit of operating loss carryforwards. Because the Company is in a loss position, and future profits are uncertain, management would establish a valuation allowance to offset the deferred tax asset. This would result in a presentational adjustment, with no impact on the financial position of the Company as of March 31, 2000 or the results of operations and cash flows for the year ended on that date.

     No other material effects on the financial position of the Company as of March 31, 2000 and 1999 and the results of operations and cash flows for the years then ended would result from the application of accounting principles generally accepted in the United States.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Paragon by Turnstone Systems. The acquisition will be accounted for under the purchase method of accounting in accordance with Accounting Principles Board (APB) Opinion No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Estimates of the fair values of the assets and liabilities of Paragon have been combined with the recorded values of the assets and liabilities of Turnstone Systems in the unaudited pro forma condensed combined financial information.

     The unaudited pro forma condensed combined balance sheet as of June 30, 2000 gives pro forma effect to the acquisition as if it occurred on June 30, 2000. The Turnstone Systems' balance sheet information was derived from its unaudited June 30, 2000 balance sheet. The Paragon balance sheet information was derived from their audited March 31, 2000 balance sheet. The unaudited pro forma condensed combined statements of operations give pro forma effect to the acquisition as if the transaction was consummated as of January 1, 1999. The unaudited pro forma condensed combined statements of operations combine Turnstone Systems' historical results for the year ended December 31, 1999 with the results for Paragon for the year ended March 31, 2000. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2000 combine Turnstone Systems' historical results for the six months ended June 30, 2000 with the results for Paragon for the six months ended March 31, 2000. Results of operations for Paragon for the six months ended March 31, 2000 are therefore included in both the pro forma condensed combined statements of operations for the year ended December 31, 1999 and the six months ended June 30, 2000. The statements of operations of Paragon have been translated from New Zealand dollars to US dollars at the weighted average exchange rates for the year and six months ended March 31, 2000 and at the March 31, 2000 exchange rate for the balance sheet amounts.

     The unaudited pro forma condensed combined financial information is not necessarily indicative of the condensed combined financial position or results of operations in future periods or the results that actually would have been realized had Turnstone Systems and Paragon been a combined company during the specified periods. The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the historical financial statements of Turnstone Systems and Paragon included elsewhere in this prospectus.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JUNE 30, 2000
                                 (IN THOUSANDS)

                                                      HISTORICAL
                                              --------------------------
                                                                PARAGON
                                                TURNSTONE      SOLUTIONS     PRO FORMA          PRO FORMA
                                              SYSTEMS, INC.      LTD.       ADJUSTMENTS         COMBINED
                                              -------------    ---------    -----------         ---------
ASSETS
Current assets:
  Cash and cash equivalents.................    $ 55,254         $305         (5,000)(a)        $ 50,559
  Short-term investments....................      49,509           --                             49,509
  Accounts receivable, net..................      20,186          387            (43)(b),(e)      20,530
  Inventory.................................       9,665           10                              9,675
  Prepaid expenses and other current
    assets..................................       4,163           29                              4,192
                                                --------         ----                           --------
    Total current assets....................     138,777          731                            134,465
Property and equipment, net.................       2,256          201           (101)(b)           2,356
Restricted cash.............................       3,639           --                              3,639
Intangible assets...........................          --           --          6,592(a)            6,592
Other assets................................         207           --                                207
                                                --------         ----                           --------
    Total assets............................     144,879          932                            147,259
                                                ========         ====                           ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current obligations under capital
    leases..................................         221           --                                221
  Accounts payable..........................      10,352          113            (19)(e)          10,446
  Accrued compensation and benefits.........       2,637           --                              2,637
  Income tax payable........................       2,610           --                              2,610
  Customer deposits.........................         905           --                                905
  Other current liabilities and accrued
    expenses................................       2,422            3                              2,425
  Deferred revenue..........................       3,770           --                              3,770
                                                --------         ----                           --------
    Total current liabilities...............      22,917          116                             23,014
Long-term obligations under capital leases,
  net of current portion....................         125           --                                125
Other long-term liabilities.................          35           --          2,283(a)            2,318
                                                --------         ----                           --------
    Total liabilities.......................      23,077          116                             25,457
                                                ========         ====                           ========
Stockholders' equity:
  Convertible preferred stock...............          --           --                                 --
  Common stock, $.001 stated value, 200,000
    shares authorized; 60,752 shares issued
    and outstanding at June 30, 2000........          60          878           (878)(c)              60
  Additional paid-in capital................     123,363           --                            123,363
  Deferred stock compensation...............     (10,246)          --                            (10,246)
  Accumulated other comprehensive loss......         (31)          --                                (31)
  Retained earnings (accumulated deficit)...       8,656          (62)            62(c)            8,656
                                                --------         ----                           --------
    Total stockholders' equity..............     121,802          816                            121,802
                                                --------         ----                           --------
    Total liabilities and stockholders'
      equity................................    $144,879         $932                           $147,259
                                                ========         ====                           ========

See accompanying notes to unaudited pro forma condensed combined financial information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (IN THOUSANDS)

                                                    HISTORICAL
                                            ---------------------------
                                                              PARAGON
                                              TURNSTONE      SOLUTIONS,     PRO FORMA      PRO FORMA
                                            SYSTEMS, INC.       LTD.       ADJUSTMENTS     COMBINED
                                            -------------    ----------    -----------     ---------
Net revenues..............................     $27,196         $1,357          (124)(e)     $28,429
Cost of revenues..........................      12,359            829                        13,188
                                               -------         ------                       -------
Gross profit..............................      14,837            528                        15,241
Operating expenses:
  Research and development................       5,731             --                         5,731
  Sales and marketing.....................       3,912             48                         3,960
  General and administrative..............       1,559            586                         2,145
  Amortization of intangible assets.......          --             --      1,648(a)           1,648
  Amortization of deferred stock
     compensation.........................       3,584             --                         3,584
                                               -------         ------                       -------
     Total operating expenses.............      14,786            634                        17,068
Operating income (loss)...................          51           (106)                       (1,827)
Interest income (expense) and other,
  net.....................................         180             25          (217)(a)         (12)
                                               -------         ------                       -------
Income (loss) before income tax...........         231            (81)                       (1,839)
Income tax expense........................         463             --      (463)(d)              --
                                               -------         ------                       -------
Net loss..................................     $  (232)        $  (81)                      $(1,839)
                                               =======         ======                       =======
Basic net loss per share of common
  stock...................................     $ (0.03)                                     $ (0.22)
Diluted net loss per share of common
  stock...................................     $ (0.03)                                     $ (0.22)
Weighted-average shares outstanding used
  in computing basic net loss per share of
  common stock............................       8,474                                        8,474
Weighted-average shares outstanding used
  in computing diluted net loss per share
  of common stock.........................       8,474                                        8,474

See accompanying notes to unaudited pro forma condensed combined financial information.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                 (IN THOUSANDS)

                                                    HISTORICAL
                                            ---------------------------
                                                              PARAGON
                                              TURNSTONE      SOLUTIONS,     PRO FORMA      PRO FORMA
                                            SYSTEMS, INC.       LTD.       ADJUSTMENTS     COMBINED
                                            -------------    ----------    -----------     ---------
Net revenues..............................     $64,160          $785          (124)(e)      $64,821
Cost of revenues..........................      25,832           419                         26,251
                                               -------          ----                        -------
Gross profit..............................      38,328           366                         38,570
  Operating expenses:
  Research and development................       6,350            --                          6,350
  Sales and marketing.....................       5,713            24                          5,737
  General and administrative..............       1,896           286                          2,182
  Amortization of intangible assets.......          --            --           824(a)           824
  Amortization of deferred stock
     compensation.........................       3,814            --                          3,814
                                               -------          ----                        -------
     Total operating expenses.............      17,773           310                         18,907
Operating income..........................      20,555            56                         19,663
Interest income (expense) and other,
  net.....................................       2,393            13                          2,406
                                               -------          ----                        -------
Income before income tax..................      22,948            69                         22,069
Income tax expense........................       9,311            --          (379)(d)        8,932
                                               -------          ----                        -------
Net income................................     $13,637          $ 69                        $13,137
                                               =======          ====                        =======
Basic net earnings per share of common
  stock...................................     $  0.31                                      $  0.30
Diluted net earnings per share of common
  stock...................................     $  0.21                                      $  0.20
Weighted-average shares outstanding used
  in computing basic net earnings per
  share of common stock...................      44,108                                       44,108
Weighted-average shares outstanding used
  in computing diluted net earnings per
  share of common stock...................      64,234                                       64,234

See accompanying notes to unaudited pro forma condensed combined financial information.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

BACKGROUND

     Turnstone Systems acquired all of the outstanding shares of Paragon on August 8, 2000 for a total maximum cash purchase price of $10 million. The purchase price is payable in two installments. The initial payment of $5 million was paid in cash upon the effective date of the acquisition. The second installment will be payable in cash upon the first anniversary of the effective date of the acquisition. The second installment will be a minimum of $2.5 million and, if not more than 4 of 30 former Paragon employees, specified in the purchase agreement, terminate employment with Turnstone Systems prior to August 9, 2001, will be $5 million in cash.

     The acquisition was accounted for under the purchase method of accounting in accordance with APB Opinion No. 16. Under the purchase method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values. Management's best estimates of the fair values of the assets and liabilities of Paragon have been combined with the recorded values of the assets and liabilities of Turnstone Systems in the unaudited pro forma condensed combined financial information.

     In July 2000, the Board of Directors of Turnstone Systems authorized a two-for-one stock split of Turnstone Systems' common stock, paid on or about August 23, 2000 in the form of a stock dividend by distribution to each stockholder of record as of the close of business on August 9, 2000 of one share of Turnstone Systems' common stock for each share of common stock held. All of the pro forma condensed combined financial information presented herein have been adjusted to give effect to the stock split.

CONFORMING AND RECLASSIFICATION ADJUSTMENTS

     Paragon's balance sheet information as of June 30, 2000 has been translated into U.S. Dollars using the exchange rate at June 30, 2000. Paragon's statements of operations for the six months ended June 30, 2000 and the year ended December 31, 1999 have been translated into U.S. Dollars using the respective weighted average exchange rates for the periods presented. The rates used for translations are based on the Interbank rates as determined by the Federal Reserve Bank of New York.

     The financial statements of Paragon used in the preparation of the unaudited pro forma condensed combined financial information were prepared in accordance with NZ GAAP. There were no adjustments to the financial statements of Paragon to conform to US GAAP. A description of the differences between US GAAP and NZ GAAP for the periods presented are provided in Note 9 of Notes to Financial Statements of Paragon Solutions Limited. Certain amounts have been reclassified to conform to Turnstone Systems' financial statement presentation.

PRO FORMA ADJUSTMENTS

(a) To reflect the payment of $5 million of the purchase price in cash in connection with the Paragon acquisition, a liability in connection with the minimum amount of the second installment of the purchase price to be paid on the first anniversary of the closing and the allocation of the excess of the purchase price over the fair values of the tangible assets and liabilities acquired to intangible assets comprised of assembled workforce and goodwill. For purposes of this allocation, the purchase price is based on the first installment of $5 million and the minimum $2.5 million payment amount of the second installment. The minimum amount of the second installment is valued at approximately $2,283,000 based on the present value computed at an average annual return of 9.5%, and is included in the pro forma adjustment to other long-term liabilities, resulting in interest expense during the first year after the close of the acquisition of $217,000. The purchase price will be adjusted if the payment of the maximum amount of the second installment

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                   COMBINED FINANCIAL INFORMATION (CONTINUED)

    is made pursuant to certain contract conditions having been met. The purchase price allocation is based on management's estimates of the fair values of the tangible assets and liabilities. After allocating a portion of the purchase price to tangible assets and liabilities, $1,160,000 was allocated to assembled workforce and $5,432,000 was allocated to goodwill.

     The assembled workforce and goodwill will be amortized on a straight-line basis over four years, resulting in total amortization expense for assembled workforce and goodwill of $1,648,000 per year. The allocation of the purchase price is as follows (in thousands):

Property and equipment......................................  $  100
Accounts receivable, net....................................     363
Net tangible assets acquired, excluding property and
  equipment and accounts receivable.........................     228
Assembled workforce.........................................   1,160
Goodwill....................................................   5,432
                                                              ------
     Total..................................................  $7,283
                                                              ======

     If the maximum amount of the second installment payment is made on the first anniversary of the consummation of the transaction and is added to the purchase price, the pro forma adjustment at that time would be to increase intangible assets by $2.5 million. Amortization of this additional purchase consideration would commence at that time on a straight-line basis over the remainder of the initial four year period. The pro forma amortization of intangible assets for the year ended December 31, 1999 and the six months ended June 30, 2000 would remain unchanged.

(b) To reflect adjustments to fair values of tangible assets acquired from Paragon.

(c) To reflect the elimination of stockholders' equity balances of Paragon.

(d) To reflect the tax effect of pro forma adjustments.

(e) To eliminate intercompany transactions between Turnstone and Paragon.

                      APPENDIX -- DESCRIPTION OF GRAPHICS

                        Caption and Graphic Description




                                   [Page 31]

[Graphic: Diagram depicting deployment of DSL equipment by one or more competitive local exchange carriers without the CX100. The diagram shows copper telephone lines running from DSL subscribers to the central office of an incumbent local exchange carrier. Physical connection points that must be completed in order for DSL service to function are labeled in the diagram.

Caption:  Manual DSL Line Installation and Maintenance]




                                   [Page 35]

[Graphic: Diagram depicting deployment of the CX100 in conjunction with DSL equipment from one or more competitive local exchange carriers. The diagram shows copper telephone lines running from DSL subscribers to the central office of an incumbent local exchange carrier. A picture of the network operations center of a competitive local exchange carrier with a line to the CX100 depicts the operation of the CX100 from a remote facility by a competitive local exchange carrier.

Caption:  Deployment of the CX100]




                                   [Page 36]

[Graphic: Diagram depicting the interaction of CrossWorks software with CX100s, user interfaces and other computer systems. The diagram shows a server running CrossWorks installed at a network operations center exchanging data with multiple CX100s in different central offices as well as with a competitive local exchange carrier's operational support system. The diagram depicts a service worker accessing CrossWorks via a voice response system as well as the graphical computer screens that can be accessed by network operators.

Caption:  CrossWorks Architecture]




                                  [BACK COVER]

                          Turnstone Systems, Inc. Logo

------------------------------------------------------
------------------------------------------------------

  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                           -------------------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Note Regarding Forward-Looking
  Statements..........................   15
Use of Proceeds.......................   15
Price Range of Common Stock...........   15
Dividend Policy.......................   15
Capitalization........................   16
Dilution..............................   17
Selected Financial Data...............   18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   19
Business..............................   29
Management............................   43
Certain Transactions..................   54
Principal and Selling Stockholders....   56
Description of Capital Stock..........   59
Shares Eligible for Future Sale.......   62
Underwriting..........................   64
Validity of Common Stock..............   66
Experts...............................   66
Where You May Find Additional
  Information.........................   66
Index to Financial Statements.........  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
                                4,000,000 Shares
                            TURNSTONE SYSTEMS, INC.
                                  Common Stock
                           -------------------------

                         [Turnstone Systems, Inc. Logo]

                           -------------------------
                              GOLDMAN, SACHS & CO.

                             DAIN RAUSCHER WESSELS

                           DEUTSCHE BANC ALEX. BROWN

                               ROBERTSON STEPHENS

                           U.S. BANCORP PIPER JAFFRAY

                      Representatives of the Underwriters
------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Turnstone Systems in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $   70,824
NASD filing fee.............................................      27,328
Nasdaq National Market listing fee..........................      17,500
Printing and engraving costs................................     200,000
Legal fees and expenses.....................................     200,000
Accounting fees and expenses................................     200,000
Blue Sky fees and expenses..................................      20,000
Transfer Agent and Registrar fees...........................      20,000
Miscellaneous expenses......................................     244,348
                                                              ----------
          Total.............................................  $1,000,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article XI of Turnstone Systems' restated certificate of incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of Turnstone Systems' bylaws provides for the indemnification of officers, directors and third parties acting on behalf of Turnstone Systems if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of Turnstone Systems, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     Turnstone Systems has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in Turnstone Systems' bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since our incorporation in January 1998, we have issued unregistered securities to a limited number of persons as described below.

     None of these transactions involved any underwriters, underwriting discounts or commissions, or any public offering, and we believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) thereof, Regulation D promulgated thereunder or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with Turnstone Systems, to information about Turnstone Systems.

     1. In January 1998, we issued and sold 16,951,000 shares of common stock to founders for an aggregate purchase price of $8,475.50. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) in that the shares were issued to our three founders, each of whom is an officer of Turnstone Systems.

     2. Pursuant to our 1998 stock plan, from inception to December 31, 1999 we issued and sold an aggregate of 5,862,824 shares of common stock to certain employees, officers, directors and consultants for an aggregate purchase price of $1,197,229.40. These transactions were exempt from the registration requirements of the Securities Act by virtue of Rule 701.

     3. On January 12, 1998 and February 27, 1998, we issued and sold a total of 11,680,000 shares of Series A preferred stock to a total of 13 investors for an aggregate purchase price of $5,840,000. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) and Regulation D based on the representations of each of the investors that it was accredited under Rule 501.

     4. On June 1, 1998, in connection with a credit facility, we issued to one party a warrant to purchase 45,000 shares of our Series A preferred stock for an aggregate exercise price of $22,500. This transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) in that the issuance was made to an investor which was a sophisticated financial institution.

     5. One July 29, 1998, in connection with certain equipment leases, we issued to one party a warrant to purchase 90,000 shares of our Series A preferred stock for an aggregate exercise price of $45,000. This transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) in that the issuance was made to an investor, which was a sophisticated financial institution.

     6. On January 12, 1999 and June 21, 1999, we issued and sold a total of 3,176,930 shares of Series B preferred stock to a total of 12 investors for an aggregate purchase price of $6,195,013.50. These transactions were exempt from the registration requirements of the Securities Act by virtue of Section 4(2) and Regulation D based on the representations of each of the investors that it was accredited under Rule 501.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) EXHIBITS

 EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
 -------                     -----------------------
 1.1       Form of Underwriting Agreement
 3.1*      Amended and Restated Certificate of Incorporation of
           Turnstone Systems
 3.2*      Amended and Restated Bylaws of Turnstone Systems
 4.1*      Form of Common Stock certificate
 4.2*      Registration Rights Agreement, dated January 12, 1998, by
           and among Turnstone Systems and certain stockholders of
           Turnstone Systems named therein, as amended as of January
           12, 1999 and November 21, 1999
 4.3**     Form of Founder's Restricted Stock Purchase Agreement
           entered into as of January 2, 1998, between Turnstone
           Systems and each of P. Kingston Duffie, M. Denise Savoie and
           Richard N. Tinsley
 5.1       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
10.1*      Form of Indemnification Agreement entered into by Turnstone
           Systems with each of its directors and executive officers
10.2*      1998 Stock Plan and forms of agreement thereunder

 EXHIBIT
 NUMBER                      DESCRIPTION OF DOCUMENT
 -------                     -----------------------
10.3*      2000 Stock Plan and forms of agreement thereunder
10.4       2000 Nonstatutory Stock Plan and forms of agreement
           thereunder
10.5**     2000 Employee Stock Purchase Plan and forms of agreement
           thereunder
10.6**     Manufacturing Agreement dated as of October 16, 1998,
           between Turnstone Systems and A-Plus Manufacturing
           Corporation
10.7**     OEM Purchase Agreement, dated effective as of September 1,
           1999, between Turnstone Systems and Lucent Technologies
           Inc., as amended as of September 28, 1999 and December 9,
           1999
10.8*      Sublease dated June 16, 1999, between Turnstone Systems and
           Finisar Corporation
10.9       Lease dated April 28, 2000, between Turnstone Systems and
           South Bay/San Tomas Associates
10.10**    Application Services Agreement, dated effective as of
           December 23, 1999, between Turnstone Systems and AristaSoft
           Corporation
10.11***   Agreement relating to sale and purchase of all the shares in
           Paragon Solutions Limited, dated July 19, 2000, among
           Turnstone Systems, each vendor listed in Schedule I thereto and Graham Parkins, as the vendor's representative.
21.1       Subsidiaries of Turnstone Systems
23.1       Consent of KPMG LLP
23.2A      Consent of Sherwin Chan & Walshe, independent auditors
23.2B      Consent of Sherwin Chan & Walshe, independent auditors
23.3       Consent of Counsel (included in Exhibit 5.1)
24.1       Power of Attorney (see page II-5)

-------------------------
  * Incorporated by reference herein to the Registration Statement of Form S-1 and all amendments thereto filed with the Securities and Exchange Commission on November 22, 1999 and declared effective January 31, 2000.

 ** Confidential treatment requested and received as to certain portions. These exhibits are incorporated by reference herein to the Registration Statement of Form S-1 and all amendments thereto filed with the Securities and Exchange Commission on November 22, 1999 and declared effective January 31, 2000.

*** Incorporated by reference herein to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2000.

(b) FINANCIAL STATEMENT SCHEDULES (SEE PAGES S-1 AND S-2)

     Independent Auditors' Report on Financial Statement Schedule

     Schedule II -- Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification by Turnstone Systems for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Turnstone Systems pursuant to the provisions referenced in Item 14 of this registration statement or otherwise, Turnstone Systems has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Turnstone Systems of expenses incurred or paid by a director, officer, or controlling person of Turnstone Systems in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered hereunder, Turnstone Systems will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Turnstone Systems hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Turnstone Systems pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, State of California, on the 1st day of September 2000.

                                          TURNSTONE SYSTEMS, INC.

                                          By:    /s/ RICHARD N. TINSLEY
                                            ------------------------------------
                                                     Richard N. Tinsley
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard N. Tinsley and Terrence J. Schmid, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----

               /s/ RICHARD N. TINSLEY                  President, Chief Executive   September 1, 2000
-----------------------------------------------------  Officer and Director
                 Richard N. Tinsley                    (Principal Executive
                                                       Officer)

               /s/ P. KINGSTON DUFFIE                  Chief Technology Officer     September 1, 2000
-----------------------------------------------------  and Director
                 P. Kingston Duffie

               /s/ TERRENCE J. SCHMID                  Chief Financial Officer      September 1, 2000
-----------------------------------------------------  (Principal Financial and
                 Terrence J. Schmid                    Accounting Officer)

            /s/ ROBERT J. FINOCCHIO, JR.               Director                     September 1, 2000
-----------------------------------------------------
              Robert J. Finocchio, Jr.

                 /s/ JOHN K. PETERS                    Director                     September 1, 2000
-----------------------------------------------------
                   John K. Peters

                      SIGNATURE                                   TITLE                   DATE
                      ---------                                   -----                   ----
               /s/ ANDREW W. VERHALEN                  Director                     September 1, 2000
-----------------------------------------------------
                 Andrew W. Verhalen

                /s/ GEOFFREY Y. YANG                   Director                     September 1, 2000
-----------------------------------------------------
                  Geoffrey Y. Yang

          INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
Turnstone Systems, Inc.

     Under the date of January 6, 2000, we reported on the balance sheets of Turnstone Systems, Inc. as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity, and cash flows for the period from January 2, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, which are included in the registration statement. In connection with our audits of the aforementioned financial statements, we also audited the accompanying financial statement schedule. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audit.

     In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                                     /s/ KPMG LLP

Mountain View, California
January 6, 2000

                            TURNSTONE SYSTEMS, INC.

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                     BALANCE AT     ADDITIONS
         CLASSIFICATION             BEGINNING OF    CHARGED TO                  BALANCE AT
             PERIOD                     YEAR        OPERATIONS    WRITE-OFFS    END OF YEAR
--------------------------------    ------------    ----------    ----------    -----------
ALLOWANCE FOR DOUBTFUL ACCOUNTS
  YEAR ENDED:
  December 31, 1998.............         $--         $     --         $--        $     --
  December 31, 1999.............         --            76,077         --           76,077
SALES RETURN RESERVE
  YEAR ENDED:
  December 31, 1998.............         --                --         --               --
  December 31, 1999.............         --           200,000         --          200,000

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                       DESCRIPTION OF DOCUMENT
 -------                      -----------------------
 1.1        Form of Underwriting Agreement
 3.1*       Amended and Restated Certificate of Incorporation of
            Turnstone Systems
 3.2*       Amended and Restated Bylaws of Turnstone Systems
 4.1*       Form of Common Stock certificate
 4.2*       Registration Rights Agreement, dated January 12, 1998 by and among Turnstone Systems and certain stockholders of
            Turnstone Systems named therein, as amended as of January
            12, 1999 and November 19, 1999
 4.3*       Form of Founder's Restricted Stock Purchase Agreement
            entered into as of January 2, 1998, between Turnstone
            Systems and each of P. Kingston Duffie, M. Denise Savoie and
            Richard N. Tinsley
 5.1        Opinion of Wilson Sonsini Goodrich & Rosati, Professional
            Corporation
10.1*       Form of Indemnification Agreement entered into by Turnstone
            Systems with each of its directors and executive officers
10.2*       1998 Stock Plan and forms of agreement thereunder
10.3*       2000 Stock Plan and forms of agreement thereunder
10.4        2000 Nonstatutory Stock Plan and forms of agreement
            thereunder
10.5**      2000 Employee Stock Purchase Plan and forms of agreement
            thereunder
10.6**      Manufacturing Agreement dated as of October 16, 1998,
            between Turnstone Systems and A-Plus Manufacturing
            Corporation
10.7**      OEM Purchase Agreement, dated effective as of September 1,
            1999, between Turnstone Systems and Lucent Technologies
            Inc., as amended as of September 28, 1999 and December 9,
            1999
10.8*       Sublease dated June 16, 1999, between Turnstone Systems and
            Finisar Corporation
10.9        Lease dated April 28, 2000, between Turnstone Systems and
            South Bay/San Tomas Associates
10.10**     Application Services Agreement, dated effective as of
            December 23, 1999, between Turnstone Systems and AristaSoft
            Corporation
10.11***    Agreement relating to sale and purchase of all the shares in
            Paragon Solutions Limited, dated July 19, 2000, among the
            Registrant, each vendor listed in Schedule I thereto and
            Graham Parkins, as the vendor's representative.
21.1        Subsidiaries of Turnstone Systems
23.1        Consent of KPMG LLP
23.2A       Consent of Sherwin Chan & Walshe, independent auditors
23.2B       Consent of Sherwin Chan & Walshe, independent auditors
23.3        Consent of Counsel (included in Exhibit 5.1)
24.1        Power of Attorney (see page II-5)

-------------------------

  * Incorporated by reference herein to the Registration Statement of Form S-1 and all amendments thereto filed with the Securities and Exchange Commission on November 22, 1999 and declared effective January 31, 2000.

 ** Confidential treatment requested and received as to certain portions. These exhibits are incorporated by reference herein to the Registration Statement of Form S-1 and all amendments thereto filed with the Securities and Exchange Commission on November 22, 1999 and declared effective January 31, 2000.

*** Incorporated by reference herein to Exhibit 2.1 of our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 11, 2000.